UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 11-K

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2024

or

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______ to _______

Commission File Number: 001-14965

A.    Full title of the plan and the address of the plan, if different from that of issuer named below:

The Goldman Sachs 401(k) Plan

B.    Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

THE GOLDMAN SACHS GROUP, INC.
200 West Street
New York, NY 10282

THE GOLDMAN SACHS 401(k) PLAN
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
*All other schedules required by 29 CFR §2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, are not included because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of The Goldman Sachs 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Goldman Sachs 401(k) Plan (the “Plan”) as of December 31, 2024 and 2023 and the related statements of changes in net assets available for benefits for the years then ended including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2024 and 2023, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental schedule of assets (held at end of year) as of December 31, 2024, schedule of assets (acquired and disposed of within year) for the year ended December 31, 2024 and schedule of reportable transactions for the year ended December 31, 2024 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 12, 2025

We have served as the Plan’s auditor since at least 1983. We have not been able to determine the specific year we began serving as auditor of the Plan.

THE GOLDMAN SACHS 401(k) PLAN
Statements of Net Assets Available for Benefits

	As of December
$ in thousands	2024	2023
Assets
Investment assets (at fair value)	$12,558,192	$11,147,098
Receivables:
Employee contributions	67	65
Employer contributions	200,759	206,873
Notes receivable from participants	31,125	28,726
Interest and dividends	13,055	15,133
Due from brokers and other receivables	4,755	30,744
Total assets	12,807,953	11,428,639

Liabilities
Investment liabilities (at fair value)	2	4,319
Due to brokers and other payables	41,841	97,196
Accrued expenses	5,167	4,941
Total liabilities	47,010	106,456
Net assets available for benefits	$12,760,943	$11,322,183

The accompanying notes are an integral part of these financial statements.

THE GOLDMAN SACHS 401(k) PLAN
Statements of Changes in Net Assets Available for Benefits

	Year Ended December
$ in thousands	2024	2023
Additions
Investment income:
Net appreciation in the fair value of investments	$1,687,677	$1,612,595
Interest and dividends	121,689	118,568
Less: Investment management fees and other expenses	(16,117)	(14,915)
Total investment income	1,793,249	1,716,248

Interest income on notes receivable from participants	2,050	1,552

Contributions:
Employee	393,787	372,102
Employer	200,759	206,873
Assets transferred	—	7,980
Total contributions	594,546	586,955
Total additions	2,389,845	2,304,755

Deductions
Benefits paid	951,085	613,799
Total deductions	951,085	613,799

Net increase in net assets available for benefits	1,438,760	1,690,956
Net assets available for benefits, beginning balance	11,322,183	9,631,227
Net assets available for benefits, ending balance	$12,760,943	$11,322,183

The accompanying notes are an integral part of these financial statements.

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

Note 1.
Plan Description
The following description of The Goldman Sachs 401(k) Plan (the Plan) is provided for general information purposes only. The Plan sponsor is The Goldman Sachs Group, Inc. (the firm). Participants should refer to the Plan document, as most recently amended and restated, for a more complete description of the Plan’s provisions. Items referenced in italics are defined in the Plan document.
The Plan became effective on January 1, 1945 as the “Goldman Sachs Employees’ Profit Sharing Retirement Income Plan” and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Effective January 1, 2008, the Goldman Sachs Employees’ Profit Sharing Retirement Income Plan was amended to incorporate a 401(k) safe harbor design and was renamed “The Goldman Sachs 401(k) Plan.” The Plan has been subsequently amended for various reasons, including to reflect changes in law.
General
The Plan is a defined contribution plan to which participants may elect to make pre-tax, after-tax, and “Roth” after-tax, contributions each year from their 401(k) Compensation (as determined under the Plan), and to which they can roll over amounts from certain other qualified retirement arrangements. Eligible participants have the option to convert existing eligible non-Roth Plan balances to a Roth 401(k) account in the Plan. The Plan’s Plan Year is the 12-month period commencing on January 1 and ending on the following December 31.
The Plan offers a dollar-for-dollar Matching Contribution on participants’ elective deferrals up to 6% of Safe Harbor Compensation, capped at a maximum match of $12,500. If an eligible participant’s Safe Harbor Compensation is less than $125,000, the firm will also allocate to that eligible participant’s account a Fixed Contribution equal to 2% of Safe Harbor Compensation. In addition to these contributions, the firm will allocate to each eligible participant an Additional Retirement Contribution of up to $4,000. Collectively, the Matching Contribution, Fixed Contribution and Additional Retirement Contribution are herein referred to as the Firm Contributions.

The Plan has two named fiduciaries, the Retirement Committee and the Administrative Committee. The Retirement Committee has the power to appoint one or more investment managers, as well as certain other duties relating to the investment of the funds held by the trustee. The Administrative Committee is responsible for administering the terms and provisions of the Plan. In general, each committee’s members are employees of the firm or its affiliates, although in certain cases non-employees may serve on either committee. Callan LLC (Callan) is the Retirement Committee’s investment adviser. Participants direct their contributions and the Firm Contributions into various investment options available from time to time under the Plan through the Goldman Sachs Profit Sharing Master Trust (the Master Trust). The Plan is the sole investor in the Master Trust. Participants’ directed investments can be allocated to mutual funds, collective trusts, separately managed accounts and a bank deposit account. Alight Solutions is the Plan’s record keeper.
The Plan offers participants the option to invest in the Stock Fund, which is a separately managed account and substantially all of its investments are shares of the firm’s common stock. In accordance with a policy adopted by the Retirement Committee, no more than 20% of any contribution made on behalf of each participant can be invested in the Stock Fund. When a participant reallocates his or her total investment balance, he or she is limited to reallocating 20% of his or her total investment balance into the Stock Fund. In addition, participants are restricted from transferring into or out of the Stock Fund during certain periods in accordance with the firm’s compliance procedures designed to avoid violations of applicable securities laws.
The Plan’s investments are owned by the Master Trust, which is subject to a trust agreement (the Trust Agreement) with The Bank of New York Mellon Corporation (the Trustee).
Assets transferred into the Plan were $8 million during 2023, substantially all of which related to the firm’s acquisition of NN Investment Partners.

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

Eligibility
Employees become eligible to make pre-tax, after-tax, and “Roth” after-tax, contributions to the Plan as of the first day of the month after they join the firm or its affiliates as eligible employees. In addition, employees become eligible for Matching Contributions and Fixed Contributions generally as of the first day of the month following hire date and attainment of age 21. In addition, to be eligible for the Fixed Contribution, the employee generally must be employed on the last day of the firm’s fiscal year that ends with or within the Plan Year.
Generally, to be eligible for the Additional Retirement Contribution, employees must have been (i) active or on authorized leave of absence for no longer than two years as of November 26, 2004, (ii) age 46 or older as of November 26, 2004, and (iii) employed by the firm or its affiliates as of the last day of the current fiscal year.
Vesting
Participants are immediately fully vested in their own 401(k) contributions. A participant’s Matching Contributions, Fixed Contributions and Additional Contributions fully vest upon the earliest to occur of: (i) completion of a two-year period of service for the Matching Contributions and Fixed Contributions or three-year period of service for the Additional Contributions, (ii) attainment of age 65 while employed by the firm or its affiliates, (iii) disability retirement, (iv) death while employed by the firm or on military duty or (v) Plan termination. There is no partial vesting of Matching Contributions, Fixed Contributions or Additional Contributions.
Benefits
Any benefits provided by the Plan are paid from net assets available for benefits. The benefit to which a Plan participant is entitled equals the amount that can be provided by the vested contributions and net earnings (or losses) thereon (including net realized and unrealized investment appreciation and depreciation) allocated to such participant’s account. All or a portion of benefits can generally be distributed when an employee (i) leaves the firm or (ii) reaches age 59 ½.
Notes Receivable from Participants
A participant in the Plan is permitted to borrow between $1,000 and $50,000, reduced by (i) the highest outstanding balance of loans to such participant from the Plan during the one-year period ending on the day before the date on which such new loan is made, less (ii) the outstanding balance of loans to such participant from the Plan on the date of such new loan, subject to an overall cap of the lesser of (a) one-half of the participant’s total vested account balance (including Firm Contributions) or (b) the balance in the participant’s 401(k) and rollover contribution accounts. A participant may not borrow any amounts attributable to the Firm Contributions.
Interest on loans is fixed at the U.S. prime rate plus one percent for the life of the respective loan. Loans generally must be repaid within five years, or in some cases, ten years, with certain exceptions. Loans are repaid (principal and interest) and added back to participants’ account balances generally through regular after-tax payroll deductions.
Risks and Uncertainties
Investments are exposed to various risks, such as interest rate, market, currency and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

Note 2.
Basis of Presentation
These financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).
All references to 2024 and 2023 refer to the Plan’s years ended, or the dates, as the context requires, December 31, 2024 and December 31, 2023, respectively.

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

Note 3.
Significant Accounting Policies
Use of Estimates
Preparation of these financial statements requires management to make certain estimates and assumptions, the most important of which relate to the fair value measurement of the Plan’s investments. These estimates and assumptions are based on the best available information, but actual results could be materially different.
Payment of Benefits
Benefits are recorded when paid.
Notes Receivable from Participants
Participant loans are measured at their unpaid principal balance, plus any accrued but unpaid interest.
Expenses
Investment management fees charged by managers of mutual funds are borne by the Plan, and are included in net appreciation in the fair value of investments. Investment management fees charged by managers of collective trusts are borne by the Plan, and are included in net appreciation in the fair value of investments or investment management fees and other expenses based on the underlying trust agreements.
Investment management fees charged by managers of separately managed accounts are borne by the Plan, and are included in investment management fees and other expenses.
Other expenses borne by the Plan, unless paid by the firm, consist of custodial, administrative and investment advisory fees. Investment advisory fees are paid to Callan, which advises the Retirement Committee on the selection and oversight of Plan investments. These Plan expenses, unless paid by the firm, are included in investment management fees and other expenses.
Investments
The investments of the Plan are reported at fair value.
The Bank Deposit Option is a deposit obligation of Goldman Sachs Bank USA (GS Bank USA), a Federal Deposit Insurance Corporation (FDIC) insured New York State-chartered bank and a member of the Federal Reserve System. The Bank Deposit Option offers an FDIC-insured deposit with a floating rate coupon generally tied to the Federal Funds Rate.
Mutual funds and collective trust funds represent investments with various investment managers. Mutual funds are valued based on the quoted net asset value per share held. Collective trust funds are valued based on the net asset value per unit as reported by the investment managers.

Investments within separately managed accounts are described below:
Cash and cash equivalents include cash and certain short-term interest-bearing investments.
Securities purchased under agreements to resell (resale agreements) are transactions in which the Plan purchases financial instruments from a seller, typically in exchange for cash, and simultaneously enters into an agreement to resell the same or substantially the same financial instruments to the seller at a stated price plus accrued interest at a future date. Even though resale agreements involve the legal transfer of ownership of financial instruments, they are accounted for as financing arrangements because they require the financial instruments to be resold at the maturity of the agreement. The financial instruments purchased in resale agreements typically include U.S. government and federal agency obligations, investment-grade sovereign obligations, corporate debt instruments and equity securities. The Plan receives financial instruments purchased under resale agreements. To mitigate credit exposure, the investment managers monitor the market value of the resale agreements on a daily basis, and deliver or obtain additional collateral due to changes in the market value of the financial instruments, as appropriate. For resale agreements, the Plan typically requires collateral with a fair value approximately equal to the carrying value of the relevant assets in the statements of net assets available for benefits.
Fixed income securities, common and preferred stocks, real estate investment trusts, commodities, and interests in exchange-traded options and futures contracts traded in active markets are valued at closing prices on the last business day of each period presented. Securities traded in markets that are not considered active are valued based on broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. Securities that trade infrequently and therefore have little or no price transparency are valued using the investment managers’ (or independent third parties on behalf of the investment managers) best estimate of fair value.
Mutual funds, as described above, may also be investments held within separately managed accounts.

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

Forward foreign currency contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers), using quoted forward foreign currency exchange rates. At the end of each period presented, open contracts are valued at the current forward foreign currency exchange rates and the change in market value is recorded as an unrealized gain or loss. When the contract is closed or delivery taken, the Plan records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.
Swap contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers) utilizing their proprietary models and taking into consideration exchange quotations on underlying instruments, dealer quotations and other market information.
See Note 10 for further information about derivatives.
Investments denominated in currencies other than the U.S. dollar are translated using exchange rates prevailing at the end of the periods presented. Purchases and sales of these investments are translated at the rate of exchange on the respective dates of such transactions.
Interest income and expense are recorded on an accrual basis. Dividend income is recorded on the ex-dividend date.
Purchases and sales of the investments within the Plan are reflected on a trade-date basis.
Due from Brokers and Other Receivables and Due to Brokers and Other Payables
Due from brokers and other receivables includes cash balances held with brokers, receivables from unsettled sales transactions, and collateral posted in connection with certain derivative transactions. Amounts due from brokers may be restricted to the extent that they serve as deposits for investment liabilities. Due to brokers and other payables includes payables from unsettled purchase transactions and collateral received in connection with certain derivative transactions. Certain of the Plan’s securities held by the clearing brokers or prime brokers are pledged to the brokers on terms that permit them to repledge the securities to others, subject to certain limitations. Securities held at custodians under custody agreements cannot be repledged to others by the custodian.

Note 4.
Fair Value Measurements
The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial instruments are marked at closing prices. Fair value measurements do not include transaction costs.
The best evidence of fair value is a quoted price in an active market. If quoted prices in active markets are not available, fair value is determined by reference to prices for similar instruments, quoted prices or recent transactions in less active markets, or internally developed models that primarily use market-based or independently sourced inputs, including, but not limited to, interest rates, volatilities, equity or debt prices, foreign exchange rates, commodity prices, credit spreads and funding spreads (i.e., the spread or difference between the interest rate at which a borrower could finance a given financial instrument relative to a benchmark interest rate).
U.S. GAAP has a three-level hierarchy for disclosure of fair value measurements. This hierarchy prioritizes inputs to the valuation techniques used to measure fair value, giving the highest priority to level 1 inputs and the lowest priority to level 3 inputs. A financial instrument’s level in this hierarchy is based on the lowest level of input that is significant to its fair value measurement. The fair value hierarchy is as follows:
Level 1. Inputs are unadjusted quoted prices in active markets to which the Plan had access at the measurement date for identical, unrestricted assets or liabilities.
Level 2. Inputs to valuation techniques are observable, either directly or indirectly.
Level 3. One or more inputs to valuation techniques are significant and unobservable.
The investment managers and custodian, on behalf of the Plan, use independent pricing sources to value Plan assets traded on exchanges and independent quoted prices or developed models for all assets not traded on exchanges. Investment managers review their valuation approaches on an ongoing basis and revise as necessary based on changing market conditions to ensure their valuations represent fair value. Subsequently, the Plan uses other methodologies to determine fair value (e.g., relevant broker quotations), which vary based on the type of instrument.

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

Level 1 Investments
Level 1 investments include bank deposit, mutual funds, collective trusts, and within separately managed accounts, cash and cash equivalents, certain fixed income securities, most common and preferred stocks, mutual funds and most real estate investment trusts. These instruments are valued using quoted prices for identical unrestricted instruments in active markets.
The Plan determines active markets for equity instruments based on the average daily trading volume both in absolute terms and relative to the market capitalization for the instrument. The Plan determines active markets for debt instruments based on both the average daily trading volume and the number of days with trading activity.
Level 2 Investments
Level 2 investments include resale agreements, most fixed income securities, certain real estate investment trusts, commodities and derivatives within separately managed accounts.
The valuation of level 2 investments can be verified to quoted prices, recent trading activity for identical or similar instruments, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. Consideration is given to the nature of the quotations (e.g., indicative or executable) and the relationship of recent market activity to the prices provided from alternative pricing sources.
Level 3 Investments
Level 3 investments have one or more significant valuation inputs that are not observable. Absent evidence to the contrary, level 3 instruments are initially valued at transaction price, which is considered to be the best initial estimate of fair value. Subsequently, the Plan uses other methodologies to determine fair value, which vary based on the type of instrument and include relevant broker quotations. Valuation inputs and assumptions are changed when corroborated by substantive observable evidence, including values realized on sales of financial assets.
As of December 2024, the Plan had no level 3 investment assets. As of December 2023, the Plan’s level 3 investment assets consisted of certain common stocks.
See Notes 3 and 5 for further information about investment assets and investment liabilities.

Note 5.
Investment Assets and Investment Liabilities
Fair Value of Investment Assets and Investment Liabilities by Level
The table below presents investment assets and investment liabilities of the Plan by level within the fair value hierarchy.

$ in thousands	Level 1	Level 2	Level 3	Total
As of December 2024
Assets
Bank deposit	$268,894	$—	$—	$268,894
Mutual funds	1,264,164	—	—	1,264,164
Collective trusts	7,842,009	—	—	7,842,009
Separately managed accounts:
Cash and cash equivalents	410	—	—	410
Resale agreements	—	83,200	—	83,200
Fixed income securities	82,565	121,271	—	203,836
Common and preferred
stocks	2,468,185	—	—	2,468,185
Mutual funds	105,443	—	—	105,443
Real estate investment trusts	289,889	563	—	290,452
Commodities	—	30,895	—	30,895
Derivatives	—	704	—	704
Total investment assets	$12,321,559	$236,633	$—	$12,558,192
Liabilities
Separately managed accounts:
Derivatives	$—	$(2)	$—	$(2)
Total investment liabilities	$—	$(2)	$—	$(2)

As of December 2023
Assets
Bank deposit	$285,429	$—	$—	$285,429
Mutual funds	1,374,779	—	—	1,374,779
Collective trusts	6,478,586	—	—	6,478,586
Separately managed accounts:
Cash and cash equivalents	2,408	—	—	2,408
Resale agreements	—	139,200	—	139,200
Fixed income securities	111,485	128,650	—	240,135
Common and preferred
stocks	2,232,114	—	289	2,232,403
Mutual funds	83,421	—	—	83,421
Real estate investment trusts	278,708	547	—	279,255
Commodities	—	24,558	—	24,558
Derivatives	—	6,924	—	6,924
Total investment assets	$10,846,930	$299,879	$289	$11,147,098
Liabilities
Separately managed accounts:
Derivatives	$—	$(4,319)	$—	$(4,319)
Total investment liabilities	$—	$(4,319)	$—	$(4,319)

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

In the table above:
•Investment assets are shown as positive amounts and investment liabilities are shown as negative amounts.
•Mutual funds within separately managed accounts consist of money market funds, exchange-traded funds and investments in funds that primarily consist of fixed income securities.
Level 3 Rollforward
The table below presents the changes in fair value for level 3 investment assets.

	Year Ended December
$ in thousands	2024	2023
Common and preferred stocks
Beginning balance	$289	$763
Net unrealized gains/(losses)	(289)	—
Sales	—	(474)
Ending balance	$—	$289
In the table above:
•Changes in fair value are presented for all investment assets that are classified in level 3 as of the end of the period..
•Net unrealized gains/(losses) relates to investment assets that were still held at period-end.
•For level 3 investment assets, increases are shown as positive amounts, while decreases are shown as negative amounts.
Level 3 Rollforward Commentary
Year Ended December 2024. There were no net realized gains/(losses) on level 3 investment assets for 2024. The net unrealized losses on level 3 investment assets of $0.3 million for 2024 were reported in net appreciation in the fair value of investments.
The drivers of net unrealized losses on level 3 investment assets for 2024 were not material.
There were no transfers into or out of level 3 investment assets during 2024.
Year Ended December 2023. There were no net realized or unrealized gains/(losses) on level 3 investment assets for 2023.
There were no transfers into or out of level 3 investment assets during 2023.

Note 6.
Related-Party and Party-In-Interest Transactions
The Plan offers the Stock Fund as an investment option, which has substantially all of its investments in the firm’s common stock.The Stock Fund is managed by State Street Global Advisors. As of December 2024, the Plan’s interest in the Stock Fund represented 501,941 shares of the firm’s common stock with a fair market value of $287.4 million. As of December 2023, the Plan’s interest in the Stock Fund represented 532,692 shares of the firm’s common stock with a fair market value of $205.5 million. Purchases of $8.8 million and sales of $8.6 million of the firm’s common stock were made through the Stock Fund during 2024. Purchases of $15.8 million and sales of $8.6 million of the firm’s common stock were made through the Stock Fund during 2023.
Beginning in 2024, Goldman Sachs Asset Management, L.P., an affiliate of the firm, manages a laddered fixed income separately managed account investment option in the Plan. As of December 2023, this investment was managed by GSAM Stable Value, LLC, an affiliate of the firm, which was merged into Goldman Sachs Asset Management, L.P. in April 2024. No fees were paid during both 2024 and 2023, or were payable by the Plan to affiliates to manage this separately managed account as of both December 2024 and December 2023.
GS Bank USA, an affiliate of the firm, has a deposit obligation to the Plan under the Plan’s Bank Deposit Option. No fees were paid during both 2024 and 2023, or were payable by the Plan to GS Bank USA as of both December 2024 and December 2023, for this bank deposit obligation.

Note 7.
Plan Termination
The firm intends to continue the Plan indefinitely, but reserves the right to discontinue or amend the Plan at any time, subject to the provisions of ERISA. In the event of discontinuance, affected participants will become fully vested in the Firm Contributions and the related investment income as required by ERISA.

Note 8.
Income Tax Status
The Internal Revenue Service has determined, and informed the firm by a letter dated April 14, 2017, that the terms of the Plan conform to the requirements of section 401(a) of the Internal Revenue Code of 1986, as amended.

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

Note 9.
Reconciliation of Financial Statements to the Form 5500
The tables below present the reconciliations from the Plan’s financial statements to the Form 5500.

	As of December
$ in thousands	2024	2023
Net assets available for benefits, per statements
of net assets available for benefits	$12,760,943	$11,322,183
Amounts allocated to withdrawing participants	(2,806)	(48,158)
Net assets, per the Form 5500	$12,758,137	$11,274,025

	As of December
$ in thousands	2024	2023
Benefits paid, per statements of changes in
net assets available for benefits	$951,085	$613,799
Amounts allocated to withdrawing participants,
ending balance	2,806	48,158
Amounts allocated to withdrawing participants,
beginning balance	(48,158)	(20,383)
Benefits paid to participants and certain
deemed distributions of participant loans,
per the Form 5500	$905,733	$641,574
Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to both December 2024 and December 2023, but had not yet been paid as of that date.

Note 10.
Financial Instruments with Off-Balance Sheet Risk
In accordance with the investment strategy of the separately managed accounts, the Plan’s investment managers execute transactions in various financial instruments that may give rise to varying degrees of off-balance sheet market and credit risk, including investment liabilities. These investment liabilities involve obligations to deliver specified securities at contracted prices and thereby create a liability to purchase the securities at prevailing future market prices. Accordingly, these transactions result in off-balance sheet risk as the Plan’s ultimate obligation to satisfy the sale of investment liabilities may exceed the amount recognized in the financial statements.
Derivatives are instruments that derive their value from underlying asset prices, indices, reference rates and other inputs, or a combination of these factors. Derivatives may be traded on an exchange (exchange-traded) or they may be privately negotiated contracts, which are usually referred to as over-the-counter (OTC) derivatives.
The Plan enters into various types of derivatives, including:
•Futures and Forwards. Contracts that commit counterparties to purchase or sell financial instruments, commodities or currencies in the future.
•Swaps. Contracts that require counterparties to exchange cash flows, such as currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, financial instruments, commodities, currencies or indices.
•Options. Contracts in which the option purchaser has the right, but not the obligation, to purchase from or sell to the option writer financial instruments, commodities or currencies within a defined time period for a specified price.
As a writer of option contracts, the Plan receives a premium to become obligated to buy or sell financial instruments for a period of time at the holder’s option. During this period, the Plan bears the risk of an unfavorable change in the market value of the financial instrument underlying the option, but has no credit risk, as the counterparty has no performance obligation to the Plan once it has paid its cash premium.
Derivatives are recorded on a gross basis in the statements of net assets available for benefits and are accounted for at fair value.
Risk Management
Market risk includes risk that arises from the potential for changes in value of financial instruments resulting from fluctuations in interest and foreign exchange rates, in prices of commodities, and in prices of debt and equity securities. In many cases, these financial instruments serve to reduce, rather than increase, the Plan’s exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting transactions are identified. The investment managers may limit the Plan’s market risk by holding or purchasing offsetting positions.
The Plan is subject to credit risk of counterparty nonperformance on derivative assets, except for written options, which obligate the Plan to perform and do not give rise to any counterparty credit risk.

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

The tables below present information about derivative contracts by major product type.

	Fair Value as of December
	2024		2023
$ in thousands	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Interest rates	$68	$—	$6,038	$3,549
Credit	—	—	321	59
Currencies	—	—	218	687
Commodities	292	2	347	24
Equities	344	—	—	—
Total gross fair value	$704	$2	$6,924	$4,319
Not offset in the statements of net assets available for benefits
Counterparty netting	$(2)	$(2)	$(4,001)	$(4,001)
Cash collateral netting	(702)	—	(2,923)	(318)
Total	$—	$—	$—	$—

	Notional Amounts as of December
$ in thousands	2024	2023
Interest rates	$85,638	$559,716
Credit	—	54,575
Currencies	—	3,200
Commodities	117,891	235,526
Equities	128,447	12,800
Total	$331,976	$865,817
In the tables above:
•The amount of derivative assets and liabilities reported on the statements of net assets available for benefits is the gross fair value and excludes the impact of any legally enforceable master netting agreements and cash collateral held by the Plan.
•Notional amounts, which represent the sum of gross long and short derivative contracts, provide an indication of the volume of the Plan’s derivative activity and do not represent anticipated losses.
The table below presents the net appreciation/(depreciation) in the fair value of derivatives (including gains and losses on derivatives bought and sold, as well as held during the year) by major product type.

	Year Ended December
$ in thousands	2024	2023
Interest rates	$(1,683)	$1,738
Credit	65	41
Currencies	480	44
Commodities	(1,274)	(9,003)
Equities	(1,327)	214
Total	$(3,739)	$(6,966)
Credit Derivatives
The Plan’s investment managers enter into various credit derivative transactions.
The Plan enters into credit default swaps. Single-name credit default swaps protect the buyer against the loss of principal on one or more bonds, loans or mortgages (reference obligations) in the event the issuer of the reference obligations suffers a credit event. The buyer of protection pays an initial or periodic premium to the seller and receives protection for the period of the contract. If there is no credit event, as defined in the contract, the seller of protection makes no payments to the buyer. If a credit event occurs, the seller of protection is required to make a payment to the buyer, calculated according to the terms of the contract.
The Plan had no written credit derivative transactions and all of the Plan’s purchased credit derivative transactions are with financial institutions and are subject to stringent collateral thresholds. These amounts were not material as of December 2024 and December 2023.

Note 11.
Subsequent Events
The Plan has evaluated subsequent events through June 12, 2025, the date the financial statements were issued, and determined that there were no material events or transactions that would require recognition or additional disclosure in these financial statements.

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

Bank Deposit
*GOLDMAN SACHS BANK USA BANK DEPOSIT ACCOUNT	268,894,490	$268,894,490
Total Bank Deposit		$268,894,490

Mutual Funds
AMERICAN FUNDS AMERICAN HIGH-INCOME TRUST	21,353,141	$208,406,652
DODGE & COX INTERNATIONAL STOCK FUND	1,515,254	75,611,196
RBC EMERGING MARKETS EQUITY FUND	5,440,513	71,325,122
SSGA HEDGED INTERNATIONAL DEVELOPED EQUITY INDEX FUND	1,112,534	134,149,291
VANGUARD CASH RESERVES FEDERAL MONEY MARKET	676,785,052	676,785,052
VANGUARD INFLATION-PROTECTED SECURITIES FUND	10,674,706	97,887,054
Total Mutual Funds		$1,264,164,367

Collective Trusts
BLACKROCK 20+ YR TREASURY BOND INDEX FUND	1,861,019	$68,705,854
BLACKROCK EQUITY GROWTH INDEX FUND	7,406,051	609,179,568
BLACKROCK EQUITY VALUE INDEX FUND	6,377,678	411,153,564
BLACKROCK LIFEPATH® 2030 INDEX NON-LENDABLE FUND	5,236,956	203,754,252
BLACKROCK LIFEPATH® 2035 INDEX NON-LENDABLE FUND	6,480,366	284,571,033
BLACKROCK LIFEPATH® 2040 INDEX NON-LENDABLE FUND	7,293,025	356,881,241
BLACKROCK LIFEPATH® 2045 INDEX NON-LENDABLE FUND	9,240,460	496,747,703
BLACKROCK LIFEPATH® 2050 INDEX NON-LENDABLE FUND	8,010,647	459,969,763
BLACKROCK LIFEPATH® 2055 INDEX NON-LENDABLE FUND	12,096,622	506,842,420
BLACKROCK LIFEPATH® 2060 INDEX NON-LENDABLE FUND	9,351,315	223,085,904
BLACKROCK LIFEPATH® 2065 INDEX NON-LENDABLE FUND	416,913	7,087,396
BLACKROCK LIFEPATH® RETIREMENT INDEX NON-LENDABLE FUND	7,805,390	207,123,057
BLACKROCK MSCI EAFE EQUITY INDEX NON-LENDABLE FUND	3,307,647	113,421,532
FIDELITY INSTITUTIONAL ASSET MANAGEMENT CORE PLUS	5,345,649	122,415,364
SSGA EMERGING MARKETS INDEX NON-LENDING SERIES FUND	4,271,204	155,719,550
SSGA RUSSELL 2000® INDEX NON-LENDING SERIES FUND	7,100,559	334,486,033
SSGA S&P 500® INDEX NON-LENDING SERIES FUND	50,414,806	2,850,856,873
SSGA S&P MIDCAP® INDEX NON-LENDING SERIES FUND	5,370,678	355,044,784
SSGA U.S. BOND INDEX NON-LENDING SERIES FUND	6,666,943	74,963,112
Total Collective Trusts		$7,842,009,003

Separately Managed Accounts

Cash and Cash Equivalents
ARS (ARGENTINE PESO)	12,560	$12
AUD (AUSTRALIAN DOLLARS)	5,000	3,096
CAD (CANADIAN DOLLARS)	11,851	8,240
CHF (SWISS FRANC)	4,228	4,666
DKK (DANISH KRONE)	15	2
EUR (EURO)	335,691	347,608
GBP (GREAT BRITISH POUNDS)	59,506	43,031
HKD (HONG KONG DOLLARS)	66	9
HUF (HUNGARIAN FORINT)	277,145	698
JPY (JAPANESE YEN)	66	—
KRW (SOUTH KOREAN WON)	2,684,090	1,823
PHP (PHILIPPINES PESO)	676	12
SEK (SWEDISH KRONA)	77	7
SGD (SINGAPORE DOLLARS)	561	411
Total Cash and Cash Equivalents		$409,615

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

Securities Purchased Under Agreements to Resell
J P MORGAN CHASE REV REPO 4.550% 01/03/25 DD 01/02/25	38,700,000	$38,700,000
J P MORGAN CHASE REV REPO 4.700% 01/02/25 DD 12/31/24	38,100,000	38,100,000
J P MORGAN CHASE REV REPO 4.580% 01/02/25 DD 12/31/24	6,400,000	6,400,000
Total Securities Purchased Under Agreements to Resell		$83,200,000

Fixed Income Securities
1988 CLO 5 LTD 5A A1 144A VAR RT 07/15/37 DD 06/27/24	450,000	$450,000
7-ELEVEN INC 144A 0.950% 02/10/26 DD 02/10/21	125,000	119,541
ABBVIE INC 2.950% 11/21/26 DD 05/21/20	750,000	728,547
ABBVIE INC 4.800% 03/15/27 DD 02/26/24	2,135,000	2,147,414
AIR LEASE CORP 1.875% 08/15/26 DD 05/24/21	550,000	524,233
AMERICAN EXPRESS CO VAR RT 05/01/26 DD 05/01/23	760,000	760,202
AMERICAN EXPRESS CO VAR RT 07/26/28 DD 07/26/24	600,000	603,078
AMERICAN EXPRESS CREDIT AC 1 A 4.870% 05/15/28 DD 06/14/23	500,000	502,636
AMERICAN EXPRESS CREDIT AC 3 A 4.650% 07/15/29 DD 07/23/24	500,000	500,984
AMERICAN HONDA FINANCE CORP VAR RT 02/12/25 DD 01/17/24	600,000	600,183
AMGEN INC 2.600% 08/19/26 DD 08/19/16	700,000	676,992
AMORTIZING RESIDENTIAL CO 1 A5 VAR RT 10/25/34 DD 09/25/04	127,149	125,829
AVANGRID INC 3.200% 04/15/25 DD 04/09/20	275,000	273,614
AVOLON HOLDINGS FUNDING L 144A 2.875% 02/15/25 DD 01/14/20	350,000	348,851
BA CREDIT CARD TRUST A1 A1 3.530% 11/15/27 DD 06/16/22	825,000	821,207
BA CREDIT CARD TRUST A1 A1 4.790% 05/15/28 DD 06/16/23	500,000	502,187
BAIN CAPITAL CREDIT 3A A1 144A VAR RT 07/16/37 DD 06/27/24	1,200,000	1,200,000
BANK OF AMERICA CORP VAR RT 01/20/27 DD 01/20/23	2,190,000	2,196,244
BANK OF AMERICA CORP VAR RT 04/02/26 DD 03/22/22	1,200,000	1,203,165
BANK OF AMERICA CORP VAR RT 09/15/27 DD 09/15/23	300,000	305,404
BANK OF MONTREAL VAR RT 01/22/27 DD 01/22/21	1,030,000	989,196
BANK OF MONTREAL VAR RT 09/10/27 DD 09/10/24	100,000	100,394
BANK OF NOVA SCOTIA/THE 4.750% 02/02/26 DD 02/02/23	1,625,000	1,625,382
BANK OF NOVA SCOTIA/THE 5.400% 06/04/27 DD 06/04/24	500,000	507,943
BANK5 2024-5YR11 5YR11 A3 5.893% 11/15/57 DD 11/01/24	350,000	360,023
BARCLAYS DRYROCK ISSUANCE 1 A 4.720% 02/15/29 DD 04/25/23	700,000	701,878
BARCLAYS PLC VAR RT 03/12/28 DD 03/12/24	200,000	202,482
BARCLAYS PLC VAR RT 05/09/27 DD 05/09/23	1,235,000	1,248,265
BARCLAYS PLC VAR RT 09/13/27 DD 09/13/23	200,000	204,824
BAT CAPITAL CORP 3.557% 08/15/27 DD 08/15/18	1,337,000	1,293,537
BENCHMARK 2021-B28 MORTGAGE TRUST B28 ASB 1.980% 08/15/54 DD 08/01/21	300,000	266,677
BERKSHIRE HATHAWAY ENERGY CO 4.050% 04/15/25 DD 10/15/20	250,000	249,572
BMW VEHICLE OWNER TRUST A A2A 5.720% 04/27/26 DD 07/18/23	30,457	30,497
BNP PARIBAS SA 144A VAR RT 06/09/26 DD 06/09/20	200,000	197,415
BOEING CO/THE 2.750% 02/01/26 DD 11/02/20	490,000	477,976
BRIDGECREST LENDING AUTO 1 A2 5.820% 09/15/26 DD 01/24/24	29,429	29,438
BROADCOM INC 5.050% 07/12/27 DD 07/12/24	1,670,000	1,685,284
BX TRUST 2021-BXMF BXMF A 144A VAR RT 10/15/26 DD 11/08/21	323,210	321,796
CANADIAN IMPERIAL BANK OF COMMERCE 5.615% 07/17/26 DD 07/17/23	780,000	789,837
CANADIAN NATURAL RESOURCES LTD 2.050% 07/15/25 DD 06/24/20	300,000	295,499
CARDINAL HEALTH INC 4.700% 11/15/26 DD 11/22/24	1,438,000	1,435,133
CARMAX AUTO OWNER TRUST 1 A2A 5.300% 03/15/27 DD 01/24/24	439,817	440,996
CARMAX AUTO OWNER TRUST 2 2 A3 3.490% 02/16/27 DD 04/28/22	331,086	329,790
CARMAX AUTO OWNER TRUST 2 4 A3 5.340% 08/16/27 DD 10/31/22	456,041	458,313
CARMAX AUTO OWNER TRUST 3 A2A 5.210% 09/15/27 DD 07/30/24	500,000	502,419
CARVAL CLO XI C LTD 3A A1 144A VAR RT 10/20/37 DD 09/25/24	1,000,000	1,000,000
CARVANA AUTO RECEIVABLES P2 A2 5.630% 11/10/27 DD 06/12/24	372,146	373,902
CARVANA AUTO RECEIVABLES P2 A4 0.800% 01/10/27 DD 06/24/21	328,507	323,202
CATERPILLAR FINANCIAL SERVICES 4.800% 01/06/26 DD 01/06/23	910,000	912,517

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

CENTERPOINT ENERGY INC 5.250% 08/10/26 DD 08/10/23	550,000	554,282
CHARTER COMMUNICATIONS OPERATION 4.908% 07/23/25 DD 07/23/16	202,000	201,764
CHASE AUTO OWNER TRUST 1A A2 144A 5.480% 04/26/27 DD 03/27/24	398,393	399,795
CHASE MORTGAGE FINANCE A1 1A1 VAR RT 02/25/37 DD 02/01/07	12,334	12,127
CITIBANK NA 4.929% 08/06/26 DD 08/06/24	300,000	301,412
CITIBANK NA 5.438% 04/30/26 DD 04/30/24	400,000	403,641
CITIBANK NA 5.488% 12/04/26 DD 12/04/23	250,000	253,690
CITIBANK NA VAR RT 11/19/27 DD 11/19/24	860,000	860,701
CITIGROUP INC VAR RT 06/09/27 DD 06/09/21	895,000	852,140
CITIZENS BANK NA/PROVIDENCE RI 2.250% 04/28/25 DD 04/30/20	425,000	421,496
CONSTELLATION BRANDS INC 4.750% 12/01/25 DD 12/04/15	936,000	935,947
CVS HEALTH CORP 5.000% 02/20/26 DD 02/21/23	760,000	759,300
DELL INTERNATIONAL LLC / EMC C 6.020% 06/15/26 DD 06/15/21	392,000	397,657
DEUTSCHE BANK AG/NEW YORK NY 4.162% 05/13/25 DD 05/13/22	285,000	284,190
DIAMONDBACK ENERGY INC 5.200% 04/18/27 DD 04/18/24	825,000	833,058
DISCOVER CARD EXECUTION NOTE A4 A 5.030% 10/15/27 DD 11/28/22	200,000	201,019
DRIVE AUTO RECEIVABLES TRUST 1 A2 5.830% 12/15/26 DD 02/21/24	122,526	122,661
DTE ENERGY CO 1.050% 06/01/25 DD 08/06/20	225,000	221,529
ECMC GROUP STUDENT LOAN 2A A 144A VAR RT 09/25/68 DD 10/10/18	375,998	371,208
ELP COMMERCIAL MORTGAGE ELP A 144A VAR RT 11/15/38 DD 11/17/21	399,535	399,285
EQUITABLE FINANCIAL LIFE 144A 1.400% 07/07/25 DD 07/07/20	250,000	245,900
EXETER AUTOMOBILE RECEIVABLES 1A A2 5.530% 10/15/26 DD 01/31/24	91,601	91,655
EXETER AUTOMOBILE RECEIVABLES 1A A3 5.310% 08/16/27 DD 01/31/24	500,000	501,136
EXETER AUTOMOBILE RECEIVABLES 2A A2 5.700% 05/15/26 DD 04/05/24	120,267	120,319
EXETER AUTOMOBILE RECEIVABLES 2A A3 5.630% 10/15/26 DD 04/05/24	250,000	250,264
EXETER AUTOMOBILE RECEIVABLES 3A A3 5.650% 12/15/27 DD 05/28/24	500,000	503,429
EXETER AUTOMOBILE RECEIVABLES 5A A3 6.320% 03/15/27 DD 11/15/23	349,724	350,626
FHLMC MULTICLASS MTG 3179 FP VAR RT 07/15/36 DD 07/15/06	3,030	2,990
FHLMC MULTICLASS MTG 4594 PA 3.000% 11/15/44 DD 06/01/16	111,442	105,260
FHLMC MULTICLASS MTG 4604 HA 2.500% 05/15/45 DD 08/01/16	112,002	101,252
FHLMC MULTICLASS MTG 4709 EA 3.000% 01/15/46 DD 08/01/17	124,021	117,389
FHLMC MULTICLASS MTG 4718 DA 3.000% 02/15/47 DD 09/01/17	106,254	96,544
FHLMC MULTICLASS MTG 4839 A 4.000% 04/15/51 DD 10/01/18	2,583,906	2,450,918
FHLMC MULTICLASS MTG 4874 AT 3.000% 09/15/48 DD 03/01/19	117,919	101,871
FHLMC MULTICLASS MTG 5473 FA VAR RT 11/25/54 DD 10/25/24	472,525	468,385
FHLMC MULTICLASS MTG 5495 AF VAR RT 01/25/55 DD 12/25/24	100,000	100,000
FHLMC MULTICLASS STRIP 278 F1 VAR RT 09/15/42 DD 09/15/12	35,619	35,025
FHLMC POOL #SD-8475 5.500% 10/01/54 DD 10/01/24	2,471,892	2,439,524
FIFTH THIRD AUTO TRUST 2 1 A2A 5.800% 11/16/26 DD 08/23/23	100,343	100,545
FIRSTENERGY CORP 2.050% 03/01/25 DD 02/20/20	175,000	173,848
FLORIDA POWER & LIGHT CO 2.850% 04/01/25 DD 03/27/20	175,000	174,161
FNMA GTD REMIC P/T 06-30 KF VAR RT 05/25/36 DD 04/25/06	11,673	11,529
FNMA GTD REMIC P/T 15-92 PA 2.500% 12/25/41 DD 11/01/15	39,475	35,750
FNMA GTD REMIC P/T 18-27 WF VAR RT 05/25/58 DD 04/01/18	376,550	367,599
FNMA GTD REMIC P/T 24-104 FA VAR RT 01/25/55 DD 12/25/24	100,000	99,938
FNMA POOL #0555678 5.000% 08/01/33 DD 07/01/03	247,511	245,983
FNMA POOL #0735676 5.000% 07/01/35 DD 06/01/05	82,081	81,382
FNMA POOL #0AB0130 5.000% 05/01/38 DD 05/01/09	25,301	25,107
FNMA POOL #0AL1674 VAR RT 05/01/42 DD 05/01/12	11,141	11,445
FNMA POOL #0AL5548 VAR RT 05/01/38 DD 07/01/14	23,294	24,170
FNMA POOL #0BM2007 4.000% 09/01/48 DD 08/01/18	112,060	103,881
FNMA POOL #0BN5342 4.000% 03/01/49 DD 03/01/19	148,007	137,067
FORD CREDIT AUTO LEASE TRUST A A2A 5.240% 07/15/26 DD 01/22/24	564,423	565,362
FORD CREDIT AUTO LEASE TRUST B A2B VAR RT 02/15/27 DD 07/23/24	769,936	770,378
FORD MOTOR CREDIT CO LLC 5.850% 05/17/27 DD 05/17/24	425,000	429,451
GE HEALTHCARE TECHNOLOGIES INC 5.650% 11/15/27 DD 05/15/23	800,000	819,435

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

GENERAL MOTORS FINANCIAL CO INC 3.800% 04/07/25 DD 04/07/22	725,000	722,714
GEORGIA POWER CO VAR RT 05/08/25 DD 11/08/23	700,000	701,505
GLENCORE FUNDING LLC 144A 1.625% 09/01/25 DD 09/01/20	325,000	318,035
GM FINANCIAL CONSUMER AUTOMOBILE 1 A2A 5.120% 02/16/27 DD 01/17/24	294,019	294,633
GM FINANCIAL CONSUMER AUTOMOBILE 3 A2A 5.740% 09/16/26 DD 07/19/23	76,093	76,243
GNMA GTD REMIC P/T 16-H20 FG VAR RT 08/20/66 DD 09/20/16	2,688	2,691
GNMA GTD REMIC P/T 17-H05 FC VAR RT 02/20/67 DD 02/20/17	645,070	644,281
GNMA GTD REMIC P/T 18-H15 FG VAR RT 08/20/68 DD 09/20/18	42,341	42,195
GNMA GTD REMIC P/T 24-H04 FA VAR RT 02/20/74 DD 03/20/24	583,900	583,222
GNMA GTD REMIC P/T 24-H07 FC VAR RT 02/20/74 DD 04/20/24	434,101	433,478
GNMA II POOL #0MA1376 4.000% 10/20/43 DD 10/01/13	196,641	185,470
GNMA II POOL #0MA5332 5.000% 07/20/48 DD 07/01/18	395,322	389,892
GNMA II POOL #0MA5530 5.000% 10/20/48 DD 10/01/18	207,005	204,002
GNMA II POOL #0MA5596 4.500% 11/20/48 DD 11/01/18	17,014	16,308
GNMA II POOL #0MA5711 4.500% 01/20/49 DD 01/01/19	9,312	8,925
GNMA II POOL #0MA5764 4.500% 02/20/49 DD 02/01/19	37,564	36,002
GNMA II POOL #0MA5818 4.500% 03/20/49 DD 03/01/19	50,235	48,146
GNMA II POOL #0MA5819 5.000% 03/20/49 DD 03/01/19	18,298	17,984
GNMA II POOL #0MA5877 4.500% 04/20/49 DD 04/01/19	73,470	70,410
GNMA II POOL #0MA5987 4.500% 06/20/49 DD 06/01/19	25,527	24,368
GNMA II POOL #0MA5988 5.000% 06/20/49 DD 06/01/19	558,591	549,194
GOLUB CAPITAL PARTNERS 74A A 144A VAR RT 07/25/37 DD 06/20/24	825,000	825,000
GREAT-WEST LIFECO US FINANCE 144A 0.904% 08/12/25 DD 08/12/20	150,000	146,513
HCA INC 5.625% 09/01/28 DD 08/23/18	375,000	379,966
HONDA AUTO RECEIVABLES 20 1 A2 5.360% 09/15/26 DD 02/21/24	304,344	305,170
HONDA AUTO RECEIVABLES 20 2 A2 5.410% 04/15/26 DD 05/30/23	123,833	124,006
HONDA AUTO RECEIVABLES 20 4 A2 5.870% 06/22/26 DD 11/08/23	366,072	367,467
HSBC HOLDINGS PLC VAR RT 03/10/26 DD 03/10/22	325,000	323,711
HSBC HOLDINGS PLC VAR RT 04/18/26 DD 08/18/20	825,000	816,858
HYUNDAI AUTO RECEIVABLES A A2A 5.290% 04/15/27 DD 03/20/24	547,951	549,788
HYUNDAI AUTO RECEIVABLES A A3 4.990% 02/15/29 DD 03/20/24	700,000	705,158
HYUNDAI CAPITAL AMERICA 144A 5.800% 06/26/25 DD 06/26/23	255,000	255,919
INTERNATIONAL BANK FOR RECONSTRUCTION 0.500% 10/28/25 DD 10/28/20	2,590,000	2,508,603
INTERNATIONAL FLAVORS & FRAGRANCES 4.450% 09/26/28 DD 09/26/18	875,000	855,363
INTUIT INC 0.950% 07/15/25 DD 06/29/20	175,000	171,672
JP MORGAN CHASE & CO VAR RT 01/23/28 DD 01/23/24	555,000	557,018
JP MORGAN CHASE & CO VAR RT 04/26/26 DD 04/26/22	1,000,000	1,003,607
JP MORGAN CHASE & CO VAR RT 09/22/27 DD 09/22/21	875,000	827,798
KREDITANSTALT FUER WIEDERAUFBAU 5.125% 09/29/25 DD 10/18/23	850,000	854,490
MANUFACTURERS & TRADERS TRUST 4.650% 01/27/26 DD 01/27/23	730,000	727,919
MASSACHUSETTS EDUCATIONAL 1 A1 VAR RT 04/25/38 DD 07/02/08	68,572	68,598
MERRILL LYNCH MORTGAGE INVESTORS E A1 VAR RT 11/25/29 DD 09/23/04	35,692	31,880
MONDELEZ INTERNATIONAL INC 1.500% 05/04/25 DD 05/04/20	225,000	222,440
MORGAN STANLEY BANK NA 5.882% 10/30/26 DD 11/01/23	600,000	612,595
MORGAN STANLEY MORTGAGE 11AR 1A1 VAR RT 01/25/35 DD 12/29/04	47,145	43,823
MORGAN STANLEY VAR RT 01/28/27 DD 01/19/23	2,254,000	2,261,894
MORGAN STANLEY VAR RT 04/28/26 DD 04/28/20	400,000	396,430
MPLX LP 1.750% 03/01/26 DD 08/18/20	575,000	555,124
NEXTERA ENERGY CAPITAL HOLDING 1.875% 01/15/27 DD 12/13/21	274,000	258,888
NEXTERA ENERGY CAPITAL HOLDING 4.625% 07/15/27 DD 06/23/22	810,000	808,854
NEXTERA ENERGY CAPITAL HOLDING 6.051% 03/01/25 DD 03/01/23	380,000	380,674
NISOURCE INC 3.490% 05/15/27 DD 05/22/17	112,000	109,030
NOMURA HOLDINGS INC 5.099% 07/03/25 DD 07/06/22	200,000	200,090
NXP BV / NXP FUNDING LLC / NXP 3.875% 06/18/26 DD 12/18/21	500,000	493,118
ORACLE CORP 2.650% 07/15/26 DD 07/07/16	1,244,000	1,206,417
O’REILLY AUTOMOTIVE INC 5.750% 11/20/26 DD 11/20/23	1,495,000	1,520,802

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

OTIS WORLDWIDE CORP 2.056% 04/05/25 DD 02/27/20	840,000	833,527
PARK BLUE CLO 2024- 5A A1 144A VAR RT 07/25/37 DD 06/27/24	700,000	700,000
PENSKE TRUCK LEASING CO LP 144A 5.250% 07/01/29 DD 06/21/24	830,000	832,941
PENSKE TRUCK LEASING CO LP 144A 5.350% 01/12/27 DD 01/12/24	215,000	216,436
PFIZER INVESTMENT ENTERPRISES 4.450% 05/19/26 DD 05/19/23	1,675,000	1,672,654
PHILIP MORRIS INTERNATIONAL INC 5.000% 11/17/25 DD 11/17/22	650,000	652,523
PNC FINANCIAL SERVICES GROUP INC VAR RT 01/26/27 DD 01/24/23	935,000	933,684
PROTECTIVE LIFE GLOBAL FUND 144A VAR RT 03/28/25 DD 03/31/22	825,000	826,574
PROVINCE OF QUEBEC CANADA 0.600% 07/23/25 DD 07/23/20	880,000	861,426
QUANTA SERVICES INC 4.750% 08/09/27 DD 08/09/24	1,419,000	1,416,945
RAD CLO 25 LTD 25A A1 144A VAR RT 07/20/37 DD 06/27/24	825,000	825,000
REVVITY INC 1.900% 09/15/28 DD 09/10/21	355,000	317,760
ROCHE HOLDINGS INC 144A 5.265% 11/13/26 DD 11/13/23	495,000	501,937
ROCK TRUST 2024-CN CNTR A 144A 5.388% 11/13/41 DD 10/01/24	500,000	498,546
ROYAL BANK OF CANADA VAR RT 07/23/27 DD 07/23/24	500,000	502,265
SANTANDER DRIVE AUTO RECEIVABLES 1 A2 5.710% 02/16/27 DD 01/18/24	144,232	144,500
SANTANDER DRIVE AUTO RECEIVABLES 1 A3 5.250% 04/17/28 DD 01/18/24	500,000	502,182
SANTANDER DRIVE AUTO RECEIVABLES 4 A2 6.180% 02/16/27 DD 08/23/23	167,480	167,695
SANTANDER DRIVE AUTO RECEIVABLES 5 A2 6.310% 07/15/27 DD 10/18/23	63,518	63,640
SANTANDER DRIVE AUTO RECEIVABLES 6 A3 5.930% 07/17/28 DD 11/21/23	600,000	606,251
SBA GTD PARTN CTFS 2008-20G 1 5.870% 07/01/28 DD 07/16/08	8,715	8,790
SBNA AUTO RECEIVABLE A A2 144A 5.700% 03/15/27 DD 03/28/24	181,608	181,886
SIEMENS CAP CORP DISC 04/29/25	2,541,000	2,483,133
SOCIETE GENERALE SA 144A 4.351% 06/13/25 DD 06/15/22	680,000	678,652
SOLVENTUM CORP 144A 5.450% 02/25/27 DD 02/27/24	825,000	832,724
SOUTHERN CALIFORNIA EDISON CO 4.400% 09/06/26 DD 09/06/24	100,000	99,599
SOUTHERN CALIFORNIA EDISON CO 4.875% 02/01/27 DD 01/11/24	200,000	200,631
SOUTHERN CALIFORNIA EDISON CO 5.350% 03/01/26 DD 03/01/24	100,000	100,655
SOUTHERN CO/THE 5.150% 10/06/25 DD 10/06/22	345,000	346,173
SOUTHERN POWER CO 0.900% 01/15/26 DD 01/08/21	100,000	96,052
SUMITOMO MITSUI FINANCIAL GROUP 2.632% 07/14/26 DD 07/14/16	1,750,000	1,696,175
SYNCHRONY BANK 5.400% 08/22/25 DD 08/23/22	280,000	280,349
SYNCHRONY CARD FUNDING LLC A2 A 4.930% 07/15/30 DD 07/30/24	700,000	704,436
SYNCHRONY FINANCIAL 4.875% 06/13/25 DD 06/13/22	430,000	429,581
TESLA AUTO LEASE TRUST A A3 144A 5.300% 06/21/27 DD 03/13/24	325,000	326,892
THE CAMPBELL’S COMPANY 5.200% 03/19/27 DD 03/21/24	495,000	499,558
THERMO FISHER SCIENTIFIC INC 5.000% 12/05/26 DD 12/05/23	825,000	832,837
T-MOBILE USA INC 2.250% 02/15/26 DD 01/14/21	425,000	412,793
T-MOBILE USA INC 2.625% 04/15/26 DD 03/23/21	992,000	966,719
T-MOBILE USA INC 3.500% 04/15/25 DD 04/15/21	575,000	572,405
T-MOBILE USA INC 3.750% 04/15/27 DD 04/15/21	475,000	464,011
TORONTO-DOMINION BANK/THE 5.103% 01/09/26 DD 01/10/23	915,000	919,245
TOYOTA AUTO RECEIVABLES 2 A A3 4.630% 09/15/27 DD 01/30/23	476,257	476,563
TOYOTA AUTO RECEIVABLES B A2B VAR RT 03/15/27 DD 04/30/24	495,974	496,022
TOYOTA MOTOR CREDIT CORP 3.950% 06/30/25 DD 06/30/22	720,000	717,549
TRESTLES CLO VII LT 7A A1 144A VAR RT 10/25/37 DD 09/06/24	1,300,000	1,300,000
TRINITAS CLO XXX L 30A A1 144A VAR RT 10/23/37 DD 09/20/24	800,000	800,000
TRUIST FINANCIAL CORP VAR RT 01/24/35 DD 01/24/24	820,000	826,447
U S TREASURY NOTE 0.250% 07/31/25 DD 07/31/20	5,090,000	4,974,232
U S TREASURY NOTE 0.500% 02/28/26 DD 02/28/21	4,580,000	4,387,855
U S TREASURY NOTE 0.500% 04/30/27 DD 04/30/20	630,000	577,828
U S TREASURY NOTE 0.625% 05/15/30 DD 05/15/20	1,280,000	1,050,150
U S TREASURY NOTE 0.625% 08/15/30 DD 08/15/20	7,480,000	6,073,702
U S TREASURY NOTE 0.750% 04/30/26 DD 04/30/21	2,470,000	2,359,139
U S TREASURY NOTE 1.000% 07/31/28 DD 07/31/21	1,150,000	1,023,635
U S TREASURY NOTE 1.125% 01/15/25 DD 01/15/22	490,000	489,439

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

U S TREASURY NOTE 1.125% 02/29/28 DD 02/28/21	2,130,000	1,931,810
U S TREASURY NOTE 1.250% 06/30/28 DD 06/30/21	5,010,000	4,513,501
U S TREASURY NOTE 1.375% 08/31/26 DD 08/31/19	8,670,000	8,273,415
U S TREASURY NOTE 2.625% 12/31/25 DD 12/31/18	5,140,000	5,061,535
U S TREASURY NOTE 2.750% 06/30/25 DD 06/30/18	2,230,000	2,214,007
U S TREASURY NOTE 2.750% 08/31/25 DD 08/31/18	2,260,000	2,237,824
U S TREASURY NOTE 2.875% 05/31/25 DD 05/31/18	270,000	268,437
U S TREASURY NOTE 3.000% 07/15/25 DD 07/15/22	4,440,000	4,411,348
U S TREASURY NOTE 3.000% 10/31/25 DD 10/31/18	13,100,000	12,966,953
U S TREASURY NOTE 3.500% 04/30/30 DD 04/30/23	850,000	813,311
U S TREASURY NOTE 3.750% 05/31/30 DD 05/31/23	510,000	493,564
U S TREASURY NOTE 3.750% 06/30/30 DD 06/30/23	750,000	725,449
U S TREASURY NOTE 4.000% 02/28/30 DD 02/28/23	3,878,900	3,806,625
U S TREASURY NOTE 4.125% 03/31/31 DD 03/31/24	480,000	471,131
U S TREASURY NOTE 4.375% 05/15/34 DD 05/15/24	2,160,000	2,127,263
U S TREASURY NOTE 4.500% 07/15/26 DD 07/15/23	3,150,000	3,161,197
U S TREASURY NOTE 4.500% 12/31/31 DD 12/31/24	950,000	950,742
UBS AG/LONDON 5.800% 09/11/25 DD 09/11/23	1,660,000	1,672,391
UBS AG/STAMFORD CT 3.700% 02/21/25 DD 04/07/22	665,000	663,670
UNITEDHEALTH GROUP INC 3.700% 12/15/25 DD 12/17/18	1,187,000	1,177,102
UNITEDHEALTH GROUP INC 4.600% 04/15/27 DD 03/21/24	830,000	830,916
US TREAS-CPI INFLAT 0.125% 07/15/26 DD 07/15/16	131,686	128,596
US TREAS-CPI INFLAT 0.250% 07/15/29 DD 07/15/19	394,883	365,713
US TREAS-CPI INFLAT 0.375% 07/15/27 DD 07/15/17	154,847	149,421
US TREAS-CPI INFLAT 0.625% 01/15/26 DD 01/15/16	132,844	131,009
US TREAS-CPI INFLAT 0.750% 02/15/45 DD 02/15/15	187,663	135,980
US TREAS-CPI INFLAT 0.875% 02/15/47 DD 02/15/17	26,153	18,920
US TREAS-CPI INFLAT 1.375% 02/15/44 DD 02/15/14	176,071	146,512
US TREAS-CPI INFLAT 1.875% 07/15/34 DD 07/15/24	1,508,940	1,462,507
US TREAS-CPI INFLAT 2.500% 01/15/29 DD 01/15/09	411,656	418,854
US TREAS-CPI INFLAT 3.375% 04/15/32 DD 10/15/01	17,783	19,249
VERALTO CORP 5.500% 09/18/26 DD 03/18/24	1,668,000	1,687,302
VERIZON COMMUNICATIONS INC 4.125% 03/16/27 DD 03/16/17	1,270,000	1,255,552
VERSAILLES CDS DISC 02/04/25	921,000	909,045
VOLKSWAGEN AUTO LEASE TRUST A A2A 5.400% 12/21/26 DD 03/27/24	629,753	632,879
VOLKSWAGEN GROUP OF AMERICA 144A 3.950% 06/06/25 DD 06/08/22	400,000	398,377
WAMU MORTGAGE PASS-THROUGH AR13 A1A VAR RT 11/25/34 DD 11/23/04	72,907	70,420
WELLS FARGO & CO VAR RT 04/30/26 DD 04/30/20	500,000	495,483
WELLS FARGO & CO VAR RT 06/17/27 DD 06/17/19	1,295,000	1,264,976
WELLS FARGO & CO VAR RT 08/15/26 DD 08/15/22	676,000	674,644
WELLS FARGO BANK NA 5.254% 12/11/26 DD 12/11/23	700,000	708,281
WILLIAMS COS INC/THE 4.000% 09/15/25 DD 03/03/15	500,000	497,441
WORLD OMNI AUTO RECEIVABLES B A2A 5.480% 09/15/27 DD 05/22/24	334,125	335,553
WORLD OMNI SELECT AUTO TRUST A A2A 5.370% 02/15/28 DD 07/24/24	500,000	502,009
XCEL ENERGY INC 1.750% 03/15/27 DD 11/03/21	850,000	795,884
XCEL ENERGY INC 3.350% 12/01/26 DD 12/01/16	266,000	259,334
Total Fixed Income Securities		$203,835,774

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

Common Stock
3M CO	48,665	$6,282,165
ABBOTT LABORATORIES	131,809	14,908,916
ABBVIE INC	15,491	2,752,751
ABERCROMBIE & FITCH CO	12,361	1,847,599
ACCENTURE PLC	7,831	2,754,867
ACCOR SA	28,846	1,405,086
ACV AUCTIONS INC	52,986	1,144,498
ADDUS HOMECARE CORP	11,658	1,461,330
ADIDAS AG	10,570	2,591,832
ADOBE INC	347	154,304
ADVANTEST CORP	19,909	1,165,201
ADYEN NV	1,807	2,688,841
AEROVIRONMENT INC	9,176	1,412,095
AGCO CORP	56,600	5,290,968
AGILENT TECHNOLOGIES INC	33,300	4,473,522
AIA GROUP LTD HK/01299	690,376	5,003,658
AIB GROUP PLC	109,238	604,882
AIR LEASE CORP	50,049	2,412,862
AIR LIQUIDE SA	10,671	1,733,938
AIRBNB INC	2,265	297,644
AKAMAI TECHNOLOGIES INC	60,100	5,748,565
AKERO THERAPEUTICS INC	33,120	921,398
AKZO NOBEL NV	5,205	312,392
ALCON AG	31,885	2,706,718
ALFA LAVAL AB	69,656	2,916,294
ALIBABA GROUP HOLDING LTD ADR	19,985	1,694,528
ALIGNMENT HEALTHCARE INC	188,719	2,123,089
ALIMENTATION COUCHE-TARD INC	57,172	3,169,066
ALKERMES PLC	29,464	847,385
ALLEGRO MICROSYSTEMS INC	39,646	866,662
ALLFUNDS GROUP PLC	85,801	447,789
ALLIANT ENERGY CORP	173,100	10,237,134
ALLIANZ SE	21,445	6,570,843
ALLSTATE CORP/THE	9,932	1,914,790
ALPHA METALLURGICAL RESOURCES	2,049	410,046
ALPHABET INC	212,467	40,462,215
AMAZON.COM INC	273,300	59,959,287
AMBEV SA ADR	513,085	949,207
AMENTUM HOLDINGS INC	164,745	3,464,587
AMERANT BANCORP INC	135,035	3,026,134
AMERICAN EAGLE OUTFITTERS INC	52,506	875,275
AMERICAN FINANCIAL GROUP INC/O	51,000	6,983,430
AMERICAN INTERNATIONAL GROUP INC	169,209	12,318,415
AMERICAN SUPERCONDUCTOR CORP	24,138	594,519
AMERICAN VANGUARD CORP	55,869	258,673
AMERICAN WATER WORKS CO INC	51,925	6,464,143
AMERIS BANCORP	53,030	3,318,087
AMICUS THERAPEUTICS INC	87,386	823,176
AMPHENOL CORP	58,314	4,049,907
ANGLO AMERICAN PLC	51,307	1,519,033
ANZ GROUP HOLDINGS LTD	115,222	2,036,035
AON PLC	17,381	6,242,560
APELLIS PHARMACEUTICALS INC	9,896	315,781
API GROUP CORP	46,576	1,675,339
APOGEE THERAPEUTICS INC	13,818	625,955

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

APPLE INC	283,293	70,942,233
APPLOVIN CORP	11,251	3,643,411
APTARGROUP INC	33,175	5,211,793
APTIV PLC	56,900	3,441,312
ARCADIUM LITHIUM PLC	239,794	1,230,143
ARDENT HEALTH PARTNERS INC	9,204	157,204
ARES MANAGEMENT CORP	11,789	2,087,007
ARGAN INC	20,120	2,757,245
ARGENX SE	2,627	1,632,155
ARGENX SE ADR	16,066	9,880,590
ARISTA NETWORKS INC	100,915	11,154,135
ARKEMA SA	5,065	385,756
ARTHUR J GALLAGHER & CO	5,085	1,443,377
ASCENDIS PHARMA A/S ADR	44,501	6,126,453
ASML HOLDING NV	5,211	3,658,043
ASSA ABLOY AB	62,666	1,853,451
ASSURED GUARANTY LTD	25,400	2,286,254
ASTRAZENECA PLC	25,080	3,288,019
ATKORE INC	12,125	1,011,831
ATLANTA BRAVES HOLDINGS INC	47,084	1,801,434
ATLAS COPCO AB	173,536	2,651,904
ATLASSIAN CORP	22,543	5,486,515
ATMUS FILTRATION TECHNOLOGIES	35,498	1,390,812
ATRICURE INC	19,319	590,389
AUTOZONE INC	2,429	7,777,658
AVERY DENNISON CORP	21,200	3,967,156
AVIDITY BIOSCIENCES INC	45,400	1,320,232
AVIENT CORP	38,902	1,589,536
AXA SA	33,931	1,205,852
AXALTA COATING SYSTEMS LTD	174,900	5,985,078
AXSOME THERAPEUTICS INC	10,059	851,092
AYVENS SA	32,983	223,537
AZEK CO INC/THE	94,713	4,496,026
AZZ INC	52,926	4,335,698
BAE SYSTEMS PLC	70,225	1,010,103
BAKER HUGHES CO	215,200	8,827,504
BANC OF CALIFORNIA INC	116,020	1,793,669
BANCA MONTE DEI PASCHI DI SIENA	98,350	693,133
BANCO BILBAO VIZCAYA ARGENTARIA	356,538	3,489,632
BANK OF AMERICA CORP	205,351	9,025,176
*BANK OF NEW YORK MELLON CORP	27,200	2,089,776
BANNER CORP	24,480	1,634,530
BARRICK GOLD CORP	32,395	502,075
BAWAG GROUP AG	22,072	1,854,728
BEAZLEY PLC	138,183	1,413,038
BECTON DICKINSON & CO	24,645	5,591,211
BERKSHIRE HATHAWAY INC	39,366	17,843,821
BEST BUY CO INC	10,591	908,708
BHP GROUP LTD ADR	48,284	2,357,708
BICARA THERAPEUTICS INC	15,867	276,403
BIOHAVEN LTD	15,067	562,752
BJ’S WHOLESALE CLUB HOLDINGS INC	83,400	7,451,790
BKV CORP	17,381	413,320
BLACKSTONE INC	58,338	10,058,638
BLOCK INC	26,488	2,251,215
BLOOM ENERGY CORP	37,852	840,693

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

BLUEPRINT MEDICINES CORP	16,083	1,402,759
BOISE CASCADE CO	14,639	1,739,992
BOOKING HOLDINGS INC	821	4,079,073
BOOT BARN HOLDINGS INC	19,309	2,931,492
BORGWARNER INC	202,500	6,437,475
BRAZE INC	21,087	883,124
BRENNTAG SE	12,380	741,992
BRIGHT HORIZONS FAMILY SOLUTIONS	9,180	1,017,603
BRINKER INTERNATIONAL INC	3,777	499,659
BRINK’S CO/THE	8,751	811,830
BRITISH AMERICAN TOBACCO PLC	58,839	2,122,271
BROADCOM INC	93,502	21,677,504
BROOKDALE SENIOR LIVING INC	355,063	1,785,967
BT GROUP PLC	511,306	922,438
BUILDERS FIRSTSOURCE INC	23,234	3,320,836
BUREAU VERITAS SA	12,654	384,448
C3.AI INC	8,918	307,047
CABOT CORP	31,441	2,870,878
CACTUS INC	19,989	1,166,558
CADENCE BANK	93,908	3,235,131
CANADIAN NATIONAL RAILWAY CO	14,201	1,441,544
CAPGEMINI SE	2,705	442,983
CAPITAL CITY BANK GROUP INC	13,176	482,900
CARGO THERAPEUTICS INC	22,143	319,302
CARGURUS INC	177,586	6,488,992
CARMAX INC	79,820	6,526,083
CARPENTER TECHNOLOGY CORP	7,287	1,236,677
CARRIER GLOBAL CORP	57,000	3,890,820
CASELLA WASTE SYSTEMS INC	43,635	4,617,019
CASTLE BIOSCIENCES INC	18,591	495,450
CATERPILLAR INC	13,596	4,932,085
CBRE GROUP INC	21,210	2,784,661
CCC INTELLIGENT SOLUTIONS HOLDINGS	234,925	2,755,670
CELLDEX THERAPEUTICS INC	31,017	783,800
CELSIUS HOLDINGS INC	18,126	477,439
CENTRUS ENERGY CORP	2,365	157,533
CENTURY ALUMINUM CO	17,953	327,104
CENTURY COMMUNITIES INC	17,340	1,272,062
CF INDUSTRIES HOLDINGS INC	65,700	5,605,524
CG ONCOLOGY INC	19,322	554,155
CHAMPION HOMES INC	53,296	4,695,378
CHAMPIONX CORP	14,412	391,862
CHART INDUSTRIES INC	11,868	2,264,889
CHEESECAKE FACTORY INC/THE	16,033	760,606
CHEFS’ WAREHOUSE INC/THE	54,341	2,680,098
CHENIERE ENERGY INC	5,582	1,199,404
CHIBA BANK LTD/THE	269,860	2,099,159
CHIPOTLE MEXICAN GRILL INC	91,523	5,518,837
CHORD ENERGY CORP	46,700	5,460,164
CHUGAI PHARMACEUTICAL CO LTD	127,700	5,687,021
CIE FINANCIERE RICHEMONT SA	8,246	1,254,757
CINEMARK HOLDINGS INC	78,216	2,423,132
CIVITAS RESOURCES INC	8,866	406,683
CLEAR SECURE INC	120,799	3,218,085
CLEARWATER ANALYTICS HOLDINGS	40,175	1,105,616
COCA-COLA CO/THE	134,787	8,391,839

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

COEUR MINING INC	69,399	396,962
COHERENT CORP	19,569	1,853,771
COLGATE-PALMOLIVE CO	55,845	5,076,869
COLOPLAST A/S	12,310	1,343,885
COMMERCIAL METALS CO	18,161	900,786
COMMERZBANK AG	31,143	507,109
COMSTOCK RESOURCES INC	77,368	1,409,645
CONOCOPHILLIPS	114,622	11,367,064
CONSOL ENERGY INC	4,678	499,049
CONSTELLIUM SE	17,455	179,263
COOPER COS INC/THE	75,500	6,940,715
COTERRA ENERGY INC	259,800	6,635,292
CREDICORP LTD	9,937	1,821,651
CREDO TECHNOLOGY GROUP HOLDING	27,517	1,849,418
CRESCENT ENERGY CO	79,807	1,165,980
CRINETICS PHARMACEUTICALS INC	28,695	1,467,175
CRODA INTERNATIONAL PLC	6,339	268,734
CROWN HOLDINGS INC	96,500	7,979,585
CVC CAPITAL PARTNERS PLC	47,831	1,052,987
CYBERARK SOFTWARE LTD	1,225	408,109
CYTOKINETICS INC	26,346	1,239,316
DAIFUKU CO LTD	69,300	1,455,141
DAIICHI SANKYO CO LTD	54,200	1,500,881
DAIKIN INDUSTRIES LTD	6,419	762,144
DAIMLER TRUCK HOLDING AG	27,361	1,044,046
DASSAULT AVIATION SA	1,377	281,184
DASSAULT SYSTEMES SE	46,040	1,597,093
DATADOG INC	25,382	3,626,834
DAY ONE BIOPHARMACEUTICALS INC	36,111	457,526
DBS GROUP HOLDINGS LTD	184,181	5,902,649
DECKERS OUTDOOR CORP	16,817	3,415,365
DEERE & CO	9,968	4,223,442
DENALI THERAPEUTICS INC	29,661	604,491
DENSO CORP	43,340	610,692
DEUTSCHE POST AG	28,281	995,103
DEUTSCHE TELEKOM AG	67,117	2,007,845
DEVON ENERGY CORP	122,800	4,019,244
DEXCOM INC	28,444	2,212,090
DIAMONDBACK ENERGY INC	35,787	5,862,984
DIASORIN SPA	3,942	406,398
DICK’S SPORTING GOODS INC	6,257	1,431,852
DIGITALOCEAN HOLDINGS INC	113,494	3,866,741
DIME COMMUNITY BANCSHARES INC	21,387	657,329
DISC MEDICINE INC	12,133	769,232
DISCO CORP	10,499	2,854,557
DOMINION ENERGY INC	61,423	3,308,243
DOORDASH INC	61,479	10,313,102
DORMAN PRODUCTS INC	4,848	628,058
DR HORTON INC	79,731	11,147,988
DSM-FIRMENICH AG	3,360	339,995
DUTCH BROS INC	21,777	1,140,679
DXP ENTERPRISES INC/TX	21,000	1,735,020
E.ON SE	109,827	1,278,847
EASTERN BANKSHARES INC	125,809	2,170,205
EATON CORP PLC	13,110	4,350,816
EBAY INC	97,600	6,046,320

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

EDWARDS LIFESCIENCES CORP	17,444	1,291,379
ELEMENT SOLUTIONS INC	52,197	1,327,370
ELF BEAUTY INC	5,297	665,038
ELI LILLY & CO	23,444	18,098,768
ENGIE SA	106,656	1,690,871
ENN ENERGY HOLDINGS LTD HK/02688	328,400	2,361,130
ENSIGN GROUP INC/THE	10,681	1,419,078
ENTERPRISE FINANCIAL SERVICES	38,894	2,193,622
EPIROC AB	106,322	1,852,823
EQUIFAX INC	10,085	2,570,162
ERSTE GROUP BANK AG	9,856	608,883
ESC GLOBIX CORPORATION	1,200	—
EUROGROUP LAMINATIONS SPA	30,505	88,383
EVOLENT HEALTH INC	104,396	1,174,455
EVOLUTION MINING LTD	232,230	691,607
EXACT SCIENCES CORP	23,249	1,306,361
EXPEDIA GROUP INC	38,300	7,136,439
EXPERIAN PLC	13,936	601,271
FABRINET	3,695	812,457
FAIR ISAAC CORP	2,713	5,401,393
FANUC CORP	54,447	1,446,400
FERGUSON ENTERPRISES INC	31,996	5,553,546
FIDELITY NATIONAL FINANCIAL INC	119,800	6,725,572
FINECOBANK BANCA FINECO SPA	75,017	1,304,249
FIRST INTERSTATE BANCSYSTEM INC	28,040	910,459
FIRST QUANTUM MINERALS LTD	20,589	265,272
FIVE POINT HOLDINGS LLC	56,877	214,995
FIVERR INTERNATIONAL LTD	111,568	3,540,053
FLEX LTD	82,200	3,155,658
FLOWSERVE CORP	19,918	1,145,683
FLUENCE ENERGY INC	37,648	597,850
FOMENTO ECONOMICO MEXICANO SAB ADR	31,438	2,687,635
FORTIVE CORP	24,832	1,862,400
FRANCO-NEVADA CORP	58,200	6,843,738
FREEPORT-MCMORAN INC	112,564	4,286,437
FRESHPET INC	12,902	1,910,915
FTI CONSULTING INC	23,600	4,510,668
FUJITSU LTD	47,800	851,464
GALDERMA GROUP AG	8,107	900,291
GENERAL MOTORS CO	150,464	8,015,217
GENIUS SPORTS LTD	153,344	1,326,426
GENMAB A/S	7,284	1,509,577
GENPACT LTD	165,400	7,103,930
GEO GROUP INC/THE	33,029	924,151
GERON CORP	236,857	838,474
GITLAB INC	41,367	2,331,030
GLAUKOS CORP	18,898	2,833,566
GLENCORE PLC	185,863	822,626
GLOBAL PAYMENTS INC	31,875	3,571,913
GLOBANT SA	25,700	5,510,594
GODADDY INC	9,577	1,890,212
*GOLDMAN SACHS GROUP INC/THE	501,941	287,421,455
GOODYEAR TIRE & RUBBER CO/THE	188,102	1,692,918
GRAB HOLDINGS LTD	175,799	829,771
GROUP 1 AUTOMOTIVE INC	3,102	1,307,431
GRUPO FINANCIERO BANORTE SAB DE CV	212,300	1,371,855

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

GSK PLC	103,041	1,737,639
GUARDANT HEALTH INC	17,683	540,216
GUIDEWIRE SOFTWARE INC	5,842	984,844
GULFPORT ENERGY CORP	15,760	2,902,992
HA SUSTAINABLE INFRASTRUCTURE	55,953	1,501,219
HAEMONETICS CORP	19,229	1,501,400
HAIER SMART HOME CO LTD HK/06690	635,200	2,248,727
HAKUHODO DY HOLDINGS INC	38,400	292,838
HALEON PLC	1,583,899	7,486,390
HAMILTON INSURANCE GROUP LTD	60,484	1,151,011
HAMILTON LANE INC	13,153	1,947,302
HANESBRANDS INC	69,638	566,853
HARMONIC INC	138,352	1,830,397
HARTFORD INSURANCE GROUP INC/THE	116,712	12,768,293
HAYWARD HOLDINGS INC	98,995	1,513,634
HB FULLER CO	19,865	1,340,490
HCA HEALTHCARE INC	16,967	5,092,645
HCI GROUP INC	9,435	1,099,461
HDFC BANK LTD ADR	79,416	5,071,506
HEALTH CATALYST INC	140,349	992,267
HEALTHEQUITY INC	12,464	1,195,921
HECLA MINING CO	88,170	432,915
HELIOS TECHNOLOGIES INC	30,240	1,349,914
HERITAGE COMMERCE CORP	69,645	653,270
HERMES INTERNATIONAL SCA	808	1,942,780
HILTON WORLDWIDE HOLDINGS INC	11,200	2,768,192
HOLCIM AG	11,783	1,135,849
HOLOGIC INC	78,200	5,637,438
HOME BANCSHARES INC/AR	119,752	3,388,982
HOME DEPOT INC/THE	16,595	6,455,289
HONDA MOTOR CO LTD	106,900	1,044,105
HSBC HOLDINGS PLC	206,860	2,034,488
HUBBELL INC	12,393	5,191,304
HUBSPOT INC	10,501	7,316,782
HUNTINGTON BANCSHARES INC/OH	335,625	5,460,619
ICHOR HOLDINGS LTD	56,303	1,814,083
ICON PLC	17,900	3,753,809
IDACORP INC	22,289	2,435,742
ILLUMINA INC	14,527	1,941,243
IMCD NV	3,883	576,991
IMI PLC	41,079	936,856
IMMUNOCORE HOLDINGS PLC ADR	15,981	471,440
IMPERIAL BRANDS PLC	37,520	1,199,656
IMPINJ INC	1,357	197,118
INCHCAPE PLC	80,387	774,707
INDUSTRIA DE DISENO TEXTIL SA	29,769	1,530,193
INFINEON TECHNOLOGIES AG	90,021	2,927,006
INGERSOLL RAND INC	20,461	1,850,902
INGEVITY CORP	28,384	1,156,648
INGRAM MICRO HOLDING CORP	42,337	820,914
INSIGHT ENTERPRISES INC	10,261	1,560,698
INSMED INC	47,776	3,298,455
INSULET CORP	7,817	2,040,784
INTELLIA THERAPEUTICS INC	21,734	253,418
INTERDIGITAL INC	527	102,090
INTERMEDIATE CAPITAL GROUP PLC	17,182	444,577

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

INTERNATIONAL BUSINESS MACHINES	32,969	7,247,575
INTERNATIONAL GAME TECHNOLOGY	11,800	208,388
INTERNATIONAL PAPER CO	57,843	3,113,110
INTUIT INC	9,668	6,076,338
INTUITIVE SURGICAL INC	27,232	14,214,015
IRHYTHM TECHNOLOGIES INC	29,857	2,692,206
ISUZU MOTORS LTD	92,000	1,263,566
ITOCHU CORP	19,896	991,508
ITRON INC	16,121	1,750,418
JAMF HOLDING CORP	48,194	677,126
JANUX THERAPEUTICS INC	7,630	408,510
JB HUNT TRANSPORT SERVICES INC	34,700	5,921,902
JCDECAUX SE	33,314	522,969
JOHNSON & JOHNSON	33,320	4,818,738
KAISER ALUMINUM CORP	2,089	146,794
KANSAI ELECTRIC POWER CO INC/THE	45,206	504,382
KBC GROUP NV	15,712	1,212,749
KDDI CORP	36,817	1,181,161
KENNAMETAL INC	48,536	1,165,835
KEYCORP	271,574	4,654,778
KEYENCE CORP	7,065	2,905,389
KKR & CO INC	75,569	11,177,411
KNIGHT-SWIFT TRANSPORTATION HOLDINGS	125,400	6,651,216
KODIAK GAS SERVICES INC	35,428	1,446,525
KOITO MANUFACTURING CO LTD	28,880	368,994
KOMATSU LTD	74,100	2,050,999
KYMERA THERAPEUTICS INC	19,205	772,617
L3HARRIS TECHNOLOGIES INC	15,970	3,358,172
LABCORP HOLDINGS INC	19,753	4,529,758
LAM RESEARCH CORP	33,780	2,439,929
LANDSTAR SYSTEM INC	26,400	4,537,104
LATTICE SEMICONDUCTOR CORP	88,162	4,994,377
LA-Z-BOY INC	15,269	665,270
LEGRAND SA	12,281	1,195,904
LENDINGCLUB CORP	20,452	331,118
LIBERTY MEDIA CORP-LIBERTY FORMULA ONE	47,444	4,396,161
LIFESTANCE HEALTH GROUP INC	197,319	1,454,241
LINCOLN ELECTRIC HOLDINGS INC	18,800	3,524,436
LINDE PLC	5,651	2,365,904
LIVE NATION ENTERTAINMENT INC	35,325	4,574,588
LONDON STOCK EXCHANGE GROUP PLC	12,072	1,706,176
L’OREAL SA	8,088	2,863,036
LOUISIANA-PACIFIC CORP	9,346	967,778
LPL FINANCIAL HOLDINGS INC	5,760	1,880,698
LUKOIL PJSC ADR	41,527	—
LULULEMON ATHLETICA INC	12,600	4,818,366
LUNDIN MINING CORP	72,016	619,412
LVMH MOET HENNESSY LOUIS VUITTON	1,277	840,343
MACOM TECHNOLOGY SOLUTIONS HOLDINGS	23,944	3,110,565
MAGNITE INC	223,814	3,563,119
MAKITA CORP	14,320	441,281
MANULIFE FINANCIAL CORP	152,900	4,694,802
MAPLEBEAR INC	75,500	3,127,210
MARTIN MARIETTA MATERIALS INC	7,239	3,738,944
MARVELL TECHNOLOGY INC	30,449	3,363,092
MASTERCARD INC	48,232	25,397,524

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

MATADOR RESOURCES CO	28,794	1,619,950
MBX BIOSCIENCES INC	17,542	323,299
MCDONALD’S CORP	22,993	6,665,441
MCGRATH RENTCORP	11,064	1,237,176
MCKESSON CORP	10,202	5,814,222
MEDTRONIC PLC	56,098	4,481,108
MERCADOLIBRE INC	4,683	7,963,161
MERUS NV	7,046	296,284
META PLATFORMS INC	72,551	42,479,336
METHANEX CORP	9,027	450,848
MGIC INVESTMENT CORP	51,865	1,229,719
MICROSOFT CORP	116,606	49,149,429
MIDDLEBY CORP/THE	46,600	6,311,970
MIDWESTONE FINANCIAL GROUP INC	23,296	678,380
MISUMI GROUP INC	42,700	667,018
MITSUBISHI CORP	49,500	820,171
MITSUBISHI ELECTRIC CORP	18,281	312,554
MITSUBISHI HEAVY INDUSTRIES LTD	45,400	642,175
MITSUI & CO LTD	41,400	872,203
MITSUI FUDOSAN CO LTD	192,000	1,551,540
MIZUHO FINANCIAL GROUP INC	52,230	1,287,139
MKS INSTRUMENTS INC	48,400	5,052,476
MONGODB INC	3,363	782,940
MONOLITHIC POWER SYSTEMS INC	4,838	2,862,645
MONSTER BEVERAGE CORP	15,799	830,395
MOOG INC	11,305	2,225,276
MOTOROLA SOLUTIONS INC	3,600	1,664,028
MR COOPER GROUP INC	15,389	1,477,498
MS&AD INSURANCE GROUP HOLDINGS	56,200	1,233,353
MVB FINANCIAL CORP	18,067	373,987
NASDAQ INC	68,498	5,295,580
NATERA INC	10,582	1,675,131
NATIONAL BANK HOLDINGS CORP	24,532	1,056,348
NATIONAL GRID PLC	185,405	2,205,912
NATURAL GROCERS BY VITAMIN COTTAGE	9,576	380,359
NESTLE SA ADR	34,136	2,788,911
NET POWER INC	18,380	194,644
NETFLIX INC	26,486	23,607,502
NEXT PLC	9,985	1,187,745
NEXTRACKER INC	47,871	1,748,728
NIPPON TELEGRAPH & TELEPHONE CORP	815,900	820,261
NISSAN MOTOR CO LTD	39,300	120,031
NOBLE CORP PLC	—	8
NORTHEAST BANK	7,956	729,804
NOVAGOLD RESOURCES INC	60,898	202,790
NOVANTA INC	11,283	1,723,704
NOVARTIS AG	27,177	2,659,972
NOVO NORDISK A/S	43,751	3,792,126
NOVONESIS (NOVOZYMES) B	21,458	1,214,789
NU HOLDINGS LTD/CAYMAN ISLANDS	66,521	689,158
NURIX THERAPEUTICS INC	36,750	692,370
NUTANIX INC	22,947	1,403,897
NUVALENT INC	9,048	708,277
NVIDIA CORP	545,830	73,299,511
NVR INC	517	4,228,492
ODDITY TECH LTD	7,845	329,647

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

OLD NATIONAL BANCORP/IN	102,452	2,223,721
OLD REPUBLIC INTERNATIONAL CORP	165,500	5,989,445
OLEMA PHARMACEUTICALS INC	52,270	304,734
ON SEMICONDUCTOR CORP	73,600	4,640,480
ONE GAS INC	32,620	2,258,935
ONESPAWORLD HOLDINGS LTD	73,684	1,466,312
ONTO INNOVATION INC	16,461	2,743,555
OPTION CARE HEALTH INC	103,388	2,398,602
ORACLE CORP	82,349	13,722,637
ORORA LTD	113,520	172,903
OTSUKA HOLDINGS CO LTD	17,100	935,734
PACKAGING CORP OF AMERICA	23,200	5,223,016
PACS GROUP INC	21,281	278,994
PALO ALTO NETWORKS INC	21,016	3,824,071
PAPA JOHN’S INTERNATIONAL INC	7,910	324,864
PARKER-HANNIFIN CORP	3,920	2,493,238
PARSONS CORP	23,931	2,207,635
PAYONEER GLOBAL INC	141,739	1,423,060
PAYPAL HOLDINGS INC	73,708	6,290,978
PEABODY ENERGY CORP	19,676	412,015
PERELLA WEINBERG PARTNERS	94,341	2,249,089
PERFORMANCE FOOD GROUP CO	44,800	3,787,840
PFIZER INC	265,035	7,031,379
PING AN INSURANCE GROUP CO OF HK/02318	193,500	1,147,108
POPULAR INC	7,999	752,386
POWER INTEGRATIONS INC	22,198	1,369,617
PRIMO BRANDS CORP	32,340	995,102
PRIVIA HEALTH GROUP INC	72,414	1,415,694
PROSPERITY BANCSHARES INC	82,100	6,186,235
PROSUS NV	45,999	1,826,686
PROTAGONIST THERAPEUTICS INC	18,656	720,122
PTC THERAPEUTICS INC	22,488	1,015,108
PURE STORAGE INC	48,378	2,971,861
QIAGEN NV	18,146	808,823
QUANTA SERVICES INC	29,998	9,480,868
QUEST DIAGNOSTICS INC	54,900	8,282,214
RADIUS RECYCLING INC	6,126	93,238
RALPH LAUREN CORP	15,650	3,614,837
RAMBUS INC	36,935	1,952,384
RECRUIT HOLDINGS CO LTD	27,337	1,938,603
RED ROCK RESORTS INC	6,678	308,791
REGAL REXNORD CORP	65,818	10,210,346
REGENERON PHARMACEUTICALS INC	2,874	2,047,236
RENASANT CORP	34,200	1,222,650
RENAULT SA	20,864	1,016,500
RENESAS ELECTRONICS CORP	51,358	668,772
REPLIMUNE GROUP INC	37,459	453,628
REPUBLIC SERVICES INC	13,400	2,695,812
REVOLUTION MEDICINES INC	46,084	2,015,714
RHEINMETALL AG	1,100	700,060
RIGETTI COMPUTING INC	13,393	204,377
RIO TINTO PLC	42,167	2,494,214
ROBINHOOD MARKETS INC	63,124	2,352,000
ROCHE HOLDING AG	13,750	3,876,552
ROCKET PHARMACEUTICALS INC	45,398	570,653
ROSS STORES INC	49,400	7,472,738

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

RPM INTERNATIONAL INC	47,300	5,820,738
RYANAIR HOLDINGS PLC ADR	12,515	545,529
RYDER SYSTEM INC	27,009	4,236,632
SAFRAN SA	6,805	1,494,579
SAGE GROUP PLC/THE	12,537	199,878
SAIA INC	8,141	3,710,098
SALESFORCE INC	22,036	7,367,296
SAMSARA INC	27,233	1,189,810
SAMSUNG ELECTRONICS CO LTD GDR	3,933	3,579,030
SANSAN INC	22,762	332,392
SAP SE	3,367	823,867
SAP SE ADR	7,805	1,921,669
SAVARA INC	122,171	375,065
SCHNEIDER ELECTRIC SE	26,432	6,593,514
SCHNEIDER NATIONAL INC	130,058	3,808,098
SCHOLAR ROCK HOLDING CORP	28,014	1,210,765
SEADRILL LTD	26,470	1,030,477
SEKISUI HOUSE LTD	30,700	738,785
SEMTECH CORP	32,041	1,981,736
SERVICENOW INC	14,796	15,685,536
SHAKE SHACK INC	22,255	2,888,699
SHELL PLC	179,190	5,556,579
SHIFT4 PAYMENTS INC	6,066	629,529
SHIMANO INC	7,600	1,034,385
SHIONOGI & CO LTD	106,600	1,505,125
SHOALS TECHNOLOGIES GROUP INC	133,684	739,273
SHOPIFY INC	91,249	9,702,506
SIEMENS AG	7,898	1,542,115
SILICON LABORATORIES INC	17,060	2,119,193
SINGAPORE TELECOMMUNICATIONS LTD	526,249	1,188,130
SIRIUSPOINT LTD	125,839	2,062,501
SITIME CORP	1,958	420,050
SITIO ROYALTIES CORP	54,678	1,048,724
SKANDINAVISKA ENSKILDA BANKEN	178,243	2,443,143
SMARTFINANCIAL INC	9,200	285,016
SMITH DOUGLAS HOMES CORP	14,411	369,498
SMURFIT WESTROCK PLC	90,700	4,885,102
SOCIETE GENERALE SA	39,197	1,102,383
SOLENO THERAPEUTICS INC	17,811	800,604
SONOVA HOLDING AG	5,114	1,672,031
SONY GROUP CORP	346,261	7,422,711
SOUNDHOUND AI INC	29,173	578,792
SOUTHSTATE CORP	7,284	724,612
SPIRE INC	20,696	1,403,810
SPOTIFY TECHNOLOGY SA	37,756	16,891,280
SPROUTS FARMERS MARKET INC	12,620	1,603,623
SPS COMMERCE INC	8,540	1,571,275
SPYRE THERAPEUTICS INC	25,660	597,365
SS&C TECHNOLOGIES HOLDINGS INC	72,762	5,513,904
SSR MINING INC	35,597	247,755
STARBUCKS CORP	86,244	7,869,765
STEPSTONE GROUP INC	34,141	1,976,081
STEVANATO GROUP SPA	10,198	222,214
STRUCTURE THERAPEUTICS INC ADR	18,051	489,543
SUMITOMO MITSUI TRUST GROUP INC	24,022	564,324
SUNRUN INC	24,805	229,446

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

SURGERY PARTNERS INC	75,457	1,597,425
SWEETGREEN INC	97,724	3,133,031
SYMRISE AG	17,555	1,865,992
SYNAPTICS INC	11,705	893,326
SYNDAX PHARMACEUTICALS INC	34,947	461,999
SYNOPSYS INC	9,852	4,781,766
SYNOVUS FINANCIAL CORP	26,150	1,339,665
SYSCO CORP	94,453	7,221,876
SYSMEX CORP	189,950	3,525,001
T ROWE PRICE GROUP INC	43,500	4,919,415
TABOOLA.COM LTD	458,853	1,674,813
TAIWAN SEMICONDUCTOR MANUFACTURING ADR	62,760	12,394,473
TAKE-TWO INTERACTIVE SOFTWARE	8,896	1,637,576
TALANX AG	19,582	1,665,769
TARGET CORP	81,555	11,024,605
TDK CORP	57,275	755,297
TECAN GROUP AG	1,447	323,489
TECHTRONIC INDUSTRIES CO LTD HK/00669	170,500	2,249,789
TECNOGLASS INC	29,538	2,342,954
TELKOM INDONESIA PERSERO TBK PT	9,900,700	1,667,030
TENCENT HOLDINGS LTD HK/00700	56,200	3,016,935
TERUMO CORP	42,200	822,196
TESCO PLC	385,268	1,777,083
TESLA INC	67,906	27,423,159
TEXAS CAPITAL BANCSHARES INC	29,342	2,294,544
TEXAS INSTRUMENTS INC	44,947	8,428,012
TEXTRON INC	72,325	5,532,139
THERMO FISHER SCIENTIFIC INC	2,128	1,107,049
TOKYO ELECTRON LTD	7,121	1,095,835
TOTALENERGIES SE	87,930	4,859,419
TOWNE BANK/PORTSMOUTH VA	21,438	730,178
TRADE DESK INC/THE	24,610	2,892,413
TRADEWEB MARKETS INC	30,431	3,984,027
TRAINLINE PLC	102,330	553,643
TRANE TECHNOLOGIES PLC	14,868	5,491,496
TRANSDIGM GROUP INC	6,431	8,149,878
TRANSUNION	45,100	4,181,221
TRELLEBORG AB	21,712	743,957
TRIMBLE INC	89,775	6,343,502
TRINET GROUP INC	43,981	3,992,155
TRIUMPH FINANCIAL INC	4,181	379,969
TRUPANION INC	64,010	3,085,282
TRUSTMARK CORP	40,901	1,446,668
TWIST BIOSCIENCE CORP	50,597	2,351,243
TXNM ENERGY INC	34,132	1,678,270
TYLER TECHNOLOGIES INC	12,638	7,287,576
UBER TECHNOLOGIES INC	57,179	3,449,037
UCB SA	5,252	1,045,269
ULTRAGENYX PHARMACEUTICAL INC	17,470	734,963
UMB FINANCIAL CORP	26,856	3,030,968
UNICHARM CORP	156,300	1,295,373
UNICREDIT SPA	25,866	1,031,863
UNILEVER PLC	66,699	3,799,118
UNION PACIFIC CORP	34,321	7,826,561
UNITED OVERSEAS BANK LTD	92,450	2,462,035
URANIUM ENERGY CORP	47,283	316,323

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

US FOODS HOLDING CORP	181,152	12,220,514
VALARIS LTD	15,715	695,232
VALEO SE	19,388	186,950
VALLEY NATIONAL BANCORP	222,290	2,013,947
VALMONT INDUSTRIES INC	6,057	1,857,500
VAXCYTE INC	20,870	1,708,418
VEEVA SYSTEMS INC	11,001	2,312,960
VERACYTE INC	76,589	3,032,925
VERICEL CORP	24,910	1,367,808
VERISK ANALYTICS INC	7,369	2,029,644
VERONA PHARMA PLC ADR	20,052	931,215
VERRA MOBILITY CORP	29,677	717,590
VERTIV HOLDINGS CO	38,528	4,377,166
VIAVI SOLUTIONS INC	228,089	2,303,699
VINCI SA	10,519	1,086,410
VIPER ENERGY INC	76,389	3,748,408
VISA INC	16,174	5,111,631
VISTEON CORP	15,573	1,381,637
VITA COCO CO INC/THE	20,180	744,844
VITAL FARMS INC	11,817	445,383
WALMART INC	42,225	3,815,029
WARRIOR MET COAL INC	9,450	512,568
WASTE MANAGEMENT INC	27,639	5,577,274
WELLS FARGO & CO	46,451	3,262,718
WERNER ENTERPRISES INC	63,380	2,276,610
WEST PHARMACEUTICAL SERVICES INC	23,297	7,631,165
WESTINGHOUSE AIR BRAKE TECHNOLOGIES	10,580	2,005,862
WESTLAKE CORP	54,800	6,282,820
WHITE MOUNTAINS INSURANCE GROUP	451	877,222
WHITEHAVEN COAL LTD	84,808	325,555
WILLIS TOWERS WATSON PLC	32,600	10,211,624
WINGSTOP INC	4,128	1,173,178
WISDOMTREE INC	106,688	1,120,224
WISE PLC	43,574	581,738
WIX.COM LTD	3,321	712,521
WOLTERS KLUWER NV	3,582	594,949
WORTHINGTON ENTERPRISES INC	4,912	197,020
WORTHINGTON STEEL INC	4,405	140,167
WPP PLC	90,293	935,648
WW GRAINGER INC	2,675	2,819,584
XCEL ENERGY INC	74,200	5,009,984
XYLEM INC/NY	64,058	7,432,009
ZEBRA TECHNOLOGIES CORP	13,500	5,213,970
ZENAS BIOPHARMA INC	16,839	137,911
ZETA GLOBAL HOLDINGS CORP	26,352	474,072
ZSCALER INC	13,333	2,405,407
ZTO EXPRESS CAYMAN INC ADR	84,321	1,648,128
Total Common Stock		$2,468,184,683

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

Mutual Funds
DREYFUS INS RSRV PR MONEY 6546	84,186,148	$84,186,148
ISHARES CORE MSCI EAFE ETF	53,731	3,776,215
ISHARES RUSSELL 2000 ETF	23,661	5,228,135
PIMCO FDS SHORT TERM FLTG NAV PORT II	1,223,133	12,252,118
Total Mutual Funds		$105,442,616

Real Estate Investment Trusts
ACADIA REALTY TRUST	46,291	$1,118,391
AGREE REALTY CORP	48,580	3,422,461
ALEXANDRIA REAL ESTATE EQUITIES	49,330	4,812,142
AMERICAN HEALTHCARE REIT INC	194,249	5,520,556
AMERICAN HOMES 4 RENT	5,730	214,417
AMERICAN TOWER CORP 3.375% 10/15/26 DD 05/13/16	275,000	268,607
AMERICOLD REALTY TRUST INC	84,410	1,806,374
BRIXMOR PROPERTY GROUP INC	174,540	4,859,194
BROADSTONE NET LEASE INC	91,936	1,458,105
BXP INC	50,470	3,752,949
CAMDEN PROPERTY TRUST	124,730	14,473,669
CARETRUST REIT INC	62,690	1,695,765
COUSINS PROPERTIES INC	120,330	3,686,911
CROWN CASTLE INC 1.350% 07/15/25 DD 06/15/20	300,000	294,251
CUBESMART	43,420	1,860,547
DIAMONDROCK HOSPITALITY CO	141,722	1,279,750
DIGITAL REALTY TRUST INC	66,500	11,792,445
DOUGLAS EMMETT INC	42,350	786,016
EASTGROUP PROPERTIES INC	12,417	1,992,804
ELME COMMUNITIES	14,320	218,666
EMPIRE STATE REALTY TRUST INC	20,340	209,909
EQUINIX INC	20,040	18,895,516
EQUITY LIFESTYLE PROPERTIES INC	68,300	4,548,780
EQUITY RESIDENTIAL	104,560	7,503,226
ESSENTIAL PROPERTIES REALTY TRUST	88,569	2,770,438
EXTRA SPACE STORAGE INC	81,163	12,141,985
FEDERAL REALTY INVESTMENT TRUST	23,010	2,575,970
FIRST INDUSTRIAL REALTY TRUST	45,740	2,292,946
HEALTHPEAK PROPERTIES INC	256,380	5,196,823
HOST HOTELS & RESORTS INC	258,250	4,524,540
INDEPENDENCE REALTY TRUST INC	149,652	2,969,096
INVENTRUST PROPERTIES CORP	29,191	879,525
INVITATION HOMES INC	272,180	8,701,595
IRON MOUNTAIN INC	42,500	4,467,175
KILROY REALTY CORP	26,070	1,054,532
KIMCO REALTY CORP	189,200	4,432,956
KITE REALTY GROUP TRUST	86,170	2,174,931
KKR REAL ESTATE FINANCE TRUST	37,830	382,083
KLEPIERRE SA	59,161	1,703,062
LADDER CAPITAL CORP	81,641	913,563
LAMAR ADVERTISING CO	77,310	9,411,719
LINEAGE INC	79,190	4,638,158
MACERICH CO/THE	163,516	3,257,238
NATIONAL HEALTH INVESTORS INC	13,588	941,648
NETSTREIT CORP	65,370	924,986
NNN REIT INC	256,426	10,475,002
OMEGA HEALTHCARE INVESTORS INC	68,530	2,593,861
OUTFRONT MEDIA INC	130,825	2,320,836

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

PEBBLEBROOK HOTEL TRUST	49,791	674,668
PROLOGIS INC	139,430	14,737,751
PUBLIC STORAGE	18,750	5,614,500
REALTY INCOME CORP	117,994	6,302,060
REDWOOD TRUST INC	74,730	487,987
REXFORD INDUSTRIAL REALTY INC	91,860	3,551,308
SBA COMMUNICATIONS CORP	51,498	10,495,292
SIMON PROPERTY GROUP INC	43,110	7,423,973
SL GREEN REALTY CORP	38,281	2,600,045
STOCKLAND	355,544	1,056,648
SUN COMMUNITIES INC	36,350	4,469,960
SUNSTONE HOTEL INVESTORS INC	44,887	531,462
TANGER INC	86,777	2,961,699
TPG RE FINANCE TRUST INC	50,266	427,261
UDR INC	202,050	8,770,991
VENTAS INC	140,920	8,298,779
VICI PROPERTIES INC	224,640	6,561,734
VORNADO REALTY TRUST	45,800	1,925,432
WELLTOWER INC	106,870	13,468,826
XENIA HOTELS & RESORTS INC	126,205	1,875,209
Total Real Estate Investment Trusts		$290,451,704

Commodities
GOLD BARS	119	$30,895,372
Total Commodities		$30,895,372

Derivative Assets
BRENT CRUDE FUTURE (ICE) EXP JUL 25	1,318,518	$—
BRENT CRUDE FUTURE (ICE) EXP MAR 25	447,846	—
BRENT CRUDE OIL (ICE) EXP DEC 26	977,074	—
BRENT CRUDE OIL (ICE) EXP JUN 25	1,691,903	—
BRENT CRUDE OIL (ICE) EXP OCT 25	1,302,138	—
BRENT CRUDE OIL FUTURE (ICE) EXP SEP 25	4,503,122	—
CA CARBON ALLOW FUTURE (IFE) EXP DEC 25	4,166,565	—
COCOA FUTURE (NYB) EXP MAR 25	233,502	—
COFFEE 'C' FUTURE (NYB) EXP JUL 25	231,340	—
COFFEE 'C' FUTURE (NYB) EXP MAR 25	119,907	—
COFFEE 'C' FUTURE (NYB) EXP MAY 25	354,209	—
COM FWD EUROBOBCO CAL25 2025 DEC 31	12,000	26,952
COM FWD EUROBOBCO 3Q25 11.35 2025 SEP 30	3,000	1,687
COMMIT TO PUR FNMA SF MTG 5.500% 01/01/55 DD 01/01/25	2,500,000	33,775
COMMIT TO PUR FNMA SF MTG 5.500% 02/01/55 DD 02/01/25	2,400,000	34,112
COPPER FUTURE (CMX) EXP MAR 25	100,664	—
CORN FUTURE (CBT) EXP JUL 25	351,578	—
CORN FUTURE (CBT) EXP MAY 25	93,154	—
CRUDE OIL FUTURE (NYM) EXP JUL 25	1,396,820	—
CRUDE OIL FUTURE (NYM) EXP SEP 25	2,351,134	—
ECX EMISSION (EDX) EXP MAR 25	148,223	—
GASOLINE RBOB FUTURE (NYM) EXP APR 25	748,448	—
GASOLINE RBOB FUTURE (NYM) EXP DEC 25	552,933	—
GASOLINE RBOB FUTURE (NYM) EXP FEB 25	84,387	—
GASOLINE RBOB FUTURE (NYM) EXP SEP 25	442,118	—
HENRY HB LD1 (IFE) EXP FEB 30	34,004	—
HENRY HB LD1 (IFE) EXP FEB 31	16,877	—
HENRY HB LD1 (IFE) EXP JAN 30	33,144	—
HENRY HB LD1 (IFE) EXP JAN 31	16,877	—

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

HENRY HB LD1 FUT (IFE) EXP APR 30	34,004	—
HENRY HB LD1 FUT (IFE) EXP APR 31	16,877	—
HENRY HB LD1 FUT (IFE) EXP AUG 30	34,004	—
HENRY HB LD1 FUT (IFE) EXP AUG 31	16,877	—
HENRY HB LD1 FUT (IFE) EXP DEC 30	34,004	—
HENRY HB LD1 FUT (IFE) EXP DEC 31	16,877	—
HENRY HB LD1 FUT (IFE) EXP JUN 30	34,004	—
HENRY HB LD1 FUT (IFE) EXP JUN 31	16,877	—
HENRY HB LD1 FUT (IFE) EXP MAR 30	34,004	—
HENRY HB LD1 FUT (IFE) EXP MAR 31	16,877	—
HENRY HB LD1 FUT (IFE) EXP MAY 30	34,004	—
HENRY HB LD1 FUT (IFE) EXP MAY 31	16,877	—
HENRY HB LD1 FUT (IFE) EXP NOV 30	34,004	—
HENRY HB LD1 FUT (IFE) EXP NOV 31	16,877	—
HENRY HB LD1 FUT (IFE) EXP OCT 30	34,004	—
HENRY HB LD1 FUT (IFE) EXP OCT 31	16,877	—
HENRY HB LD1 FUT (IFE) EXP SEP 30	34,004	—
HENRY HB LD1 FUT (IFE) EXP SEP 31	16,877	—
HENRY HUB LD1 FUT (IFE) EXP JUL 30	34,004	—
HENRY HUB LD1 FUT (IFE) EXP JUL 31	16,877	—
KC HRW WHEAT FUTURE (CBT) EXP MAR 25	727,051	—
LIVE CATTLE FUTURE (CME) EXP APR 25	699,399	—
LIVE CATTLE FUTURE (CME) EXP FEB 25	153,282	—
NATURAL GAS FUTURE (ICE) EXP MAR 25	233,281	—
NATURAL GAS FUTURE (NYM) EXP APR 25	92,103	—
NATURAL GAS FUTURE (NYM) EXP JUL 25	70,442	—
NATURAL GAS FUTURE (NYM) EXP MAR 25	991,392	—
NATURAL GAS FUTURE (NYM) EXP MAR 26	339,939	—
NATURAL GAS FUTURE (NYM) EXP OCT 25	904,775	—
NY HARB ULSD FUTURE (NYM) EXP FEB 25	97,290	—
NY HARB ULSD FUTURE (NYM) EXP JUN 25	842,873	—
NY HARB ULSD FUTURE (NYM) EXP MAR 25	481,829	—
SILVER FUTURE (CMX) EXP MAR 25	1,169,688	—
SINGM92U VS BR1STL FUT (ISF) EXP FEB 25	5,451	—
SINGM92U VS BR1STL FUT (ISF) EXP MAR 25	5,451	—
SOYBEAN FUTURE (CBT) EXP MAR 25	1,061,046	—
SOYBEAN FUTURE (CBT) EXP NOV 25	102,527	—
SOYBEAN MEAL FUTURE (CBT) EXP MAR 25	2,059,915	—
SUGAR #11 WORLD FUTURE (NYB) EXP JUL 25	156,808	—
SUGAR #11 WORLD FUTURE (NYB) EXP MAY 25	39,986	—
TRS EL BCOMF1NTC INDEX P 0% 2025 FEB 18	7,186,207	2,062
TRS EL JMABFNJ2 EQUITY P 0% 2026 JAN 30	1,833,114	—
TRS EL SPGCESTR EQUITY P TBILDI3M 16 BPS 2025 FEB 18	51,544,659	148,213
TRS EL SPGCESTR EQUITY P TBILDI3M 17 BPS 2025 FEB 18	15,722,515	43,583
TRS EL SPGCESTR EQUITY P TBILL 17 BPS 2025 FEB 18	7,829,847	22,902
TRS EL SPGCESTR INDEX P TBILDI3M +16BPS 2025 FEB 18	44,063,954	127,125
TTF NAT GAS F FUTURE (EDX) EXP APR 26	28,784	—
TTF NAT GAS F FUTURE (EDX) EXP FEB 25	68,041	—
TTF NAT GAS F FUTURE (EDX) EXP FEB 26	91,052	—
TTF NAT GAS F FUTURE (EDX) EXP JAN 26	102,541	—
TTF NAT GAS F FUTURE (EDX) EXP JUN 26	27,714	—
TTF NAT GAS F FUTURE (EDX) EXP MAR 25	37,498	—
TTF NAT GAS F FUTURE (EDX) EXP MAR 26	97,602	—
TTF NAT GAS F FUTURE (EDX) EXP MAY 26	28,985	—
US 2YR TREAS NTS FUTURE (CBT) EXP MAR 25	53,253,087	—
US 5YR TREAS NTS FUTURE (CBT) EXP MAR 25	3,508,088	—

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

US 10YR TREAS NTS FUTURE (CBT) EXP MAR 25	10,113,843	—
VARS GOLDLNPM 0.06325225 JPM 2026 APR 10	7,078,000	263,772
WTI CRUDE FUTURE (NYM) EXP AUG 25	1,389,820	—
WTI CRUDE FUTURE (NYM) EXP DEC 26	328,705	—
WTI CRUDE FUTURE (NYM) EXP MAR 25	71,251	—
WTI CRUDE FUTURE (NYM) EXP OCT 25	481,677	—
ZINC FUTURE (LME) EXP MAR 25	223,529	—
Total Derivative Assets		$704,183

Total Investment Assets (at fair value)		$12,558,191,807

Separately Managed Accounts

Derivative Liabilities
ALUMINUM HG FUTURE (LME) EXP MAR 25	702,628	$—
BRENT CRUDE FUTURE (ICE) APR 25 CALL APR 25 090.000 ED 022525	10	—
BRENT CRUDE FUTURE (ICE) EXP AUG 25	437,646	—
BRENT CRUDE FUTURE (ICE) EXP DEC 27	687,810	—
BRENT CRUDE FUTURE (ICE) EXP MAY 25	1,773,144	—
BRENT CRUDE FUTURE (ICE) EXP NOV 25	648,639	—
BRENT CRUDE FUTURE (ICE) MAR 25 CALL MAR 25 085.000 ED 012825	10	—
BRENT CRUDE OIL (ICE) EXP DEC 25	1,220,787	—
BRENT CRUDE OIL (ICE) EXP FEB 26	633,082	—
BRENT CRUDE OIL (ICE) EXP JAN 26	1,716,984	—
BRENT CRUDE OIL FUTURE (ICE) EXP APR 25	593,928	—
BRT/DUBAI 1ST LN FUTURE (ISF) EXP APR 25	882	—
BRT/DUBAI 1ST LN FUTURE (ISF) EXP JUN 25	862	—
BRT/DUBAI 1ST LN FUTURE (ISF) EXP MAR 25	1,284	—
BRT/DUBAI 1ST LN FUTURE (ISF) EXP MAY 25	401	—
COFF ROBUSTA 10TN FUTURE (ICE) EXP MAR 25	487,510	—
COFF ROBUSTA 10TN FUTURE (ICE) EXP MAY 25	192,204	—
COM FWD EUROBOBCO 1Q25 8.35 2025 MAR 31	6,000	(1,654)
COM FWD EUROBOBCO 3Q25 11.35 2025 SEP 30	3,000	—
COM FWD EUROBOBCO CAL25 2025 DEC 31	12,000	—
CORN FUTURE (CBT) EXP DEC 25	155,320	—
CORN FUTURE (CBT) EXP MAR 25	2,430,156	—
COTTON NO 2 FUTURE (NYB) EXP JUL 25	352,510	—
COTTON NO 2 FUTURE (NYB) EXP MAR 25	239,407	—
COTTON NO 2 FUTURE (NYB) EXP MAY 25	104,238	—
CRUDE OIL FUTURE (NYM) EXP APR 25	708,610	—
CRUDE OIL FUTURE (NYM) EXP DEC 25	477,337	—
CRUDE OIL FUTURE (NYM) EXP DEC 27	257,364	—
CRUDE OIL FUTURE (NYM) EXP FEB 25	143,442	—
CRUDE OIL FUTURE (NYM) EXP JUN 25	1,964,788	—
CRUDE OIL FUTURE (NYM) EXP MAY 25	705,010	—
CRUDE OIL FUTURE (NYM) EXP NOV 25	685,010	—
CRUDE OIL FUTURE OPT MAR 25 CALL FEB 24 078.000 ED 021425	10	—
GAS OIL FUTURE (ICE) EXP JUN 25	1,825,227	—
GASOLINE RBOB FUTURE (NYM) EXP JUN 25	557,480	—
GASOLINE RBOB FUTURE (NYM) EXP OCT 25	409,442	—
GOLD 100 OZ FUTURE (CMX) APR 25 CALL FEB 25 2900.000 ED 022525	10	—
GOLD 100 OZ FUTURE (CMX) EXP APR 25	30,392,514	—
GOLD 100 OZ FUTURE (CMX) EXP FEB 25	3,433,313	—
GOLD 100 OZ FUTURE (CMX) FEB 25 CALL JAN 25 2750.000 ED 012825	10	—
HENRY HB LD1 (IFE) EXP FEB 26	17,722	—
HENRY HB LD1 (IFE) EXP JAN 26	17,722	—

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

HENRY HB LD1 (IFE) EXP MAR 26	17,722	—
HENRY HB LD1 FUT (IFE) EXP APR 26	17,722	—
HENRY HB LD1 FUT (IFE) EXP DEC 26	17,722	—
HENRY HB LD1 FUT (IFE) EXP MAY 26	17,722	—
HENRY HB LD1 FUT (IFE) EXP NOV 26	17,722	—
HENRY HB LD1 FUT (IFE) EXP OCT 26	17,722	—
HENRY HUB LD1 FUT (IFE) EXP AUG 26	17,722	—
HENRY HUB LD1 FUT (IFE) EXP JUL 26	17,722	—
HENRY HUB LD1 FUT (IFE) EXP JUN 26	17,722	—
HENRY HUB LD1 FUT (IFE) EXP SEP 26	17,722	—
IRON ORE 62% (SGX) EXP MAR 25	50,035	—
KC HRW WHEAT FUTURE (CBT) EXP JUL 25	432,015	—
KC HRW WHEAT FUTURE (CBT) EXP MAY 25	28,389	—
LEAD FUTURE (LME) EXP MAR 25	340,932	—
LEAN HOGS FUTURE (CME) EXP APR 25	588,727	—
LEAN HOGS FUTURE (CME) EXP FEB 25	162,605	—
LOW SU GASOIL G FUTURE (ICE) EXP MAR 25	481,607	—
NATURAL GAS FUTURE (NYM) EXP FEB 25	1,562,233	—
NATURAL GAS FUTURE (NYM) EXP JAN 26	1,583,074	—
NATURAL GAS FUTURE (NYM) EXP MAY 25	315,710	—
NICKEL FUTURE (LME) EXP MAR 25	826,389	—
PALLADIUM FUTURE (NYM) EXP MAR 25	181,962	—
PLATINUM FUTURE (NYM) EXP APR 25	227,630	—
SNG KEROS V SNG GA EXP MAR 25	802	—
SNG KEROS VS SNG GASOIL (ISF) EXP APR 25	431	—
SNG KEROS VS SNG GASOIL (ISF) EXP JUN 25	431	—
SNG KEROS VS SNG GASOIL (ISF) EXP MAY 25	431	—
SNG KEROS VS SNG GASOIL EXP AUG 25	702	—
SNG KEROS VS SNG GASOIL EXP JUL 25	702	—
SNG KEROS VS SNG GASOIL EXP SEP 25	702	—
SOYBEAN FUTURE (CBT) EXP JUL 25	362,170	—
SOYBEAN FUTURE (CBT) EXP MAY 25	102,227	—
SOYBEAN MEAL FUTURE (CBT) EXP JUL 25	327,610	—
SOYBEAN MEAL FUTURE (CBT) EXP MAY 25	96,813	—
SOYBEAN OIL FUTURE (CBT) EXP JUL 25	122,825	—
SOYBEAN OIL FUTURE (CBT) EXP MAR 25	242,170	—
SOYBEAN OIL FUTURE (CBT) EXP MAY 25	24,415	—
SUGAR #11 (WORLD) FUTURE EXP MAR 25	453,016	—
TRS_FL BCOMF1NTC INDEX P 0% 2025 FEB 18	56,439	—
TRS_FL JMABFNJ2 EQUITY P 0% 2026 JAN 30	17,294	—
TRS_FL SPGCESTR EQUITY P TBILDI3M 16 BPS 2025 FEB 18	83,777	—
TRS_FL SPGCESTR EQUITY P TBILDI3M 17 BPS 2025 FEB 18	24,670	—
TRS_FL SPGCESTR EQUITY P TBILL 17 BPS 2025 FEB 18	12,962	—
TRS_FL SPGCESTR INDEX P TBILDI3M +16BPS 2025 FEB 18	71,860	—
TTF NAT GAS F FUTURE (EDX) EXP APR 25	36,135	—
TTF NAT GAS F FUTURE (EDX) EXP AUG 25	147,137	—
TTF NAT GAS F FUTURE (EDX) EXP JUL 25	147,652	—
TTF NAT GAS F FUTURE (EDX) EXP JUN 25	35,880	—
TTF NAT GAS F FUTURE (EDX) EXP MAY 25	37,160	—
TTF NAT GAS F FUTURE (EDX) EXP SEP 25	142,618	—
US 10YR TREAS NTS FUTURE (CBT) EXP MAR 25	7,395,068	—
US 10YR ULTRA FUTURE (CBT) EXP MAR 25	1,558,389	—
US TREAS BD FUTURE (CBT) EXP MAR 25	4,553,790	—
US ULTRA BOND (CBT) EXP MAR 25	356,722	—
VARS GOLDLNPM 0.06325225 JPM 2026 APR 10	7,078,000	—
WHEAT FUTURE (CBT) EXP JUL 25	170,856	—

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

WHEAT FUTURE (CBT) EXP MAR 25	1,654,560	—
WHEAT FUTURE (CBT) EXP MAY 25	56,252	—
WTI CRUDE FUTURE (ICE) EXP DEC 25	340,955	—
WTI CRUDE FUTURE (ICE) EXP JUN 25	771,881	—
WTI CRUDE FUTURE (ICE) EXP MAR 25	926,263	—
WTI CRUDE FUTURE (NYM) CALL JAN 25 084.000 ED 011525	10	—
WTI CRUDE FUTURE (NYM) EXP FEB 26	338,005	—
WTI CRUDE FUTURE (NYM) EXP JAN 26	678,810	—
Total Derivative Liabilities		$(1,654)

Total Investment Liabilities (at fair value)		$(1,654)

Total Investment Assets less Investment Liabilities		$12,558,190,153

*Notes Receivable from Participants with interest rates ranging from 4.25% to 9.50% with maturities up to 30 years		$31,125,348

Total Investments, net		$12,589,315,501

* Denotes party-in-interest
Note: Par value is reflected in the underlying currency of the security, where applicable.

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

Securities Purchased Under Agreements to Resell
BARCLAYS CAPITAL REV REPO 5.300% 03/11/24 DD 03/08/24	59,600,000	$59,600,000
BARCLAYS CAPITAL REV REPO 5.310% 02/23/24 DD 02/22/24	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.320% 01/23/24 DD 01/22/24	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.320% 02/21/24 DD 02/20/24	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.320% 04/19/24 DD 04/18/24	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.330% 02/16/24 DD 02/15/24	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.330% 04/22/24 DD 04/19/24	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.340% 03/06/24 DD 03/05/24	60,000,000	60,000,000
BARCLAYS CAPITAL REV REPO 5.340% 05/21/24 DD 05/20/24	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.350% 02/07/24 DD 02/06/24	58,900,000	58,900,000
BARCLAYS CAPITAL REV REPO 5.350% 04/25/24 DD 04/24/24	54,400,000	54,400,000
BARCLAYS CAPITAL REV REPO 5.350% 05/09/24 DD 05/08/24	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.350% 05/14/24 DD 05/13/24	50,800,000	50,800,000
BARCLAYS CAPITAL REV REPO 5.360% 01/09/24 DD 01/08/24	61,700,000	61,700,000
BARCLAYS CAPITAL REV REPO 5.370% 04/08/24 DD 04/05/24	9,800,000	9,800,000
BARCLAYS CAPITAL REV REPO 5.380% 01/26/24 DD 01/25/24	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.390% 07/08/24 DD 07/05/24	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.400% 06/05/24 DD 06/04/24	51,000,000	51,000,000
BARCLAYS CAPITAL REV REPO 5.420% 04/04/24 DD 04/03/24	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.420% 07/11/24 DD 07/10/24	56,200,000	56,200,000
BARCLAYS CAPITAL REV REPO 5.430% 07/19/24 DD 07/18/24	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.430% 08/14/24 DD 08/13/24	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.450% 07/29/24 DD 07/26/24	100,000	100,000
BARCLAYS CAPITAL REV REPO 5.460% 01/05/24 DD 01/04/24	60,200,000	60,200,000
BNP PARIBAS REV REPO 4.260% 12/20/24 DD 12/19/24	44,500,000	44,500,000
BNP PARIBAS REV REPO 4.300% 12/23/24 DD 12/20/24	5,700,000	5,700,000
BNP PARIBAS REV REPO 4.300% 12/24/24 DD 12/23/24	100,000	100,000
BNP PARIBAS REV REPO 4.340% 12/26/24 DD 12/24/24	37,700,000	37,700,000
BNP PARIBAS REV REPO 4.380% 12/24/24 DD 12/23/24	5,600,000	5,600,000
BNP PARIBAS REV REPO 4.480% 12/31/24 DD 12/30/24	6,100,000	6,100,000
BNP PARIBAS REV REPO 4.560% 11/20/24 DD 11/19/24	39,400,000	39,400,000
BNP PARIBAS REV REPO 4.560% 12/31/24 DD 12/30/24	38,000,000	38,000,000
BNP PARIBAS REV REPO 4.580% 11/27/24 DD 11/26/24	44,100,000	44,100,000
BNP PARIBAS REV REPO 4.600% 11/18/24 DD 11/15/24	43,500,000	43,500,000
BNP PARIBAS REV REPO 4.600% 11/19/24 DD 11/18/24	43,500,000	43,500,000
BNP PARIBAS REV REPO 4.600% 11/21/24 DD 11/20/24	41,100,000	41,100,000
BNP PARIBAS REV REPO 4.600% 11/29/24 DD 11/27/24	44,300,000	44,300,000
BNP PARIBAS REV REPO 4.600% 12/19/24 DD 12/18/24	48,000,000	48,000,000
BNP PARIBAS REV REPO 4.610% 12/30/24 DD 12/27/24	6,100,000	6,100,000
BNP PARIBAS REV REPO 4.620% 11/13/24 DD 11/12/24	46,200,000	46,200,000
BNP PARIBAS REV REPO 4.620% 12/13/24 DD 12/12/24	5,400,000	5,400,000
BNP PARIBAS REV REPO 4.630% 11/14/24 DD 11/13/24	45,500,000	45,500,000
BNP PARIBAS REV REPO 4.640% 11/12/24 DD 11/08/24	46,900,000	46,900,000
BNP PARIBAS REV REPO 4.640% 11/26/24 DD 11/25/24	43,700,000	43,700,000
BNP PARIBAS REV REPO 4.650% 12/05/24 DD 12/04/24	6,800,000	6,800,000
BNP PARIBAS REV REPO 4.650% 12/09/24 DD 12/06/24	25,200,000	25,200,000
BNP PARIBAS REV REPO 4.650% 12/16/24 DD 12/13/24	7,000,000	7,000,000
BNP PARIBAS REV REPO 4.710% 12/11/24 DD 12/10/24	41,600,000	41,600,000
BNP PARIBAS REV REPO 4.770% 11/07/24 DD 11/06/24	46,600,000	46,600,000
BNP PARIBAS REV REPO 4.800% 10/11/24 DD 10/10/24	5,500,000	5,500,000
BNP PARIBAS REV REPO 4.800% 11/06/24 DD 11/05/24	44,800,000	44,800,000
BNP PARIBAS REV REPO 4.820% 10/29/24 DD 10/28/24	6,300,000	6,300,000
BNP PARIBAS REV REPO 4.830% 10/15/24 DD 10/11/24	48,900,000	48,900,000
BNP PARIBAS REV REPO 4.830% 10/28/24 DD 10/25/24	46,700,000	46,700,000
BNP PARIBAS REV REPO 4.830% 10/31/24 DD 10/30/24	5,600,000	5,600,000

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

BNP PARIBAS REV REPO 4.840% 10/21/24 DD 10/18/24	47,100,000	47,100,000
BNP PARIBAS REV REPO 4.850% 11/05/24 DD 11/04/24	44,800,000	44,800,000
BNP PARIBAS REV REPO 4.850% 11/08/24 DD 11/07/24	47,400,000	47,400,000
BNP PARIBAS REV REPO 4.870% 10/04/24 DD 10/03/24	47,700,000	47,700,000
BNP PARIBAS REV REPO 4.870% 10/07/24 DD 10/04/24	6,300,000	6,300,000
BNP PARIBAS REV REPO 4.870% 10/08/24 DD 10/07/24	50,200,000	50,200,000
BNP PARIBAS REV REPO 4.870% 10/16/24 DD 10/15/24	51,000,000	51,000,000
BNP PARIBAS REV REPO 4.870% 10/23/24 DD 10/22/24	45,600,000	45,600,000
BNP PARIBAS REV REPO 4.870% 10/24/24 DD 10/23/24	45,800,000	45,800,000
BNP PARIBAS REV REPO 4.880% 10/10/24 DD 10/09/24	49,900,000	49,900,000
BNP PARIBAS REV REPO 4.890% 09/26/24 DD 09/25/24	48,300,000	48,300,000
BNP PARIBAS REV REPO 4.890% 09/27/24 DD 09/26/24	47,400,000	47,400,000
BNP PARIBAS REV REPO 4.890% 11/01/24 DD 10/31/24	42,900,000	42,900,000
BNP PARIBAS REV REPO 4.900% 09/30/24 DD 09/27/24	47,500,000	47,500,000
BNP PARIBAS REV REPO 4.900% 11/04/24 DD 11/01/24	44,800,000	44,800,000
BNP PARIBAS REV REPO 4.910% 10/17/24 DD 10/16/24	47,300,000	47,300,000
BNP PARIBAS REV REPO 4.930% 10/18/24 DD 10/17/24	50,200,000	50,200,000
BNP PARIBAS REV REPO 5.270% 02/22/24 DD 02/21/24	64,300,000	64,300,000
BNP PARIBAS REV REPO 5.270% 02/23/24 DD 02/22/24	60,900,000	60,900,000
BNP PARIBAS REV REPO 5.270% 06/25/24 DD 06/24/24	2,900,000	2,900,000
BNP PARIBAS REV REPO 5.280% 01/23/24 DD 01/22/24	61,800,000	61,800,000
BNP PARIBAS REV REPO 5.280% 02/21/24 DD 02/20/24	64,800,000	64,800,000
BNP PARIBAS REV REPO 5.280% 04/19/24 DD 04/18/24	59,500,000	59,500,000
BNP PARIBAS REV REPO 5.290% 01/22/24 DD 01/19/24	62,000,000	62,000,000
BNP PARIBAS REV REPO 5.290% 01/24/24 DD 01/23/24	62,000,000	62,000,000
BNP PARIBAS REV REPO 5.290% 02/16/24 DD 02/15/24	61,000,000	61,000,000
BNP PARIBAS REV REPO 5.290% 02/29/24 DD 02/28/24	10,300,000	10,300,000
BNP PARIBAS REV REPO 5.290% 03/20/24 DD 03/19/24	10,900,000	10,900,000
BNP PARIBAS REV REPO 5.290% 03/21/24 DD 03/20/24	63,300,000	63,300,000
BNP PARIBAS REV REPO 5.300% 01/25/24 DD 01/24/24	61,700,000	61,700,000
BNP PARIBAS REV REPO 5.300% 02/14/24 DD 02/13/24	60,200,000	60,200,000
BNP PARIBAS REV REPO 5.300% 02/26/24 DD 02/23/24	61,000,000	61,000,000
BNP PARIBAS REV REPO 5.300% 02/29/24 DD 02/28/24	60,500,000	60,500,000
BNP PARIBAS REV REPO 5.300% 03/06/24 DD 03/05/24	10,300,000	10,300,000
BNP PARIBAS REV REPO 5.300% 04/24/24 DD 04/23/24	53,900,000	53,900,000
BNP PARIBAS REV REPO 5.300% 05/16/24 DD 05/15/24	8,100,000	8,100,000
BNP PARIBAS REV REPO 5.300% 05/20/24 DD 05/17/24	100,000	100,000
BNP PARIBAS REV REPO 5.300% 05/21/24 DD 05/20/24	47,300,000	47,300,000
BNP PARIBAS REV REPO 5.300% 05/22/24 DD 05/21/24	51,900,000	51,900,000
BNP PARIBAS REV REPO 5.300% 05/23/24 DD 05/22/24	100,000	100,000
BNP PARIBAS REV REPO 5.310% 01/10/24 DD 01/09/24	61,400,000	61,400,000
BNP PARIBAS REV REPO 5.310% 01/30/24 DD 01/29/24	11,200,000	11,200,000
BNP PARIBAS REV REPO 5.310% 01/31/24 DD 01/30/24	64,700,000	64,700,000
BNP PARIBAS REV REPO 5.310% 02/07/24 DD 02/06/24	10,000,000	10,000,000
BNP PARIBAS REV REPO 5.310% 02/08/24 DD 02/07/24	100,000	100,000
BNP PARIBAS REV REPO 5.310% 02/09/24 DD 02/08/24	59,700,000	59,700,000
BNP PARIBAS REV REPO 5.310% 03/05/24 DD 03/04/24	61,100,000	61,100,000
BNP PARIBAS REV REPO 5.310% 03/13/24 DD 03/12/24	58,000,000	58,000,000
BNP PARIBAS REV REPO 5.310% 03/14/24 DD 03/13/24	66,800,000	66,800,000
BNP PARIBAS REV REPO 5.310% 03/19/24 DD 03/18/24	61,800,000	61,800,000
BNP PARIBAS REV REPO 5.310% 03/25/24 DD 03/22/24	58,300,000	58,300,000
BNP PARIBAS REV REPO 5.310% 04/11/24 DD 04/10/24	56,900,000	56,900,000
BNP PARIBAS REV REPO 5.310% 04/15/24 DD 04/12/24	56,800,000	56,800,000
BNP PARIBAS REV REPO 5.310% 05/06/24 DD 05/03/24	8,300,000	8,300,000
BNP PARIBAS REV REPO 5.310% 05/07/24 DD 05/06/24	50,400,000	50,400,000
BNP PARIBAS REV REPO 5.310% 05/08/24 DD 05/07/24	50,000,000	50,000,000

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

BNP PARIBAS REV REPO 5.310% 05/13/24 DD 05/10/24	50,900,000	50,900,000
BNP PARIBAS REV REPO 5.310% 05/15/24 DD 05/14/24	50,600,000	50,600,000
BNP PARIBAS REV REPO 5.310% 05/17/24 DD 05/16/24	50,800,000	50,800,000
BNP PARIBAS REV REPO 5.310% 06/24/24 DD 06/21/24	9,300,000	9,300,000
BNP PARIBAS REV REPO 5.320% 01/11/24 DD 01/10/24	100,000	100,000
BNP PARIBAS REV REPO 5.320% 01/12/24 DD 01/11/24	100,000	100,000
BNP PARIBAS REV REPO 5.320% 01/16/24 DD 01/12/24	61,600,000	61,600,000
BNP PARIBAS REV REPO 5.320% 01/19/24 DD 01/18/24	61,800,000	61,800,000
BNP PARIBAS REV REPO 5.320% 01/30/24 DD 01/29/24	64,800,000	64,800,000
BNP PARIBAS REV REPO 5.320% 02/12/24 DD 02/09/24	59,200,000	59,200,000
BNP PARIBAS REV REPO 5.320% 02/16/24 DD 02/15/24	9,700,000	9,700,000
BNP PARIBAS REV REPO 5.320% 02/23/24 DD 02/22/24	10,200,000	10,200,000
BNP PARIBAS REV REPO 5.320% 02/28/24 DD 02/27/24	60,300,000	60,300,000
BNP PARIBAS REV REPO 5.320% 03/04/24 DD 03/01/24	100,000	100,000
BNP PARIBAS REV REPO 5.320% 03/18/24 DD 03/15/24	67,100,000	67,100,000
BNP PARIBAS REV REPO 5.320% 03/25/24 DD 03/22/24	9,600,000	9,600,000
BNP PARIBAS REV REPO 5.320% 04/05/24 DD 04/04/24	9,100,000	9,100,000
BNP PARIBAS REV REPO 5.320% 04/10/24 DD 04/09/24	57,200,000	57,200,000
BNP PARIBAS REV REPO 5.320% 05/06/24 DD 05/03/24	50,000,000	50,000,000
BNP PARIBAS REV REPO 5.320% 05/28/24 DD 05/24/24	51,900,000	51,900,000
BNP PARIBAS REV REPO 5.320% 06/14/24 DD 06/13/24	59,100,000	59,100,000
BNP PARIBAS REV REPO 5.320% 06/17/24 DD 06/14/24	9,400,000	9,400,000
BNP PARIBAS REV REPO 5.320% 06/24/24 DD 06/21/24	56,300,000	56,300,000
BNP PARIBAS REV REPO 5.320% 06/25/24 DD 06/24/24	57,000,000	57,000,000
BNP PARIBAS REV REPO 5.320% 09/13/24 DD 09/12/24	43,400,000	43,400,000
BNP PARIBAS REV REPO 5.330% 01/08/24 DD 01/05/24	62,900,000	62,900,000
BNP PARIBAS REV REPO 5.330% 01/17/24 DD 01/16/24	64,000,000	64,000,000
BNP PARIBAS REV REPO 5.330% 01/18/24 DD 01/17/24	11,400,000	11,400,000
BNP PARIBAS REV REPO 5.330% 01/19/24 DD 01/18/24	10,600,000	10,600,000
BNP PARIBAS REV REPO 5.330% 01/23/24 DD 01/22/24	10,600,000	10,600,000
BNP PARIBAS REV REPO 5.330% 02/01/24 DD 01/31/24	63,200,000	63,200,000
BNP PARIBAS REV REPO 5.330% 03/08/24 DD 03/07/24	9,600,000	9,600,000
BNP PARIBAS REV REPO 5.330% 03/21/24 DD 03/20/24	6,000,000	6,000,000
BNP PARIBAS REV REPO 5.330% 03/26/24 DD 03/25/24	58,400,000	58,400,000
BNP PARIBAS REV REPO 5.330% 04/08/24 DD 04/05/24	43,000,000	43,000,000
BNP PARIBAS REV REPO 5.330% 04/09/24 DD 04/08/24	57,200,000	57,200,000
BNP PARIBAS REV REPO 5.330% 04/18/24 DD 04/17/24	9,100,000	9,100,000
BNP PARIBAS REV REPO 5.330% 04/19/24 DD 04/18/24	2,900,000	2,900,000
BNP PARIBAS REV REPO 5.330% 04/26/24 DD 04/25/24	64,300,000	64,300,000
BNP PARIBAS REV REPO 5.330% 05/01/24 DD 04/30/24	8,400,000	8,400,000
BNP PARIBAS REV REPO 5.330% 05/03/24 DD 05/02/24	52,400,000	52,400,000
BNP PARIBAS REV REPO 5.330% 05/14/24 DD 05/13/24	7,900,000	7,900,000
BNP PARIBAS REV REPO 5.330% 05/29/24 DD 05/28/24	51,800,000	51,800,000
BNP PARIBAS REV REPO 5.330% 06/21/24 DD 06/20/24	9,100,000	9,100,000
BNP PARIBAS REV REPO 5.340% 01/18/24 DD 01/17/24	62,300,000	62,300,000
BNP PARIBAS REV REPO 5.340% 01/24/24 DD 01/23/24	10,400,000	10,400,000
BNP PARIBAS REV REPO 5.340% 01/26/24 DD 01/25/24	61,400,000	61,400,000
BNP PARIBAS REV REPO 5.340% 02/02/24 DD 02/01/24	63,900,000	63,900,000
BNP PARIBAS REV REPO 5.340% 02/06/24 DD 02/05/24	57,100,000	57,100,000
BNP PARIBAS REV REPO 5.340% 03/15/24 DD 03/14/24	57,100,000	57,100,000
BNP PARIBAS REV REPO 5.340% 03/22/24 DD 03/21/24	37,500,000	37,500,000
BNP PARIBAS REV REPO 5.340% 04/05/24 DD 04/04/24	57,500,000	57,500,000
BNP PARIBAS REV REPO 5.340% 04/11/24 DD 04/10/24	8,800,000	8,800,000
BNP PARIBAS REV REPO 5.340% 04/12/24 DD 04/11/24	9,700,000	9,700,000
BNP PARIBAS REV REPO 5.340% 04/16/24 DD 04/15/24	64,300,000	64,300,000
BNP PARIBAS REV REPO 5.340% 04/24/24 DD 04/23/24	9,800,000	9,800,000

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

BNP PARIBAS REV REPO 5.340% 04/29/24 DD 04/26/24	100,000	100,000
BNP PARIBAS REV REPO 5.340% 05/09/24 DD 05/08/24	8,300,000	8,300,000
BNP PARIBAS REV REPO 5.340% 05/10/24 DD 05/09/24	8,600,000	8,600,000
BNP PARIBAS REV REPO 5.340% 05/13/24 DD 05/10/24	8,200,000	8,200,000
BNP PARIBAS REV REPO 5.340% 05/16/24 DD 05/15/24	50,500,000	50,500,000
BNP PARIBAS REV REPO 5.340% 05/20/24 DD 05/17/24	7,800,000	7,800,000
BNP PARIBAS REV REPO 5.340% 05/21/24 DD 05/20/24	7,700,000	7,700,000
BNP PARIBAS REV REPO 5.340% 05/23/24 DD 05/22/24	8,900,000	8,900,000
BNP PARIBAS REV REPO 5.340% 05/29/24 DD 05/28/24	8,600,000	8,600,000
BNP PARIBAS REV REPO 5.340% 06/06/24 DD 06/05/24	6,600,000	6,600,000
BNP PARIBAS REV REPO 5.340% 06/11/24 DD 06/10/24	9,900,000	9,900,000
BNP PARIBAS REV REPO 5.340% 06/18/24 DD 06/17/24	54,000,000	54,000,000
BNP PARIBAS REV REPO 5.340% 07/01/24 DD 06/28/24	66,600,000	66,600,000
BNP PARIBAS REV REPO 5.340% 07/09/24 DD 07/08/24	9,200,000	9,200,000
BNP PARIBAS REV REPO 5.340% 08/19/24 DD 08/16/24	53,600,000	53,600,000
BNP PARIBAS REV REPO 5.350% 02/02/24 DD 02/01/24	9,100,000	9,100,000
BNP PARIBAS REV REPO 5.350% 02/05/24 DD 02/02/24	100,000	100,000
BNP PARIBAS REV REPO 5.350% 02/13/24 DD 02/12/24	10,400,000	10,400,000
BNP PARIBAS REV REPO 5.350% 03/12/24 DD 03/11/24	9,400,000	9,400,000
BNP PARIBAS REV REPO 5.350% 03/14/24 DD 03/13/24	100,000	100,000
BNP PARIBAS REV REPO 5.350% 03/27/24 DD 03/26/24	58,100,000	58,100,000
BNP PARIBAS REV REPO 5.350% 04/30/24 DD 04/29/24	55,000,000	55,000,000
BNP PARIBAS REV REPO 5.350% 05/02/24 DD 05/01/24	53,500,000	53,500,000
BNP PARIBAS REV REPO 5.350% 05/08/24 DD 05/07/24	8,300,000	8,300,000
BNP PARIBAS REV REPO 5.350% 05/10/24 DD 05/09/24	50,700,000	50,700,000
BNP PARIBAS REV REPO 5.350% 05/15/24 DD 05/14/24	100,000	100,000
BNP PARIBAS REV REPO 5.350% 05/30/24 DD 05/29/24	51,800,000	51,800,000
BNP PARIBAS REV REPO 5.350% 06/11/24 DD 06/10/24	46,700,000	46,700,000
BNP PARIBAS REV REPO 5.350% 06/21/24 DD 06/20/24	100,000	100,000
BNP PARIBAS REV REPO 5.350% 06/26/24 DD 06/25/24	57,400,000	57,400,000
BNP PARIBAS REV REPO 5.350% 07/08/24 DD 07/05/24	55,800,000	55,800,000
BNP PARIBAS REV REPO 5.350% 07/09/24 DD 07/08/24	56,300,000	56,300,000
BNP PARIBAS REV REPO 5.360% 01/09/24 DD 01/08/24	10,500,000	10,500,000
BNP PARIBAS REV REPO 5.360% 01/10/24 DD 01/09/24	9,200,000	9,200,000
BNP PARIBAS REV REPO 5.360% 01/11/24 DD 01/10/24	10,100,000	10,100,000
BNP PARIBAS REV REPO 5.360% 01/16/24 DD 01/12/24	10,600,000	10,600,000
BNP PARIBAS REV REPO 5.360% 02/06/24 DD 02/05/24	11,500,000	11,500,000
BNP PARIBAS REV REPO 5.360% 02/27/24 DD 02/26/24	9,400,000	9,400,000
BNP PARIBAS REV REPO 5.360% 03/01/24 DD 02/29/24	61,500,000	61,500,000
BNP PARIBAS REV REPO 5.360% 04/09/24 DD 04/08/24	9,500,000	9,500,000
BNP PARIBAS REV REPO 5.360% 05/03/24 DD 05/02/24	5,300,000	5,300,000
BNP PARIBAS REV REPO 5.360% 06/06/24 DD 06/05/24	49,000,000	49,000,000
BNP PARIBAS REV REPO 5.360% 06/10/24 DD 06/07/24	47,600,000	47,600,000
BNP PARIBAS REV REPO 5.360% 07/05/24 DD 07/03/24	9,400,000	9,400,000
BNP PARIBAS REV REPO 5.360% 07/10/24 DD 07/09/24	56,100,000	56,100,000
BNP PARIBAS REV REPO 5.360% 07/15/24 DD 07/12/24	56,500,000	56,500,000
BNP PARIBAS REV REPO 5.360% 07/22/24 DD 07/19/24	54,500,000	54,500,000
BNP PARIBAS REV REPO 5.360% 07/23/24 DD 07/22/24	54,500,000	54,500,000
BNP PARIBAS REV REPO 5.360% 07/24/24 DD 07/23/24	51,500,000	51,500,000
BNP PARIBAS REV REPO 5.370% 01/29/24 DD 01/26/24	10,700,000	10,700,000
BNP PARIBAS REV REPO 5.370% 03/04/24 DD 03/01/24	10,200,000	10,200,000
BNP PARIBAS REV REPO 5.370% 03/26/24 DD 03/25/24	9,400,000	9,400,000
BNP PARIBAS REV REPO 5.370% 03/28/24 DD 03/27/24	58,000,000	58,000,000
BNP PARIBAS REV REPO 5.370% 05/29/24 DD 05/28/24	100,000	100,000
BNP PARIBAS REV REPO 5.370% 06/13/24 DD 06/12/24	8,400,000	8,400,000
BNP PARIBAS REV REPO 5.370% 07/10/24 DD 07/09/24	9,200,000	9,200,000

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

BNP PARIBAS REV REPO 5.370% 07/25/24 DD 07/24/24	51,000,000	51,000,000
BNP PARIBAS REV REPO 5.370% 07/30/24 DD 07/29/24	7,100,000	7,100,000
BNP PARIBAS REV REPO 5.370% 07/31/24 DD 07/30/24	6,600,000	6,600,000
BNP PARIBAS REV REPO 5.370% 09/06/24 DD 09/05/24	47,100,000	47,100,000
BNP PARIBAS REV REPO 5.380% 02/01/24 DD 01/31/24	10,600,000	10,600,000
BNP PARIBAS REV REPO 5.380% 04/01/24 DD 03/28/24	56,800,000	56,800,000
BNP PARIBAS REV REPO 5.380% 04/04/24 DD 04/03/24	56,400,000	56,400,000
BNP PARIBAS REV REPO 5.380% 07/08/24 DD 07/05/24	9,000,000	9,000,000
BNP PARIBAS REV REPO 5.380% 07/30/24 DD 07/29/24	50,100,000	50,100,000
BNP PARIBAS REV REPO 5.380% 08/30/24 DD 08/29/24	51,800,000	51,800,000
BNP PARIBAS REV REPO 5.380% 09/11/24 DD 09/10/24	45,100,000	45,100,000
BNP PARIBAS REV REPO 5.380% 09/16/24 DD 09/13/24	43,900,000	43,900,000
BNP PARIBAS REV REPO 5.390% 01/05/24 DD 01/04/24	11,800,000	11,800,000
BNP PARIBAS REV REPO 5.390% 04/04/24 DD 04/03/24	9,100,000	9,100,000
BNP PARIBAS REV REPO 5.390% 05/30/24 DD 05/29/24	8,300,000	8,300,000
BNP PARIBAS REV REPO 5.390% 06/03/24 DD 05/31/24	53,200,000	53,200,000
BNP PARIBAS REV REPO 5.390% 06/04/24 DD 06/03/24	7,700,000	7,700,000
BNP PARIBAS REV REPO 5.390% 06/10/24 DD 06/07/24	6,800,000	6,800,000
BNP PARIBAS REV REPO 5.390% 06/12/24 DD 06/11/24	8,000,000	8,000,000
BNP PARIBAS REV REPO 5.390% 07/16/24 DD 07/15/24	55,400,000	55,400,000
BNP PARIBAS REV REPO 5.390% 07/19/24 DD 07/18/24	53,000,000	53,000,000
BNP PARIBAS REV REPO 5.390% 08/15/24 DD 08/14/24	53,200,000	53,200,000
BNP PARIBAS REV REPO 5.400% 03/27/24 DD 03/26/24	9,400,000	9,400,000
BNP PARIBAS REV REPO 5.400% 06/06/24 DD 06/05/24	100,000	100,000
BNP PARIBAS REV REPO 5.400% 06/10/24 DD 06/07/24	100,000	100,000
BNP PARIBAS REV REPO 5.400% 06/18/24 DD 06/17/24	8,700,000	8,700,000
BNP PARIBAS REV REPO 5.400% 06/20/24 DD 06/18/24	9,800,000	9,800,000
BNP PARIBAS REV REPO 5.400% 06/27/24 DD 06/26/24	57,400,000	57,400,000
BNP PARIBAS REV REPO 5.400% 07/18/24 DD 07/17/24	55,000,000	55,000,000
BNP PARIBAS REV REPO 5.400% 07/23/24 DD 07/22/24	6,900,000	6,900,000
BNP PARIBAS REV REPO 5.400% 08/05/24 DD 08/02/24	2,400,000	2,400,000
BNP PARIBAS REV REPO 5.400% 08/08/24 DD 08/07/24	51,300,000	51,300,000
BNP PARIBAS REV REPO 5.400% 08/26/24 DD 08/23/24	50,700,000	50,700,000
BNP PARIBAS REV REPO 5.410% 03/28/24 DD 03/27/24	100,000	100,000
BNP PARIBAS REV REPO 5.410% 05/31/24 DD 05/30/24	8,800,000	8,800,000
BNP PARIBAS REV REPO 5.410% 06/28/24 DD 06/27/24	56,700,000	56,700,000
BNP PARIBAS REV REPO 5.410% 07/11/24 DD 07/10/24	8,100,000	8,100,000
BNP PARIBAS REV REPO 5.410% 07/12/24 DD 07/11/24	8,900,000	8,900,000
BNP PARIBAS REV REPO 5.410% 08/16/24 DD 08/15/24	53,000,000	53,000,000
BNP PARIBAS REV REPO 5.410% 08/27/24 DD 08/26/24	3,200,000	3,200,000
BNP PARIBAS REV REPO 5.410% 09/05/24 DD 09/04/24	48,200,000	48,200,000
BNP PARIBAS REV REPO 5.420% 06/28/24 DD 06/27/24	10,100,000	10,100,000
BNP PARIBAS REV REPO 5.420% 08/02/24 DD 08/01/24	8,400,000	8,400,000
BNP PARIBAS REV REPO 5.420% 08/13/24 DD 08/12/24	7,200,000	7,200,000
BNP PARIBAS REV REPO 5.420% 09/18/24 DD 09/17/24	45,900,000	45,900,000
BNP PARIBAS REV REPO 5.430% 03/28/24 DD 03/27/24	8,800,000	8,800,000
BNP PARIBAS REV REPO 5.430% 04/01/24 DD 03/28/24	9,300,000	9,300,000
BNP PARIBAS REV REPO 5.440% 06/03/24 DD 05/31/24	100,000	100,000
BNP PARIBAS REV REPO 5.440% 06/27/24 DD 06/26/24	9,500,000	9,500,000
BNP PARIBAS REV REPO 5.440% 07/16/24 DD 07/15/24	9,400,000	9,400,000
BNP PARIBAS REV REPO 5.440% 07/17/24 DD 07/16/24	9,200,000	9,200,000
BNP PARIBAS REV REPO 5.440% 07/18/24 DD 07/17/24	6,800,000	6,800,000
BNP PARIBAS REV REPO 5.450% 07/02/24 DD 07/01/24	10,000,000	10,000,000
BNP PARIBAS REV REPO 5.450% 07/26/24 DD 07/25/24	7,700,000	7,700,000
BNP PARIBAS REV REPO 5.450% 08/28/24 DD 08/27/24	11,400,000	11,400,000
BNP PARIBAS REV REPO 5.450% 08/29/24 DD 08/28/24	53,300,000	53,300,000

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

BNP PARIBAS REV REPO 5.460% 04/02/24 DD 04/01/24	9,000,000	9,000,000
BNP PARIBAS REV REPO 5.460% 07/29/24 DD 07/26/24	8,800,000	8,800,000
BNP PARIBAS REV REPO 5.460% 08/28/24 DD 08/27/24	40,700,000	40,700,000
BNP PARIBAS REV REPO 5.480% 01/03/24 DD 01/02/24	9,000,000	9,000,000
CITIGROUP GLOBAL REV REPO 4.960% 11/01/24 DD 10/31/24	1,100,000	1,100,000
CITIGROUP GLOBAL REV REPO 5.320% 06/25/24 DD 06/24/24	3,000,000	3,000,000
CITIGROUP GLOBAL REV REPO 5.320% 07/08/24 DD 07/05/24	3,100,000	3,100,000
CITIGROUP GLOBAL REV REPO 5.330% 07/23/24 DD 07/22/24	3,100,000	3,100,000
CITIGROUP GLOBAL REV REPO 5.340% 06/28/24 DD 06/27/24	3,900,000	3,900,000
CITIGROUP GLOBAL REV REPO 5.340% 07/12/24 DD 07/11/24	3,100,000	3,100,000
CITIGROUP GLOBAL REV REPO 5.350% 06/21/24 DD 06/20/24	2,300,000	2,300,000
CITIGROUP GLOBAL REV REPO 5.350% 07/09/24 DD 07/08/24	3,000,000	3,000,000
CITIGROUP GLOBAL REV REPO 5.360% 07/11/24 DD 07/10/24	3,200,000	3,200,000
CITIGROUP GLOBAL REV REPO 5.370% 09/16/24 DD 09/13/24	4,400,000	4,400,000
CITIGROUP GLOBAL REV REPO 5.380% 06/26/24 DD 06/25/24	3,700,000	3,700,000
CITIGROUP GLOBAL REV REPO 5.380% 07/15/24 DD 07/12/24	2,800,000	2,800,000
CITIGROUP GLOBAL REV REPO 5.380% 07/30/24 DD 07/29/24	3,100,000	3,100,000
CITIGROUP GLOBAL REV REPO 5.390% 07/16/24 DD 07/15/24	2,800,000	2,800,000
CITIGROUP GLOBAL REV REPO 5.390% 08/14/24 DD 08/13/24	2,900,000	2,900,000
CITIGROUP GLOBAL REV REPO 5.400% 07/01/24 DD 06/28/24	4,000,000	4,000,000
CITIGROUP GLOBAL REV REPO 5.400% 07/24/24 DD 07/23/24	3,200,000	3,200,000
CITIGROUP GLOBAL REV REPO 5.410% 07/05/24 DD 07/03/24	3,200,000	3,200,000
CITIGROUP GLOBAL REV REPO 5.410% 07/17/24 DD 07/16/24	2,800,000	2,800,000
CITIGROUP GLOBAL REV REPO 5.420% 07/02/24 DD 07/01/24	3,100,000	3,100,000
CITIGROUP GLOBAL REV REPO 5.420% 07/26/24 DD 07/25/24	3,600,000	3,600,000
CITIGROUP GLOBAL REV REPO 5.450% 08/01/24 DD 07/31/24	3,200,000	3,200,000
CITIGROUP GLOBAL REV REPO 5.460% 08/02/24 DD 08/01/24	3,300,000	3,300,000
DEUTSCHE BK FINL REV REPO 5.310% 03/21/24 DD 03/20/24	1,600,000	1,600,000
DEUTSCHE BK FINL REV REPO 5.330% 06/24/24 DD 06/21/24	3,100,000	3,100,000
DEUTSCHE BK FINL REV REPO 5.350% 08/19/24 DD 08/16/24	3,100,000	3,100,000
DEUTSCHE BK FINL REV REPO 5.360% 07/19/24 DD 07/18/24	3,500,000	3,500,000
DEUTSCHE BK FINL REV REPO 5.360% 08/15/24 DD 08/14/24	2,900,000	2,900,000
DEUTSCHE BK FINL REV REPO 5.370% 07/22/24 DD 07/19/24	3,300,000	3,300,000
DEUTSCHE BK FINL REV REPO 5.370% 08/16/24 DD 08/15/24	3,000,000	3,000,000
DEUTSCHE BK FINL REV REPO 5.380% 07/10/24 DD 07/09/24	3,100,000	3,100,000
DEUTSCHE BK FINL REV REPO 5.390% 07/25/24 DD 07/24/24	3,200,000	3,200,000
DEUTSCHE BK FINL REV REPO 5.400% 06/27/24 DD 06/26/24	3,700,000	3,700,000
DEUTSCHE BK FINL REV REPO 5.400% 07/18/24 DD 07/17/24	3,000,000	3,000,000
DEUTSCHE BK FINL REV REPO 5.420% 07/03/24 DD 07/02/24	3,100,000	3,100,000
DEUTSCHE BK FINL REV REPO 5.420% 07/29/24 DD 07/26/24	3,600,000	3,600,000
J P MORGAN CHASE REV REPO 4.330% 12/23/24 DD 12/20/24	38,300,000	38,300,000
J P MORGAN CHASE REV REPO 4.380% 12/26/24 DD 12/24/24	100,000	100,000
J P MORGAN CHASE REV REPO 4.600% 11/22/24 DD 11/21/24	43,400,000	43,400,000
J P MORGAN CHASE REV REPO 4.620% 12/31/24 DD 12/30/24	100,000	100,000
J P MORGAN CHASE REV REPO 4.640% 12/16/24 DD 12/13/24	25,000,000	25,000,000
J P MORGAN CHASE REV REPO 4.660% 12/05/24 DD 12/04/24	35,500,000	35,500,000
J P MORGAN CHASE REV REPO 4.660% 12/13/24 DD 12/12/24	36,400,000	36,400,000
J P MORGAN CHASE REV REPO 4.670% 12/10/24 DD 12/09/24	42,000,000	42,000,000
J P MORGAN CHASE REV REPO 4.670% 12/30/24 DD 12/27/24	38,200,000	38,200,000
J P MORGAN CHASE REV REPO 4.690% 12/17/24 DD 12/16/24	38,100,000	38,100,000
J P MORGAN CHASE REV REPO 4.850% 09/24/24 DD 09/23/24	49,100,000	49,100,000
J P MORGAN CHASE REV REPO 4.860% 10/31/24 DD 10/30/24	38,100,000	38,100,000
J P MORGAN CHASE REV REPO 4.880% 10/30/24 DD 10/29/24	40,800,000	40,800,000
J P MORGAN CHASE REV REPO 4.890% 10/07/24 DD 10/04/24	41,200,000	41,200,000
J P MORGAN CHASE REV REPO 4.890% 10/09/24 DD 10/08/24	34,500,000	34,500,000
J P MORGAN CHASE REV REPO 4.900% 09/25/24 DD 09/24/24	48,700,000	48,700,000

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

J P MORGAN CHASE REV REPO 4.900% 10/29/24 DD 10/28/24	40,500,000	40,500,000
J P MORGAN CHASE REV REPO 5.120% 10/02/24 DD 10/01/24	46,700,000	46,700,000
J P MORGAN CHASE REV REPO 5.320% 02/15/24 DD 02/14/24	10,400,000	10,400,000
J P MORGAN CHASE REV REPO 5.320% 02/20/24 DD 02/16/24	10,400,000	10,400,000
J P MORGAN CHASE REV REPO 5.320% 03/01/24 DD 02/29/24	10,000,000	10,000,000
J P MORGAN CHASE REV REPO 5.320% 08/23/24 DD 08/22/24	50,000,000	50,000,000
J P MORGAN CHASE REV REPO 5.320% 09/03/24 DD 08/30/24	51,600,000	51,600,000
J P MORGAN CHASE REV REPO 5.330% 02/15/24 DD 02/14/24	60,500,000	60,500,000
J P MORGAN CHASE REV REPO 5.330% 03/20/24 DD 03/19/24	62,900,000	62,900,000
J P MORGAN CHASE REV REPO 5.330% 09/12/24 DD 09/11/24	43,200,000	43,200,000
J P MORGAN CHASE REV REPO 5.330% 09/19/24 DD 09/18/24	6,200,000	6,200,000
J P MORGAN CHASE REV REPO 5.340% 01/08/24 DD 01/05/24	10,200,000	10,200,000
J P MORGAN CHASE REV REPO 5.340% 02/08/24 DD 02/07/24	10,000,000	10,000,000
J P MORGAN CHASE REV REPO 5.340% 02/14/24 DD 02/13/24	10,500,000	10,500,000
J P MORGAN CHASE REV REPO 5.340% 02/20/24 DD 02/16/24	60,700,000	60,700,000
J P MORGAN CHASE REV REPO 5.340% 03/05/24 DD 03/04/24	9,200,000	9,200,000
J P MORGAN CHASE REV REPO 5.340% 03/22/24 DD 03/21/24	30,700,000	30,700,000
J P MORGAN CHASE REV REPO 5.340% 05/16/24 DD 05/15/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.340% 05/24/24 DD 05/23/24	60,300,000	60,300,000
J P MORGAN CHASE REV REPO 5.350% 01/31/24 DD 01/30/24	10,300,000	10,300,000
J P MORGAN CHASE REV REPO 5.350% 02/08/24 DD 02/07/24	58,800,000	58,800,000
J P MORGAN CHASE REV REPO 5.350% 02/09/24 DD 02/08/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.350% 02/12/24 DD 02/09/24	9,600,000	9,600,000
J P MORGAN CHASE REV REPO 5.350% 02/13/24 DD 02/12/24	60,300,000	60,300,000
J P MORGAN CHASE REV REPO 5.350% 02/28/24 DD 02/27/24	10,000,000	10,000,000
J P MORGAN CHASE REV REPO 5.350% 03/12/24 DD 03/11/24	58,400,000	58,400,000
J P MORGAN CHASE REV REPO 5.350% 03/13/24 DD 03/12/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.350% 03/25/24 DD 03/22/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.350% 04/12/24 DD 04/11/24	56,400,000	56,400,000
J P MORGAN CHASE REV REPO 5.350% 04/18/24 DD 04/17/24	60,400,000	60,400,000
J P MORGAN CHASE REV REPO 5.350% 04/25/24 DD 04/24/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.350% 05/09/24 DD 05/08/24	50,300,000	50,300,000
J P MORGAN CHASE REV REPO 5.350% 05/10/24 DD 05/09/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.350% 05/17/24 DD 05/16/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.350% 06/25/24 DD 06/24/24	6,000,000	6,000,000
J P MORGAN CHASE REV REPO 5.360% 01/11/24 DD 01/10/24	60,300,000	60,300,000
J P MORGAN CHASE REV REPO 5.360% 01/12/24 DD 01/11/24	9,600,000	9,600,000
J P MORGAN CHASE REV REPO 5.360% 02/27/24 DD 02/26/24	61,000,000	61,000,000
J P MORGAN CHASE REV REPO 5.360% 03/04/24 DD 03/01/24	61,000,000	61,000,000
J P MORGAN CHASE REV REPO 5.360% 03/18/24 DD 03/15/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.360% 06/17/24 DD 06/14/24	53,700,000	53,700,000
J P MORGAN CHASE REV REPO 5.360% 06/24/24 DD 06/21/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.360% 06/25/24 DD 06/24/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.370% 02/01/24 DD 01/31/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.370% 04/08/24 DD 04/05/24	4,000,000	4,000,000
J P MORGAN CHASE REV REPO 5.370% 08/20/24 DD 08/19/24	47,900,000	47,900,000
J P MORGAN CHASE REV REPO 5.370% 08/27/24 DD 08/26/24	47,200,000	47,200,000
J P MORGAN CHASE REV REPO 5.380% 01/18/24 DD 01/17/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.380% 01/26/24 DD 01/25/24	11,800,000	11,800,000
J P MORGAN CHASE REV REPO 5.380% 01/29/24 DD 01/26/24	63,500,000	63,500,000
J P MORGAN CHASE REV REPO 5.380% 04/29/24 DD 04/26/24	54,800,000	54,800,000
J P MORGAN CHASE REV REPO 5.380% 06/18/24 DD 06/17/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.380% 08/21/24 DD 08/20/24	47,800,000	47,800,000
J P MORGAN CHASE REV REPO 5.390% 02/05/24 DD 02/02/24	69,900,000	69,900,000
J P MORGAN CHASE REV REPO 5.390% 06/04/24 DD 06/03/24	51,900,000	51,900,000
J P MORGAN CHASE REV REPO 5.390% 06/05/24 DD 06/04/24	5,700,000	5,700,000

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

J P MORGAN CHASE REV REPO 5.390% 07/22/24 DD 07/19/24	8,900,000	8,900,000
J P MORGAN CHASE REV REPO 5.400% 06/05/24 DD 06/04/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.400% 06/07/24 DD 06/06/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.400% 07/19/24 DD 07/18/24	8,900,000	8,900,000
J P MORGAN CHASE REV REPO 5.400% 07/22/24 DD 07/19/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.400% 07/23/24 DD 07/22/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.400% 09/09/24 DD 09/06/24	47,000,000	47,000,000
J P MORGAN CHASE REV REPO 5.410% 05/01/24 DD 04/30/24	54,000,000	54,000,000
J P MORGAN CHASE REV REPO 5.410% 05/31/24 DD 05/30/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.410% 06/20/24 DD 06/18/24	53,700,000	53,700,000
J P MORGAN CHASE REV REPO 5.410% 06/26/24 DD 06/25/24	9,900,000	9,900,000
J P MORGAN CHASE REV REPO 5.410% 07/12/24 DD 07/11/24	55,400,000	55,400,000
J P MORGAN CHASE REV REPO 5.410% 07/15/24 DD 07/12/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.410% 07/25/24 DD 07/24/24	7,000,000	7,000,000
J P MORGAN CHASE REV REPO 5.410% 08/13/24 DD 08/12/24	44,900,000	44,900,000
J P MORGAN CHASE REV REPO 5.410% 09/19/24 DD 09/18/24	35,900,000	35,900,000
J P MORGAN CHASE REV REPO 5.420% 07/11/24 DD 07/10/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.420% 09/04/24 DD 09/03/24	51,500,000	51,500,000
J P MORGAN CHASE REV REPO 5.430% 07/05/24 DD 07/03/24	56,000,000	56,000,000
J P MORGAN CHASE REV REPO 5.430% 07/16/24 DD 07/15/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.430% 07/26/24 DD 07/25/24	49,900,000	49,900,000
J P MORGAN CHASE REV REPO 5.430% 09/17/24 DD 09/16/24	45,500,000	45,500,000
J P MORGAN CHASE REV REPO 5.440% 07/02/24 DD 07/01/24	57,300,000	57,300,000
J P MORGAN CHASE REV REPO 5.440% 07/17/24 DD 07/16/24	55,600,000	55,600,000
J P MORGAN CHASE REV REPO 5.440% 07/18/24 DD 07/17/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.450% 04/03/24 DD 04/02/24	57,200,000	57,200,000
J P MORGAN CHASE REV REPO 5.450% 07/29/24 DD 07/26/24	49,100,000	49,100,000
J P MORGAN CHASE REV REPO 5.460% 07/03/24 DD 07/02/24	57,400,000	57,400,000
J P MORGAN CHASE REV REPO 5.460% 08/02/24 DD 08/01/24	44,900,000	44,900,000
J P MORGAN CHASE REV REPO 5.470% 01/04/24 DD 01/03/24	8,800,000	8,800,000
J P MORGAN CHASE REV REPO 5.470% 01/05/24 DD 01/04/24	100,000	100,000
J P MORGAN CHASE REV REPO 5.490% 01/04/24 DD 01/03/24	63,400,000	63,400,000
MERRILL LYNCH REV REPO 4.350% 12/24/24 DD 12/23/24	37,800,000	37,800,000
MERRILL LYNCH REV REPO 4.520% 12/26/24 DD 12/24/24	6,100,000	6,100,000
MERRILL LYNCH REV REPO 4.530% 12/27/24 DD 12/26/24	37,900,000	37,900,000
MERRILL LYNCH REV REPO 4.580% 11/15/24 DD 11/14/24	43,300,000	43,300,000
MERRILL LYNCH REV REPO 4.580% 11/25/24 DD 11/22/24	43,100,000	43,100,000
MERRILL LYNCH REV REPO 4.590% 12/06/24 DD 12/05/24	42,200,000	42,200,000
MERRILL LYNCH REV REPO 4.610% 12/02/24 DD 11/29/24	44,200,000	44,200,000
MERRILL LYNCH REV REPO 4.630% 12/09/24 DD 12/06/24	17,400,000	17,400,000
MERRILL LYNCH REV REPO 4.640% 12/12/24 DD 12/11/24	42,100,000	42,100,000
MERRILL LYNCH REV REPO 4.640% 12/16/24 DD 12/13/24	12,000,000	12,000,000
MERRILL LYNCH REV REPO 4.650% 12/18/24 DD 12/17/24	7,100,000	7,100,000
MERRILL LYNCH REV REPO 4.660% 12/04/24 DD 12/03/24	42,600,000	42,600,000
MERRILL LYNCH REV REPO 4.660% 12/17/24 DD 12/16/24	6,300,000	6,300,000
MERRILL LYNCH REV REPO 4.670% 12/03/24 DD 12/02/24	43,400,000	43,400,000
MERRILL LYNCH REV REPO 4.680% 12/18/24 DD 12/17/24	38,300,000	38,300,000
MERRILL LYNCH REV REPO 4.690% 12/27/24 DD 12/26/24	5,800,000	5,800,000
MERRILL LYNCH REV REPO 4.810% 09/20/24 DD 09/19/24	42,800,000	42,800,000
MERRILL LYNCH REV REPO 4.810% 10/30/24 DD 10/29/24	2,800,000	2,800,000
MERRILL LYNCH REV REPO 4.820% 10/11/24 DD 10/10/24	43,900,000	43,900,000
MERRILL LYNCH REV REPO 4.830% 10/22/24 DD 10/21/24	45,700,000	45,700,000
MERRILL LYNCH REV REPO 4.840% 09/23/24 DD 09/20/24	45,800,000	45,800,000
MERRILL LYNCH REV REPO 4.850% 10/25/24 DD 10/24/24	47,200,000	47,200,000
MERRILL LYNCH REV REPO 4.860% 10/09/24 DD 10/08/24	15,700,000	15,700,000
MERRILL LYNCH REV REPO 4.940% 10/03/24 DD 10/02/24	45,800,000	45,800,000

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

MERRILL LYNCH REV REPO 4.950% 10/01/24 DD 09/30/24	46,800,000	46,800,000
MERRILL LYNCH REV REPO 5.290% 03/07/24 DD 03/06/24	9,100,000	9,100,000
MERRILL LYNCH REV REPO 5.300% 04/22/24 DD 04/19/24	8,800,000	8,800,000
MERRILL LYNCH REV REPO 5.300% 04/23/24 DD 04/22/24	8,700,000	8,700,000
MERRILL LYNCH REV REPO 5.300% 05/15/24 DD 05/14/24	8,400,000	8,400,000
MERRILL LYNCH REV REPO 5.300% 08/22/24 DD 08/21/24	51,300,000	51,300,000
MERRILL LYNCH REV REPO 5.310% 03/11/24 DD 03/08/24	8,700,000	8,700,000
MERRILL LYNCH REV REPO 5.310% 03/15/24 DD 03/14/24	8,500,000	8,500,000
MERRILL LYNCH REV REPO 5.310% 03/19/24 DD 03/18/24	6,700,000	6,700,000
MERRILL LYNCH REV REPO 5.310% 05/17/24 DD 05/16/24	8,100,000	8,100,000
MERRILL LYNCH REV REPO 5.310% 05/22/24 DD 05/21/24	8,500,000	8,500,000
MERRILL LYNCH REV REPO 5.320% 02/26/24 DD 02/23/24	10,300,000	10,300,000
MERRILL LYNCH REV REPO 5.320% 03/13/24 DD 03/12/24	9,000,000	9,000,000
MERRILL LYNCH REV REPO 5.320% 04/10/24 DD 04/09/24	9,400,000	9,400,000
MERRILL LYNCH REV REPO 5.320% 04/15/24 DD 04/12/24	7,600,000	7,600,000
MERRILL LYNCH REV REPO 5.320% 04/25/24 DD 04/24/24	8,900,000	8,900,000
MERRILL LYNCH REV REPO 5.320% 05/07/24 DD 05/06/24	8,200,000	8,200,000
MERRILL LYNCH REV REPO 5.330% 03/07/24 DD 03/06/24	60,100,000	60,100,000
MERRILL LYNCH REV REPO 5.330% 03/08/24 DD 03/07/24	59,100,000	59,100,000
MERRILL LYNCH REV REPO 5.330% 04/17/24 DD 04/16/24	9,800,000	9,800,000
MERRILL LYNCH REV REPO 5.330% 04/22/24 DD 04/19/24	53,600,000	53,600,000
MERRILL LYNCH REV REPO 5.330% 04/23/24 DD 04/22/24	53,600,000	53,600,000
MERRILL LYNCH REV REPO 5.340% 04/08/24 DD 04/05/24	9,600,000	9,600,000
MERRILL LYNCH REV REPO 5.340% 05/20/24 DD 05/17/24	46,900,000	46,900,000
MERRILL LYNCH REV REPO 5.340% 05/23/24 DD 05/22/24	52,400,000	52,400,000
MERRILL LYNCH REV REPO 5.340% 05/28/24 DD 05/24/24	8,700,000	8,700,000
MERRILL LYNCH REV REPO 5.340% 08/06/24 DD 08/05/24	51,700,000	51,700,000
MERRILL LYNCH REV REPO 5.350% 05/02/24 DD 05/01/24	8,100,000	8,100,000
MERRILL LYNCH REV REPO 5.350% 05/08/24 DD 05/07/24	100,000	100,000
MERRILL LYNCH REV REPO 5.360% 01/12/24 DD 01/11/24	61,400,000	61,400,000
MERRILL LYNCH REV REPO 5.360% 06/07/24 DD 06/06/24	7,500,000	7,500,000
MERRILL LYNCH REV REPO 5.370% 01/17/24 DD 01/16/24	10,400,000	10,400,000
MERRILL LYNCH REV REPO 5.370% 04/08/24 DD 04/05/24	100,000	100,000
MERRILL LYNCH REV REPO 5.370% 04/17/24 DD 04/16/24	55,700,000	55,700,000
MERRILL LYNCH REV REPO 5.370% 05/03/24 DD 05/02/24	100,000	100,000
MERRILL LYNCH REV REPO 5.370% 06/03/24 DD 05/31/24	6,800,000	6,800,000
MERRILL LYNCH REV REPO 5.370% 06/13/24 DD 06/12/24	48,800,000	48,800,000
MERRILL LYNCH REV REPO 5.370% 07/24/24 DD 07/23/24	8,400,000	8,400,000
MERRILL LYNCH REV REPO 5.370% 09/10/24 DD 09/09/24	45,100,000	45,100,000
MERRILL LYNCH REV REPO 5.380% 07/15/24 DD 07/12/24	8,200,000	8,200,000
MERRILL LYNCH REV REPO 5.380% 08/14/24 DD 08/13/24	6,800,000	6,800,000
MERRILL LYNCH REV REPO 5.390% 04/30/24 DD 04/29/24	100,000	100,000
MERRILL LYNCH REV REPO 5.390% 06/11/24 DD 06/10/24	100,000	100,000
MERRILL LYNCH REV REPO 5.390% 06/12/24 DD 06/11/24	48,800,000	48,800,000
MERRILL LYNCH REV REPO 5.390% 06/21/24 DD 06/20/24	55,600,000	55,600,000
MERRILL LYNCH REV REPO 5.390% 07/10/24 DD 07/09/24	100,000	100,000
MERRILL LYNCH REV REPO 5.390% 07/31/24 DD 07/30/24	48,200,000	48,200,000
MERRILL LYNCH REV REPO 5.390% 08/07/24 DD 08/06/24	51,400,000	51,400,000
MERRILL LYNCH REV REPO 5.390% 08/09/24 DD 08/08/24	50,900,000	50,900,000
MERRILL LYNCH REV REPO 5.390% 08/12/24 DD 08/09/24	52,000,000	52,000,000
MERRILL LYNCH REV REPO 5.400% 06/07/24 DD 06/06/24	48,000,000	48,000,000
MERRILL LYNCH REV REPO 5.400% 08/14/24 DD 08/13/24	45,300,000	45,300,000
MERRILL LYNCH REV REPO 5.410% 05/31/24 DD 05/30/24	53,200,000	53,200,000
MERRILL LYNCH REV REPO 5.410% 06/20/24 DD 06/18/24	100,000	100,000
MERRILL LYNCH REV REPO 5.410% 07/31/24 DD 07/30/24	3,200,000	3,200,000
MERRILL LYNCH REV REPO 5.410% 08/05/24 DD 08/02/24	54,300,000	54,300,000

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

MERRILL LYNCH REV REPO 5.420% 04/03/24 DD 04/02/24	8,600,000	8,600,000
MERRILL LYNCH REV REPO 5.420% 07/03/24 DD 07/02/24	7,600,000	7,600,000
MERRILL LYNCH REV REPO 5.440% 07/17/24 DD 07/16/24	100,000	100,000
MERRILL LYNCH REV REPO 5.440% 08/01/24 DD 07/31/24	52,100,000	52,100,000
MERRILL LYNCH REV REPO 5.450% 04/02/24 DD 04/01/24	56,600,000	56,600,000
SOCIETE GENERALE REV REPO 5.280% 02/21/24 DD 02/20/24	10,800,000	10,800,000
SOCIETE GENERALE REV REPO 5.280% 02/22/24 DD 02/21/24	6,700,000	6,700,000
SOCIETE GENERALE REV REPO 5.310% 01/22/24 DD 01/19/24	9,900,000	9,900,000
SOCIETE GENERALE REV REPO 5.330% 01/25/24 DD 01/24/24	10,200,000	10,200,000
SOCIETE GENERALE REV REPO 5.330% 02/09/24 DD 02/08/24	9,900,000	9,900,000
SOCIETE GENERALE REV REPO 5.350% 04/29/24 DD 04/26/24	9,200,000	9,200,000
SOCIETE GENERALE REV REPO 5.350% 04/30/24 DD 04/29/24	9,000,000	9,000,000
TORONTO DOMINION REV REPO 5.320% 01/22/24 DD 01/19/24	300,000	300,000
Total Securities Purchased Under Agreements to Resell		$14,437,000,000

Fixed Income Securities
ABU DHABI GOVERNMENT INTERNATIONAL 144A 5.500% 04/30/54 DD 04/30/24	400,000	$402,422
ARGENTINA TREASURY BOND BONCER 0.000% 03/31/26	12,338,000	12,470
AUSTRALIA GOVERNMENT BOND REGS 3.500% 12/21/26	1,600,000	944,461
BANK OF AMERICA CORP VAR RT 07/23/31 DD 07/23/20	600,000	507,295
BARCLAYS PLC REGS VAR RT 08/08/30	400,000	449,160
BRAZIL LETRAS DO TESOURO NACIO 0.000% 04/01/25	4,000,000	669,589
BUNDESOBLIGATION REGS 2.500% 10/11/29	3,400,000	3,613,196
BUNDESREPUBLIK DEUTSCHLAND REGS 2.500% 08/15/54	1,200,000	1,250,274
BUNDESREPUBLIK DEUTSCHLAND REGS 2.600% 08/15/26	1,400,000	1,507,209
CHARTER COMMUNICATIONS OPERATION 3.500% 03/01/42 DD 10/12/21	200,000	138,326
CHASE HOME LENDING RPL2 A1A 144A VAR RT 08/25/64 DD 05/01/24	962,858	849,740
DANSKE BANK A/S 144A VAR RT 03/01/30 DD 03/01/24	200,000	197,396
DANSKE BANK A/S 144A VAR RT 10/02/30 DD 10/02/24	400,000	389,880
DEUTSCHE BANK AG REGS VAR RT 09/05/30	200,000	224,098
DEVELOPMENT BANK OF JAPAN REGS 0.010% 09/09/25	500,000	528,042
FRENCH REPUBLIC GOVERNMENT 144A 3.000% 11/25/26	600,000	627,957
GLENCORE FUNDING LLC 144A 5.371% 04/04/29 DD 04/04/24	400,000	404,182
GOVERNMENT OF CANADA 2.500% 01-DEC-2032 BD SER P329	900,000	624,395
GOVERNMENT OF CANADA 3.500% 01-SEP-2029	1,200,000	913,613
GOVERNMENT OF CANADA 4.000% 01-MAR-2029 SER Q988	2,000,000	1,474,905
HSBC HOLDINGS PLC REGS VAR RT 03/10/32	400,000	453,023
HUNGARY GOVERNMENT INTERNATIONAL 144A 5.500% 03/26/36 DD 01/10/24	400,000	382,649
ITALY BUONI POLIENNALI DE REGS 0.000% 04/01/26	1,200,000	1,221,662
ITALY BUONI POLIENNALI DE REGS 3.850% 02/01/35	4,800,000	5,198,174
ITALY BUONI POLIENNALI DE REGS 3.850% 09/15/26	200,000	215,411
JAPAN GOVERNMENT FIVE YEAR BOND 0.400% 06/20/29	100,000,000	635,718
JAPAN GOVERNMENT TEN YEAR BOND 0.900% 09/20/26	1,180,000,000	7,484,745
JAPAN GOVERNMENT THIRTY YEAR BOND 1.600% 12/20/53	9,000,000	50,051
JAPAN GOVERNMENT THIRTY YEAR BOND 1.800% 03/20/54	170,000,000	991,037
JAPAN GOVERNMENT THIRTY YEAR BOND 2.200% 06/20/54	110,000,000	702,057
JAPAN GOVERNMENT TWO YEAR BOND 0.100% 01/01/26	80,000,000	513,237
JAPAN TREASURY DISCOUNT BILL 0.000% 04/08/24	220,000,000	1,489,173
JAPAN TREASURY DISCOUNT BILL 0.000% 04/15/24	300,000,000	2,030,662
JAPAN TREASURY DISCOUNT BILL 0.000% 05/07/24	380,000,000	2,572,292
JAPAN TREASURY DISCOUNT BILL 0.000% 05/20/25	120,000,000	771,586
JAPAN TREASURY DISCOUNT BILL 0.000% 05/27/24	330,000,000	2,233,853
JAPAN TREASURY DISCOUNT BILL 0.000% 06/03/24	340,000,000	2,301,536
JAPAN TREASURY DISCOUNT BILL 0.000% 06/10/24	60,000,000	406,162
JAPAN TREASURY DISCOUNT BILL 0.000% 06/17/24	270,000,000	1,827,689
JAPAN TREASURY DISCOUNT BILL 0.000% 06/20/25	80,000,000	514,457

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

JAPAN TREASURY DISCOUNT BILL 0.000% 09/30/24	150,000,000	1,066,390
JAPAN TREASURY DISCOUNT BILL 0.000% 10/21/24	80,000,000	568,729
JAPAN TREASURY DISCOUNT BILL 0.000% 10/28/24	70,000,000	497,632
JAPAN TREASURY DISCOUNT BILL 0.000% 11/05/24	40,000,000	284,352
JAPAN TREASURY DISCOUNT BILL 0.000% 11/18/24	250,000,000	1,777,140
JPMORGAN CHASE & CO VAR RT 01/23/35 DD 01/23/24	400,000	401,631
JPMORGAN CHASE & CO VAR RT 10/22/28 DD 10/22/24	400,000	396,626
JYSKE REALKREDIT A/S 1.500% 07/01/50	1	—
KOREA NATIONAL OIL CORP 144A 4.250% 09/30/29 DD 09/30/24	400,000	388,524
LETRA DEL TESORO NACIONAL CAPITALIZABLES 4.500% 01/17/25	360,000	288
MEXICAN BONOS 7.500% 06/03/27	2,000,000	99,348
MEXICAN BONOS 7.750% 05/29/31	300,000	14,052
MEXICAN BONOS 8.500% 03/01/29	4,000,000	200,287
MEXICAN BONOS 8.500% 05/31/29	1,200,000	59,760
MORGAN STANLEY VAR RT 01/16/30 DD 01/18/24	200,000	201,412
MORGAN STANLEY VAR RT 04/18/30 DD 04/19/24	600,000	615,814
MORGAN STANLEY VAR RT 07/19/30 DD 07/19/24	600,000	600,289
NATIONAL BANK OF HUNGARY BILL 0.000% 01/25/24	69,000,000	194,531
NATIONAL BANK OF HUNGARY BILL 0.000% 02/01/24	69,000,000	195,318
NORDEA KREDIT REALKREDITAKTIES 2.000% 10/01/47	1	—
NORDEA KREDIT REALKREDITAKTIES 2.500% 10/01/47	1	—
NYKREDIT REALKREDIT AS 1.500% 10/01/57	1	—
NYKREDIT REALKREDIT AS REGS 1.000% 04/01/25	800,000	114,480
NYKREDIT REALKREDIT AS REGS 1.500% 10/01/50	1	—
NYKREDIT REALKREDIT AS REGS 2.500% 10/01/47	1	—
PERUVIAN GOVERNMENT INTERNATIONAL 144A 6.150% 08/12/32 DD 07/21/17	700,000	182,752
PRKCM 2024-HOME1 HOME1 A1 144A VAR RT 05/25/59 DD 05/01/24	914,967	921,711
REALKREDIT DANMARK A/S REGS 1.000% 01/01/25	3,200,000	459,569
REALKREDIT DANMARK A/S REGS 1.000% 04/01/25	1,200,000	171,719
REALKREDIT DANMARK A/S REGS 2.500% 04/01/47	1	—
REPUBLIC OF POLAND GOVERNMENT 4.625% 03/18/29 DD 03/18/24	400,000	396,322
REPUBLIC OF POLAND GOVERNMENT 5.125% 09/18/26 DD 03/18/24	400,000	392,426
REPUBLIC OF SOUTH AFRICA GOVERNMENT 8.000% 01/31/30	7,400,000	394,066
REPUBLIC OF SOUTH AFRICA GOVERNMENT 8.875% 02/28/35	15,600,000	786,141
SINGAPORE GOVERNMENT BOND 1.875% 10/01/51	30,000	17,155
SINGAPORE GOVERNMENT BOND REGS 3.250% 06/01/54	1,050,000	844,509
SPAIN GOVERNMENT BOND 2.500% 05/31/27	600,000	632,928
SPAIN GOVERNMENT BOND 2.800% 05/31/26	400,000	442,140
UBS GROUP AG 144A VAR RT 02/08/35 DD 01/08/24	400,000	407,638
UNITED KINGDOM GILT REGS 4.125% 07/22/29	1,200,000	1,504,263
UNITED KINGDOM GILT REGS 4.250% 07/31/26	1,600,000	1,989,748
UNITED KINGDOM GILT REGS 4.375% 07/31/54	400,000	464,749
WELLS FARGO & CO VAR RT 07/25/28 DD 07/25/22	400,000	399,144
WELLS FARGO BANK NA VAR RT 01/15/26 DD 01/23/24	600,000	602,424
Total Fixed Income Securities		$66,409,791

Common Stock
BELLEVUE GOLD LTD	744,988	$656,380
CRH PLC	1,289	101,605
EXPORT DEVELOPMENT CANADA 144A 7.130% 03/11/29	11,000,000	130,660
HONG KONG EXCHANGES & CLEARING HK/00388	34,673	1,366,552
JAPAN POST INSURANCE CO LTD	36,800	692,951
JAPAN TOBACCO INC	32,700	901,420
PUIG BRANDS SA	16,399	297,682
PUMA SE	4,249	206,152
ROLLS-ROYCE HOLDINGS PLC	44,791	168,660

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

ROVER GROUP INC	4,159	45,299
THK CO LTD	24,110	423,101
TIMEE INC	47,470	453,535
Total Common Stock		$5,443,997

Derivatives
3 MONTH SOFR FUTURE (CME) EXP DEC 25	10	$(13,688)
3 MONTH SOFR FUTURE (CME) EXP JUN 26	10	(14,138)
3 MONTH SOFR FUTURE (CME) EXP MAR 25	42	(48,056)
3 MONTH SOFR FUTURE (CME) EXP MAR 26	10	(14,038)
ALUMINUM HG FUTURE (LME) EXP JAN 24	18	(6,148)
ALUMINUM HG FUTURE (LME) EXP JAN 25	11	(68)
AUSTRALIAN 10YR BOND FUTURE (SFE) EXP DEC 24	3	(34,345)
AUSTRALIAN 10YR BOND FUTURE (SFE) EXP JUN 24	14	29,139
AUSTRALIAN 10YR BOND FUTURE (SFE) EXP SEP 24	6	34,176
BRENT CRUDE FUTURE (ICE) EXP AUG 24	7	2,171
BRENT CRUDE FUTURE (ICE) EXP JAN 25	45	9,580
BRENT CRUDE FUTURE (ICE) EXP JUN 26	11	6,062
BRENT CRUDE FUTURE (ICE) EXP MAY 24	16	5,242
BRENT CRUDE OIL FUTURE (ICE) EXP FEB 25	32	(99,338)
BRENT CRUDE OIL FUTURE (ICE) EXP JUL 24	33	(198,503)
BRENT CRUDE OIL FUTURE (ICE) EXP NOV 24	21	(38,431)
BRENT CRUDE OIL FUTURE (ICE) EXP OCT 24	34	137,579
BRT/DUBAI 1ST LN FUTURE (ISF) EXP DEC 24	4	1,315
BRT/DUBAI 1ST LN FUTURE (ISF) EXP FEB 25	5	4,333
BRT/DUBAI 1ST LN FUTURE (ISF) EXP JAN 25	4	3,751
BRT/DUBAI 1ST LN FUTURE (ISF) EXP MAR 24	3	31
BRT/DUBAI 1ST LN FUTURE (ISF) EXP MAY 24	1	1,756
CANADA 10YR BOND FUTURE (MSE) EXP DEC 24	6	(8,912)
CANADA 10YR BOND FUTURE (MSE) EXP JUN 24	13	(12,233)
CANADA 10YR BOND FUTURE (MSE) EXP SEP 24	14	48,684
CANADA 5YR BOND FUTURE (MSE) EXP DEC 24	34	(18,124)
CCP OIS R SOFR PUT JAN 25 004.250 ED 011525	3,000,000	15,000
CCP__IRS._P USD-SOFR-COMPOUND REC 2.31% 2025 JAN 16	2,800,000	—
CCP_CDS. SP UL THE BOEING COMP REC 100BPS 2025 DEC 20	100,000	621
CCP_CDS._SP UL THE BOEING COMP REC 100BPS 2025 DEC 20	100,000	—
CCP_CDX. BP UL CDX.NA.IG.42 CM PAY 100BPS 2034 JUN 20	1,600,000	—
CCP_CDX. BP UL CDX.NA.IG.43 CM PAY 100BPS 2034 DEC 20	1,600,000	—
CCP_CDX. SP UL CDX.NA.IG.42_V1 REC 100BPS 2029 JUN 20	16,200,000	356,673
CCP_CDX. SP UL CDX.NA.IG.43 CM REC 100BPS 2029 DEC 20	17,900,000	387,211
CCP_CDX._BP UL CDX.NA.IG.42 CM PAY 100BPS 2034 JUN 20	1,600,000	(12,140)
CCP_CDX._BP UL CDX.NA.IG.43 CM PAY 100BPS 2034 DEC 20	1,600,000	(9,212)
CCP_CDX._SP UL CDX.NA.IG.42_V1 REC 100BPS 2029 JUN 20	16,200,000	—
CCP_CDX._SP UL CDX.NA.IG.43 CM REC 100BPS 2029 DEC 20	17,900,000	—
CCP_IRS. P AUD-BBR-BBSW 6M CME REC 3.75% 2030 MAR 19	6,600,000	—
CCP_IRS. P CAD-CORRA-OIS-COMPO REC 1.22% 2025 MAR 03	1,400,000	—
CCP_IRS. P CAD-CORRA-OIS-COMPO REC 1.5% 2025 JUN 17	500,000	—
CCP_IRS. P CAD-CORRA-OIS-COMPO REC 1.5% 2030 JUN 17	900,000	—
CCP_IRS. P CAD-CORRA-OIS-COMPO REC 1.71% 2029 OCT 02	200,000	—
CCP_IRS. P CAD-CORRA-OIS-COMPO REC 3.5% 2026 JUN 19	6,000,000	22,895
CCP_IRS. P CAD-CORRA-OIS-COMPO REC 3.5% 2026 MAR 19	1,300,000	3,713
CCP_IRS. P CAD-CORRA-OIS-COMPO REC 3.5% 2034 JUN 19	700,000	19,138
CCP_IRS. P CAD-CORRA-OIS-COMPO REC 3.9% 2026 JUN 19	2,500,000	17,582
CCP_IRS. P CAD-CORRA-OIS-COMPO REC 3.93% 2026 JUN 19	2,300,000	17,166
CCP_IRS. P GBP-SONIA-COMPOUND REC 3.0% 2027 JUN 17	1,100,000	—
CCP_IRS. P GBP-SONIA-COMPOUND REC 3.75% 2034 SEP 18	5,850,000	24,213

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

CCP_IRS. P GBP-SONIA-COMPOUND REC 3.75% 2054 SEP 18	100,000	—
CCP_IRS. P GBP-SONIA-COMPOUND REC 4.0% 2029 SEP 18	6,300,000	16,960
CCP_IRS. P GBP-SONIA-COMPOUND REC 4.25% 2026 SEP 18	7,800,000	1,452
CCP_IRS. P ILS-TELBOR01-REUTER REC 4.1% 2029 SEP 19	300,000	—
CCP_IRS. P ILS-TELBOR01-REUTER REC 4.17% 2029 OCT 02	1,800,000	—
CCP_IRS. P ILS-TELBOR01-REUTER REC 4.17% 2029 SEP 18	600,000	—
CCP_IRS. P ILS-TELBOR01-REUTER REC 4.35% 2029 SEP 24	700,000	—
CCP_IRS. P JPY-TONA-OIS-COMPOU REC 0.6% 2029 SEP 18	540,000,000	1,424
CCP_IRS. P JPY-TONA-OIS-COMPOU REC 0.85% 2033 SEP 20	20,000,000	—
CCP_IRS. P JPY-TONA-OIS-COMPOU REC 1.0% 2034 SEP 18	370,000,000	19,849
CCP_IRS. P JPY-TONA-OIS-COMPOU REC 1.0% 2044 JUN 19	190,000,000	—
CCP_IRS. P MXN-TIIE-BANXICO 28 REC 10.01% 2029 MAY 31	1,000,000	511
CCP_IRS. P MXN-TIIE-BANXICO 28 REC 10.13% 2029 MAR 01	1,200,000	722
CCP_IRS. P MXN-TIIE-BANXICO 28 REC 10.3% 2027 JUN 03	2,000,000	360
CCP_IRS. P MXN-TIIE-BANXICO 28 REC 9.72% 2029 MAY 31	200,000	—
CCP_IRS. P MXN-TIIE-BANXICO 28 REC 9.74% 2029 MAR 01	300,000	—
CCP_IRS. P MXN-TIIE-BANXICO 28 REC 9.81% 2031 MAY 29	300,000	133
CCP_IRS. P MXN-TIIE-BANXICO 28 REC 9.93% 2029 MAR 01	1,000,000	205
CCP_IRS. P MXN-TIIE-BANXICO 28 REC 9.94% 2029 MAR 01	1,500,000	331
CCP_IRS. P NZD-BBR-FRA 3M CME REC 4.25% 2030 MAR 18	1,800,000	165
CCP_IRS. P NZD-BBR-FRA 3M CME REC 4.75% 2029 JUN 19	1,500,000	37,747
CCP_IRS. P USD-SOFR-COMPOUND C REC 2.69% 2025 APR 04	300,000	—
CCP_IRS. P USD-SOFR-COMPOUND C REC 2.79% 2025 APR 10	200,000	—
CCP_IRS. P USD-SOFR-COMPOUND C REC 2.84% 2025 APR 10	200,000	—
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.4% 2034 OCT 17	300,000	—
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.46% 2034 NOV 01	300,000	—
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.5% 2034 OCT 30	300,000	—
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.5% 2054 DEC 18	300,000	—
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.54% 2034 NOV 06	300,000	—
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.74% 2034 JAN 23	100,000	—
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.75% 2026 DEC 18	8,300,000	—
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.75% 2029 DEC 18	4,800,000	17,005
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.75% 2029 JUN 20	8,600,000	7,191
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.75% 2034 DEC 18	6,300,000	111,649
CCP_IRS. P USD-SOFR-COMPOUND C REC 3.86% 2034 FEB 21	100,000	730
CCP_IRS. P USD-SOFR-COMPOUND C REC 4.09% 2034 APR 30	100,000	516
CCP_IRS. P USD-SOFR-COMPOUND C REC 4.11% 2034 APR 24	100,000	—
CCP_IRS. R AUD-BBR-BBSW 6M CME PAY 4.5% 2034 JUN 19	1,100,000	201
CCP_IRS. R CAD-CORRA-OIS-COMPO PAY 2.91% 2026 JUN 19	3,500,000	—
CCP_IRS. R CAD-CORRA-OIS-COMPO PAY 3.25% 2028 MAR 15	200,000	—
CCP_IRS. R CAD-CORRA-OIS-COMPO PAY 3.25% 2033 MAR 15	1,000,000	—
CCP_IRS. R CAD-CORRA-OIS-COMPO PAY 3.39% 2032 DEC 01	100,000	—
CCP_IRS. R CNY-CNREPOFIX=CFXS- PAY 2.25% 2029 SEP 18	29,970,000	—
CCP_IRS. R GBP-SONIA-COMPOUND PAY 3.75% 2054 SEP 18	700,000	56,992
CCP_IRS. R GBP-SONIA-COMPOUND PAY 4.25% 2026 SEP 18	300,000	1,387
CCP_IRS. R GBP-SONIA-COMPOUND PAY 5.5% 2026 MAR 20	300,000	—
CCP_IRS. R JPY-TONA-OIS-COMPOU PAY 1.0% 2034 DEC 18	10,000,000	—
CCP_IRS. R JPY-TONA-OIS-COMPOU PAY 1.5% 2054 SEP 18	60,000,000	20,056
CCP_IRS. R KRW-CD 91D 3M CME PAY 3.25% 2029 MAR 20	2,181,669,000	—
CCP_IRS. R KRW-CD-KSDA-BLOOMBE PAY 3.0% 2030 MAR 19	2,329,120,000	—
CCP_IRS. R KRW-CD-KSDA-BLOOMBE PAY 3.05% 2029 JUL 16	493,870,000	—
CCP_IRS. R KRW-CD-KSDA-BLOOMBE PAY 3.25% 2029 SEP 18	2,641,490,000	—
CCP_IRS. R MXN-TIIE-BANXICO 28 PAY 8.67% 2029 MAY 31	380,000	906
CCP_IRS. R MXN-TIIE-BANXICO 28 PAY 8.68% 2029 MAY 31	800,000	1,894
CCP_IRS. R MXN-TIIE-BANXICO 28 PAY 8.73% 2029 MAR 07	1,000,000	2,269
CCP_IRS. R MXN-TIIE-BANXICO 28 PAY 8.76% 2029 MAR 01	1,000,000	2,205

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

CCP_IRS. R MXN-TIIE-BANXICO 28 PAY 8.81% 2031 MAY 29	300,000	707
CCP_IRS. R MXN-TIIE-BANXICO 28 PAY 9.01% 2029 MAR 01	1,900,000	3,219
CCP_IRS. R MXN-TIIE-BANXICO 28 PAY 9.07% 2027 JUN 03	1,000,000	1,533
CCP_IRS. R MXN-TIIE-BANXICO 28 PAY 9.26% 2027 JUN 03	900,000	1,144
CCP_IRS. R NZD-BBR-FRA 3M CME PAY 3.75% 2027 JUN 15	400,000	—
CCP_IRS. R NZD-BBR-FRA 3M CME PAY 4.25% 2030 MAR 18	1,100,000	—
CCP_IRS. R SGD-SORA-COMPOUND C PAY 2.75% 2029 SEP 18	5,210,000	—
CCP_IRS. R SGD-SORA-COMPOUND C PAY 3.0% 2029 MAR 20	1,800,000	—
CCP_IRS. R USD-SOFR-COMPOUND C PAY 2.18% 2034 JAN 16	300,000	39,928
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.28% 2026 SEP 16	10,300,000	75,955
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.5% 2054 JUN 20	1,300,000	46,966
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.53% 2034 SEP 04	300,000	6,594
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.55% 2030 OCT 31	200,000	2,488
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.58% 2030 OCT 31	200,000	2,110
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.59% 2034 AUG 19	300,000	5,080
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.6% 2030 OCT 31	1,100,000	10,137
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.62% 2030 OCT 31	100,000	833
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.67% 2034 JAN 08	200,000	—
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.69% 2030 OCT 31	200,000	966
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.7% 2049 FEB 20	500,000	12,918
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.75% 2031 JUN 20	700,000	1,329
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.75% 2034 DEC 18	2,100,000	2,792
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.75% 2034 JUN 20	11,300,000	99,930
CCP_IRS. R USD-SOFR-COMPOUND C PAY 3.89% 2034 JUL 12	400,000	—
CCP_IRS. R USD-SOFR-COMPOUND C PAY 4.0% 2026 JUN 20	7,800,000	79,372
CCP_IRS. R USD-SOFR-COMPOUND C PAY 4.75% 2025 JUL 12	1,000,000	—
CCP_IRS. R USD-SOFR-COMPOUND C PAY 4.75% 2025 JUL 17	1,500,000	—
CCP_IRS. R USD-SOFR-COMPOUND C PAY 4.75% 2025 JUN 24	5,800,000	—
CCP_IRS._P AUD-BBR-BBSW 6M CME REC 3.75% 2030 MAR 19	6,600,000	(100,388)
CCP_IRS._P CAD-CORRA-OIS-COMPO REC 1.22% 2025 MAR 03	1,400,000	(26,037)
CCP_IRS._P CAD-CORRA-OIS-COMPO REC 1.5% 2025 JUN 17	500,000	(13,236)
CCP_IRS._P CAD-CORRA-OIS-COMPO REC 1.5% 2030 JUN 17	900,000	(46,771)
CCP_IRS._P CAD-CORRA-OIS-COMPO REC 1.71% 2029 OCT 02	200,000	(7,745)
CCP_IRS._P CAD-CORRA-OIS-COMPO REC 3.5% 2026 JUN 19	6,000,000	—
CCP_IRS._P CAD-CORRA-OIS-COMPO REC 3.5% 2026 MAR 19	1,300,000	—
CCP_IRS._P CAD-CORRA-OIS-COMPO REC 3.5% 2034 JUN 19	700,000	—
CCP_IRS._P CAD-CORRA-OIS-COMPO REC 3.9% 2026 JUN 19	2,500,000	—
CCP_IRS._P CAD-CORRA-OIS-COMPO REC 3.93% 2026 JUN 19	2,300,000	—
CCP_IRS._P GBP-SONIA-COMPOUND REC 3.0% 2027 JUN 17	1,100,000	(30,588)
CCP_IRS._P GBP-SONIA-COMPOUND REC 3.75% 2034 SEP 18	5,850,000	(53,047)
CCP_IRS._P GBP-SONIA-COMPOUND REC 3.75% 2054 SEP 18	100,000	(1,568)
CCP_IRS._P GBP-SONIA-COMPOUND REC 4.0% 2029 SEP 18	6,300,000	(34,312)
CCP_IRS._P GBP-SONIA-COMPOUND REC 4.25% 2026 SEP 18	7,800,000	(14,293)
CCP_IRS._P ILS-TELBOR01-REUTER REC 4.1% 2029 SEP 19	300,000	(1,529)
CCP_IRS._P ILS-TELBOR01-REUTER REC 4.17% 2029 OCT 02	1,800,000	(7,674)
CCP_IRS._P ILS-TELBOR01-REUTER REC 4.17% 2029 SEP 18	600,000	(2,577)
CCP_IRS._P ILS-TELBOR01-REUTER REC 4.35% 2029 SEP 24	700,000	(1,568)
CCP_IRS._P JPY-TONA-OIS-COMPOU REC 0.6% 2029 SEP 18	540,000,000	(16,402)
CCP_IRS._P JPY-TONA-OIS-COMPOU REC 0.85% 2033 SEP 20	20,000,000	(52)
CCP_IRS._P JPY-TONA-OIS-COMPOU REC 1.0% 2034 SEP 18	370,000,000	—
CCP_IRS._P JPY-TONA-OIS-COMPOU REC 1.0% 2044 JUN 19	190,000,000	(98,701)
CCP_IRS._P MXN-TIIE-BANXICO 28 REC 10.01% 2029 MAY 31	1,000,000	—
CCP_IRS._P MXN-TIIE-BANXICO 28 REC 10.13% 2029 MAR 01	1,200,000	—
CCP_IRS._P MXN-TIIE-BANXICO 28 REC 10.3% 2027 JUN 03	2,000,000	—
CCP_IRS._P MXN-TIIE-BANXICO 28 REC 9.72% 2029 MAY 31	200,000	(23)
CCP_IRS._P MXN-TIIE-BANXICO 28 REC 9.74% 2029 MAR 01	300,000	(57)

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

CCP_IRS._P MXN-TIIE-BANXICO 28 REC 9.81% 2031 MAY 29	300,000	—
CCP_IRS._P MXN-TIIE-BANXICO 28 REC 9.93% 2029 MAR 01	1,000,000	—
CCP_IRS._P MXN-TIIE-BANXICO 28 REC 9.94% 2029 MAR 01	1,500,000	—
CCP_IRS._P NZD-BBR-FRA 3M CME REC 4.25% 2030 MAR 18	1,800,000	(4,782)
CCP_IRS._P NZD-BBR-FRA 3M CME REC 4.75% 2029 JUN 19	1,500,000	—
CCP_IRS._P USD-SOFR-COMPOUND C REC 2.31% 2025 JAN 16	2,800,000	(81,445)
CCP_IRS._P USD-SOFR-COMPOUND C REC 2.69% 2025 APR 04	300,000	(6,664)
CCP_IRS._P USD-SOFR-COMPOUND C REC 2.79% 2025 APR 10	200,000	(4,197)
CCP_IRS._P USD-SOFR-COMPOUND C REC 2.84% 2025 APR 10	200,000	(4,099)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.4% 2034 OCT 17	300,000	(9,533)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.46% 2034 NOV 01	300,000	(7,930)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.5% 2034 OCT 30	300,000	(6,932)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.5% 2054 DEC 18	300,000	(9,026)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.54% 2034 NOV 06	300,000	(7,673)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.74% 2034 JAN 23	100,000	(3,852)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.75% 2026 DEC 18	8,300,000	(14,809)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.75% 2029 DEC 18	4,800,000	(251)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.75% 2029 JUN 20	8,600,000	(78,669)
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.75% 2034 DEC 18	6,300,000	—
CCP_IRS._P USD-SOFR-COMPOUND C REC 3.86% 2034 FEB 21	100,000	—
CCP_IRS._P USD-SOFR-COMPOUND C REC 4.09% 2034 APR 30	100,000	—
CCP_IRS._P USD-SOFR-COMPOUND C REC 4.11% 2034 APR 24	100,000	(1,360)
CCP_IRS._R AUD-BBR-BBSW 6M CME PAY 4.5% 2034 JUN 19	1,100,000	(5,131)
CCP_IRS._R CAD-CORRA-OIS-COMPO PAY 2.91% 2026 JUN 19	3,500,000	(444)
CCP_IRS._R CAD-CORRA-OIS-COMPO PAY 3.25% 2028 MAR 15	200,000	(1,701)
CCP_IRS._R CAD-CORRA-OIS-COMPO PAY 3.25% 2033 MAR 15	1,000,000	(12,875)
CCP_IRS._R CAD-CORRA-OIS-COMPO PAY 3.39% 2032 DEC 01	100,000	(137)
CCP_IRS._R CNY-CNREPOFIX=CFXS- PAY 2.25% 2029 SEP 18	29,970,000	(83,874)
CCP_IRS._R GBP-SONIA-COMPOUND PAY 3.75% 2054 SEP 18	700,000	—
CCP_IRS._R GBP-SONIA-COMPOUND PAY 4.25% 2026 SEP 18	300,000	—
CCP_IRS._R GBP-SONIA-COMPOUND PAY 5.5% 2026 MAR 20	300,000	(6,880)
CCP_IRS._R JPY-TONA-OIS-COMPOU PAY 1.0% 2034 DEC 18	10,000,000	(360)
CCP_IRS._R JPY-TONA-OIS-COMPOU PAY 1.5% 2054 SEP 18	60,000,000	—
CCP_IRS._R KRW-CD 91D 3M CME PAY 3.25% 2029 MAR 20	2,181,669,000	(3,832)
CCP_IRS._R KRW-CD-KSDA-BLOOMBE PAY 3.0% 2030 MAR 19	2,329,120,000	(4,700)
CCP_IRS._R KRW-CD-KSDA-BLOOMBE PAY 3.05% 2029 JUL 16	493,870,000	(2,297)
CCP_IRS._R KRW-CD-KSDA-BLOOMBE PAY 3.25% 2029 SEP 18	2,641,490,000	(39,462)
CCP_IRS._R MXN-TIIE-BANXICO 28 PAY 8.67% 2029 MAY 31	380,000	—
CCP_IRS._R MXN-TIIE-BANXICO 28 PAY 8.68% 2029 MAY 31	800,000	—
CCP_IRS._R MXN-TIIE-BANXICO 28 PAY 8.73% 2029 MAR 07	1,000,000	—
CCP_IRS._R MXN-TIIE-BANXICO 28 PAY 8.76% 2029 MAR 01	1,000,000	—
CCP_IRS._R MXN-TIIE-BANXICO 28 PAY 8.81% 2031 MAY 29	300,000	—
CCP_IRS._R MXN-TIIE-BANXICO 28 PAY 9.01% 2029 MAR 01	1,900,000	—
CCP_IRS._R MXN-TIIE-BANXICO 28 PAY 9.07% 2027 JUN 03	1,000,000	—
CCP_IRS._R MXN-TIIE-BANXICO 28 PAY 9.26% 2027 JUN 03	900,000	—
CCP_IRS._R NZD-BBR-FRA 3M CME PAY 3.75% 2027 JUN 15	400,000	(627)
CCP_IRS._R NZD-BBR-FRA 3M CME PAY 4.25% 2030 MAR 18	1,100,000	(10,098)
CCP_IRS._R SGD-SORA-COMPOUND C PAY 2.75% 2029 SEP 18	5,210,000	(26,343)
CCP_IRS._R SGD-SORA-COMPOUND C PAY 3.0% 2029 MAR 20	1,800,000	(4,126)
CCP_IRS._R USD-SOFR-COMPOUND C PAY 2.18% 2034 JAN 16	300,000	—
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.28% 2026 SEP 16	10,300,000	—
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.5% 2054 JUN 20	1,300,000	—
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.53% 2034 SEP 04	300,000	—
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.55% 2030 OCT 31	200,000	—
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.58% 2030 OCT 31	200,000	—
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.59% 2034 AUG 19	300,000	—

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.6% 2030 OCT 31	1,100,000	—
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.6% 2034 JAN 17	400,000	3,146
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.62% 2030 OCT 31	100,000	—
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.67% 2034 JAN 08	200,000	(523)
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.69% 2030 OCT 31	200,000	—
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.7% 2049 FEB 20	500,000	—
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.75% 2031 JUN 20	700,000	—
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.75% 2034 DEC 18	2,100,000	(3,811)
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.75% 2034 JUN 20	11,300,000	(1,789)
CCP_IRS._R USD-SOFR-COMPOUND C PAY 3.89% 2034 JUL 12	400,000	(2,945)
CCP_IRS._R USD-SOFR-COMPOUND C PAY 4.0% 2026 JUN 20	7,800,000	(165)
CCP_IRS._R USD-SOFR-COMPOUND C PAY 4.75% 2025 JUL 12	1,000,000	(1,101)
CCP_IRS._R USD-SOFR-COMPOUND C PAY 4.75% 2025 JUL 17	1,500,000	(1,763)
CCP_IRS._R USD-SOFR-COMPOUND C PAY 4.75% 2025 JUN 24	5,800,000	(401)
CCP_OIS. P CAD-CORRA-OIS-COMPO REC 3.5% 2025 DEC 18	7,600,000	15,243
CCP_OIS. P INR-FBIL-MIBOR-OIS- REC 6.25% 2029 SEP 18	446,630,000	—
CCP_OIS. R INR-FBIL-MIBOR-OIS- PAY 6.5% 2029 SEP 18	85,980,000	—
CCP_OIS. R INR-MIBOR-OIS COMPO PAY 6.0% 2030 MAR 19	11,020,000	1,507
CCP_OIS. R THB-THOR-OIS COMPOU PAY 2.25% 2029 MAR 20	31,045,000	—
CCP_OIS. R THB-THOR-OIS COMPOU PAY 2.25% 2029 SEP 18	88,390,000	—
CCP_OIS. R THB-THOR-OIS COMPOU PAY 2.5% 2029 MAR 20	57,920,000	—
CCP_OIS. R THB-THOR-OIS COMPOU PAY 2.5% 2029 SEP 18	115,500,000	—
CCP_OIS. R THB-THOR-OIS COMPOU PAY 2.75% 2034 SEP 18	10,910,000	—
CCP_OIS. R USD-SOFR-COMPOUND 1 PAY 3.5% 2025 DEC 18	5,700,000	21,548
CCP_OIS._P CAD-CORRA-OIS-COMPO REC 3.5% 2025 DEC 18	7,600,000	—
CCP_OIS._P INR-FBIL-MIBOR-OIS- REC 6.25% 2029 SEP 18	446,630,000	(18,439)
CCP_OIS._R INR-FBIL-MIBOR-OIS- PAY 6.5% 2029 SEP 18	85,980,000	(6,259)
CCP_OIS._R INR-MIBOR-OIS COMPO PAY 6.0% 2030 MAR 19	11,020,000	—
CCP_OIS._R THB-THOR-OIS COMPOU PAY 2.25% 2029 MAR 20	31,045,000	(4,750)
CCP_OIS._R THB-THOR-OIS COMPOU PAY 2.25% 2029 SEP 18	88,390,000	(19,483)
CCP_OIS._R THB-THOR-OIS COMPOU PAY 2.5% 2029 MAR 20	57,920,000	(24,681)
CCP_OIS._R THB-THOR-OIS COMPOU PAY 2.5% 2029 SEP 18	115,500,000	(58,821)
CCP_OIS._R THB-THOR-OIS COMPOU PAY 2.75% 2034 SEP 18	10,910,000	(10,151)
CCP_OIS._R USD-SOFR-COMPOUND 1 PAY 3.5% 2025 DEC 18	5,700,000	—
CCP_ZCS. R AUD-AONIA-OIS-COMPO PAY 4.34% 2024 SEP 25	9,800,000	585
CCP_ZCS._R AUD-AONIA-OIS-COMPO PAY 4.34% 2024 SEP 25	9,800,000	—
CDS. SP UL STATE OF ISRAEL R 100BPS 2027 JUN 20	600,000	657
CDS._BP UL REPUBLIC OF KOREA P 100BPS 2029 DEC 20	260,000	(7,954)
CDS._BP UL REPUBLIC OF KOREA P 100BPS 2029 JUN 20	290,000	(8,861)
CDS._BP UL REPUBLIC OF THE PHI P 100BPS 2024 DEC 20	1,500,000	(1,547)
CDS._BP UL REPUBLIC OF THE PHI P 100BPS 2025 JUN 20	2,400,000	(12,640)
CNH/USD SPOT OPTION 2024 CALL DEC 24 007.275 ED 12/06/24	50,000	11,000
CNH/USD SPOT OPTION 2024 CALL DEC 24 007.400 ED 12/06/24	10,000	340
CNH/USD SPOT OPTION 2025 CALL FEB 25 007.300 ED 02/14/25	20,000	2,700
CNH/USD SPOT OPTION 2025 CALL FEB 25 007.375 ED 02/14/25	30,000	3,735
CNH/USD SPOT OPTION 2025 CALL FEB 25 007.450 ED 02/14/25	10,000	900
CNH/USD SPOT OPTION 2025 CALL JAN 25 007.300 ED 01/14/25	10,000	1,950
CNH/USD SPOT OPTION 2025 CALL JAN 25 007.400 ED 01/23/25	10,000	1,090
COCOA FUTURE (NYB) EXP DEC 24	6	(2,931)
COCOA FUTURE (NYB) EXP JUL 24	4	(51,509)
COCOA FUTURE (NYB) EXP MAY 24	4	78,720
COCOA FUTURE (NYB) EXP SEP 24	17	105,424
COFF ROBUSTA 10TN FUTURE (ICE) EXP JUL 24	15	(68,827)
COFF ROBUSTA 10TN FUTURE (ICE) EXP MAY 24	13	(86,122)
COFF ROBUSTA 10TN FUTURE (ICE) EXP NOV 24	15	(183,432)
COFF ROBUSTA 10TN FUTURE (ICE) EXP SEP 24	15	(49,710)

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

COFFEE ‘C’ FUTURE (NYB) EXP DEC 24	4	87,417
COFFEE ‘C’ FUTURE (NYB) EXP JUL 24	6	23,243
COFFEE ‘C’ FUTURE (NYB) EXP MAY 24	2	43,151
COFFEE ‘C’ FUTURE (NYB) EXP SEP 24	5	(1,008)
COPPER FUTURE (CMX) EXP DEC 24	16	(6,056)
COPPER FUTURE (CMX) EXP JUL 24	9	6,379
COPPER FUTURE (CMX) EXP MAY 24	2	7,994
COPPER FUTURE (CMX) EXP SEP 24	32	102,682
COPPER FUTURE (LME) EXP MAR 24	2	(12,970)
CORN FUTURE (CBT) DEC 24 CALL DEC 24 600.000 ED 11/22/24	11	5,129
CORN FUTURE (CBT) DEC 24 PUT DEC 24 400.000 ED 11/22/24	11	(8,281)
CORN FUTURE (CBT) EXP DEC 24	134	30,591
CORN FUTURE (CBT) EXP MAY 24	98	103,406
CORN FUTURE (CBT) EXP SEP 24	146	489,751
COTTON NO 2 FUTURE (NYB) EXP DEC 24	19	37,951
COTTON NO 2 FUTURE (NYB) EXP MAY 24	6	(27,011)
CRUDE OIL FUTURE JUL 18 CALL JUL 18 050.000 ED 06/14/24	2	(85)
CRUDE OIL FUTURE JUL 24 CALL JUL 24 92.50 ED 06/14/24	2	(104)
ECX EMISSION FUTURE (EDX) EXP DEC 24	7	(56,742)
EURO-BOBL FUTURE (EUX) EXP JUN 24	10	21,006
EURO-BOBL FUTURE (EUX) EXP MAR 24	11	27,089
EURO-BOBL FUTURE (EUX) EXP SEP 24	11	(19,639)
EURO-BTP FUTURE (EUX) EXP DEC 24	26	28,503
EURO-BTP FUTURE (EUX) EXP JUN 24	26	(16,175)
EURO-BTP FUTURE (EUX) EXP SEP 24	27	69,771
EURO-BUND FUTURE (EUX) EXP DEC 24	21	(4,687)
EURO-BUND FUTURE (EUX) EXP JUN 24	4	8,920
EURO-BUND FUTURE (EUX) EXP SEP 24	17	49,729
EURO-BUXL 30Y BND FUTURE (EUX) EXP DEC 24	2	(6,083)
EURO-BUXL 30Y BND FUTURE (EUX) EXP JUN 24	2	(16,066)
EURO-BUXL 30Y BND FUTURE (EUX) EXP SEP 24	2	17,024
EURO-OAT FUTURE (EUX) EXP DEC 24	1	(562)
EURO-OAT FUTURE (EUX) EXP JUN 24	13	38,191
EURO-OAT FUTURE (EUX) EXP SEP 24	12	7,119
EURO-SCHATZ FUTURE (EUX) EXP DEC 24	14	1,542
EURO-SCHATZ FUTURE (EUX) EXP JUN 24	14	10,516
EURO-SCHATZ FUTURE (EUX) EXP SEP 24	14	(15,735)
GAS OIL FUTURE (ICE) EXP NOV 24	6	3,082
GAS OIL FUTURE (ICE) EXP OCT 24	6	35,930
GASOLINE RBOB FUTURE (NYM) EXP AUG 24	12	35,426
GASOLINE RBOB FUTURE (NYM) EXP DEC 24	7	(39,245)
GASOLINE RBOB FUTURE (NYM) EXP JAN 25	14	(3,073)
GASOLINE RBOB FUTURE (NYM) EXP JUL 24	14	105,352
GASOLINE RBOB FUTURE (NYM) EXP MAR 25	4	(21,514)
GASOLINE RBOB FUTURE (NYM) EXP MAY 24	—	5,937
GASOLINE RBOB FUTURE (NYM) EXP NOV 24	21	70,239
GASOLINE RBOB FUTURE (NYM) EXP OCT 24	16	(87,814)
GASOLINE RBOB FUTURE (NYM) EXP SEP 24	4	88,184
GLOBEX NATURL GAS FUTURE (NYM) EXP APR 24	—	(315)
GLOBEX NATURL GAS FUTURE (NYM) EXP AUG 24	19	42,141
GLOBEX NATURL GAS FUTURE (NYM) EXP OCT 24	—	(5,711)
GLOBEX NATURL GAS FUTURE (NYM) EXP SEP 24	22	75,903
GOLD 100 OZ FUTURE (CMX) EXP APR 24	136	(1,714,715)
GOLD 100 OZ FUTURE (CMX) EXP AUG 24	146	(600,188)
GOLD 100 OZ FUTURE (CMX) EXP DEC 24	154	(2,631,342)
GOLD 100 OZ FUTURE (CMX) EXP JUN 24	133	(1,470,224)

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

GOLD 100 OZ FUTURE (CMX) EXP OCT 24	3	1,560
HEATING OIL FUTURE (NYM) EXP DEC 24	3	(14,791)
HEATING OIL FUTURE (NYM) EXP NOV 24	2	(11,526)
HENRY HB BASIS (IFE) EXP FEB 24	32	(600)
HENRY HB INDEX (IFE) EXP FEB 24	32	61,432
HENRY HB LD1 (IFE) EXP FEB 24	32	18,400
HENRY HB LD1 (IFE) EXP FEB 25	1	353
HENRY HB LD1 (IFE) EXP FEB 27	2	661
HENRY HB LD1 (IFE) EXP JAN 25	1	353
HENRY HB LD1 (IFE) EXP JAN 27	2	661
HENRY HB LD1 (IFE) EXP MAR 25	1	353
HENRY HB LD1 (IFE) EXP MAR 27	2	661
HENRY HB LD1 FUT (IFE) EXP APR 25	1	353
HENRY HB LD1 FUT (IFE) EXP APR 27	2	661
HENRY HB LD1 FUT (IFE) EXP DEC 25	1	353
HENRY HB LD1 FUT (IFE) EXP DEC 27	2	661
HENRY HB LD1 FUT (IFE) EXP MAY 25	1	353
HENRY HB LD1 FUT (IFE) EXP MAY 27	2	661
HENRY HB LD1 FUT (IFE) EXP NOV 25	1	353
HENRY HB LD1 FUT (IFE) EXP NOV 27	2	661
HENRY HB LD1 FUT (IFE) EXP OCT 25	1	353
HENRY HB LD1 FUT (IFE) EXP OCT 27	2	661
HENRY HUB LD1 FUT (IFE) EXP AUG 25	1	353
HENRY HUB LD1 FUT (IFE) EXP AUG 27	2	661
HENRY HUB LD1 FUT (IFE) EXP JUL 25	1	353
HENRY HUB LD1 FUT (IFE) EXP JUL 27	2	661
HENRY HUB LD1 FUT (IFE) EXP JUN 25	1	353
HENRY HUB LD1 FUT (IFE) EXP JUN 27	2	661
HENRY HUB LD1 FUT (IFE) EXP SEP 25	1	353
HENRY HUB LD1 FUT (IFE) EXP SEP 27	2	661
IRON ORE 62% (SGX) EXP JAN 25	21	(25,435)
IRON ORE 62% (SGX) EXP JUL 24	41	32,525
IRON ORE 62% (SGX) EXP MAY 24	47	(100,655)
IRON ORE 62% (SGX) EXP NOV 24	24	15,120
IRON ORE 62% (SGX) EXP SEP 24	7	(15,920)
IRS. P MYR-KLIBOR 3M R 3.75% 2029 SEP 18	1,830,000	1,850
IRS. P MYR-KLIBOR 3M R 3.84% 2029 APR 16	1,580,000	1,513
IRS. P MYR-KLIBOR 3M R 3.84% 2029 APR 17	820,000	785
IRS. R MYR-KLIBOR 3M P 3.5% 2029 SEP 18	5,200,000	810
IRS. R MYR-KLIBOR 3M P 3.75% 2034 SEP 18	3,220,000	1,828
IRS._P MYR-KLIBOR 3M R 3.84% 2029 APR 16	1,580,000	—
IRS._P MYR-KLIBOR 3M R 3.84% 2029 APR 17	820,000	—
IRS._R MYR-KLIBOR 3M P 3.5% 2029 SEP 18	9,730,000	(7,113)
IRS._R MYR-KLIBOR 3M P 3.75% 2034 SEP 18	3,570,000	(931)
JETCIFNWE VS BNT1S FUTURE (ICE) EXP JUL 24	1	6,088
JETCIFNWE VS BNT1S FUTURE (ICE) EXP SEP 24	1	7,170
JETCIFNWE VS BNT1S FUTURE (ISF) EXP DEC 23	1	138
JETCIFNWE VS BNT1S FUTURE (ISF) EXP DEC 24	—	5,860
JETCIFNWE VS BNTLS FUTURE (ICE) EXP AUG 24	1	8,834
JPN 10Y BOND FUTURE (OSE) EXP DEC 24	1	132
JPN 10Y BOND FUTURE (OSE) EXP JUN 24	3	(31,399)
JPN 10Y BOND FUTURE (OSE) EXP SEP 24	2	(14,294)
KC HRW WHEAT FUTURE (CBT) EXP DEC 24	77	(180,900)
KC HRW WHEAT FUTURE (CBT) EXP MAY 24	11	(25,657)
KC HRW WHEAT FUTURE (CBT) EXP SEP 24	2	(11,470)
LEAD FUTURE (LME) EXP JAN 24	1	(24,945)

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

LEAD FUTURE (LME) EXP JAN 25	10	(61)
LEAD FUTURE (LME) EXP JUL 24	6	(22,227)
LEAD FUTURE (LME) EXP MAY 24	2	(22,062)
LEAD FUTURE (LME) EXP NOV 24	14	11,164
LEAD FUTURE (LME) EXP SEP 24	7	28,133
LEAN HOGS FUTURE (CME) EXP AUG 24	29	91,535
LEAN HOGS FUTURE (CME) EXP DEC 24	29	(112,146)
LEAN HOGS FUTURE (CME) EXP JUL 24	25	65,161
LEAN HOGS FUTURE (CME) EXP JUN 24	12	(31,409)
LEAN HOGS FUTURE (CME) EXP OCT 24	21	3,361
LIVE CATTLE FUTURE (CME) EXP AUG 24	21	64,792
LIVE CATTLE FUTURE (CME) EXP DEC 24	16	53,181
LIVE CATTLE FUTURE (CME) EXP JUN 24	8	(24,208)
LIVE CATTLE FUTURE (CME) EXP OCT 24	10	(11,013)
LONG GILT FUTURE (ICF) EXP DEC 24	12	61,421
LONG GILT FUTURE (ICF) EXP JUN 24	24	33,164
LONG GILT FUTURE (ICF) EXP SEP 24	25	(51,061)
LOSULGO1 VS BNT1S FUTURE (ISF) EXP DEC 23	1	(127)
LOSULGO1 VS BNT1ST FUTURE (ICE) EXP AUG 24	1	(6,931)
LOSULGO1 VS BNT1ST FUTURE (ICE) EXP JUL 24	1	(4,895)
LOSULGO1 VS BNT1ST FUTURE (ICE) EXP SEP 24	1	(5,140)
LOSULGO1 VS BNT1ST FUTURE (ISF) EXP DEC 24	—	(4,530)
LOW SU GASOIL G FUTURE (ICE) EXP APR 24	1	585
LOW SU GASOIL G FUTURE (ICE) EXP AUG 24	8	(20,548)
LOW SU GASOIL G FUTURE (ICE) EXP JAN 25	6	17,290
LOW SU GASOIL G FUTURE (ICE) EXP JUL 24	4	(8,275)
LOW SU GASOIL G FUTURE (ICE) EXP MAY 24	8	919
MT BELV PROP 5 DE FUTURE (NYM) EXP ARP 24	12	13,608
MT BELV PROP 5 DE FUTURE (NYM) EXP JUN 24	6	(11,750)
MT BELV PROP 5 DE FUTURE (NYM) EXP MAR 24	6	(27,615)
MT BELV PROP 5 DE FUTURE (NYM) EXP MAY 24	—	35,346
NAT GAS EUR FUTURE (NYM) AUG 24 PUT AUG 24 002.550 ED 07/26/24	7	(38,088)
NAT GAS EUR FUTURE (NYM) AUG 24 PUT AUG 24 02.50 ED 07/26/24	3	(14,823)
NAT GAS EUR FUTURE (NYM) SEP 24 PUT AUG 24 002.200 ED 08/27/24	3	(8,880)
NAT GAS EUR FUTURE (NYM) SEP 24 PUT AUG 24 002.350 ED 08/27/24	3	(13,380)
NAT GAS EUR FUTURE (NYM) SEP 24 PUT AUG 24 002.400 ED 08/27/24	3	(14,880)
NAT GAS EUR FUTURE (NYM) SEP 24 PUT AUG 24 002.450 ED 08/27/24	3	(16,380)
NAT GAS EUR FUTURE (NYM) SEP 24 PUT AUG 24 002.550 ED 08/27/24	3	(19,380)
NAT GAS EUR FUTURE (NYM) SEP 24 PUT AUG 24 002.600 ED 08/27/24	3	(20,880)
NAT GAS EUR FUTURE AUG 24 PUT AUG 24 02.25 ED 07/26/24	10	(24,412)
NAT GAS EUR FUTURE SEP 24 PUT SEP 24 02.50 ED 08/27/24	4	(23,840)
NAT GAS FUTURE (ICE) EXP APR 24	5	5,291
NAT GAS FUTURE (ICE) EXP AUG 24	10	(1,494)
NAT GAS FUTURE (ICE) EXP DEC 24	10	5,956
NAT GAS FUTURE (ICE) EXP FEB 25	10	(14,222)
NAT GAS FUTURE (ICE) EXP JUL 24	5	6,707
NAT GAS FUTURE (ICE) EXP JUN 24	5	9,001
NAT GAS FUTURE (ICE) EXP MAY 24	5	(16,159)
NAT GAS FUTURE (ICE) EXP NOV 24	10	(14,301)
NAT GAS FUTURE (ICE) EXP OCT 24	5	5,751
NATURAL GAS FUTURE (NYM) EXP AUG 24	8	(24,498)
NATURAL GAS FUTURE (NYM) EXP JUN 24	35	67,861
NATURAL GAS FUTURE (NYM) EXP NOV 24	5	13,404
NATURAL GAS FUTURE (NYM) EXP SEP 24	85	411,736
NICKEL FUTURE (LME) EXP JAN 24	3	11,246
NICKEL FUTURE (LME) EXP JAN 25	5	(43)

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

NICKEL FUTURE (LME) EXP JUL 24	4	53,253
NICKEL FUTURE (LME) EXP MAY 24	1	(7,629)
NICKEL FUTURE (LME) EXP NOV 24	1	(24,268)
NICKEL FUTURE (LME) EXP SEP 24	5	(45,878)
NY HARB ULSD FUTURE (NYM) EXP JAN 25	14	(5,315)
NY HARB ULSD FUTURE (NYM) EXP JUL 24	11	1,164
NY HARB ULSD FUTURE (NYM) EXP MAY 24	13	(42,468)
NY HARB ULSD FUTURE (NYM) EXP SEP 24	1	20,687
PALLADIUM FUTURE (NYM) EXP DEC 24	2	(37,575)
PALLADIUM FUTURE (NYM) EXP JUN 24	1	(6,547)
PALLADIUM FUTURE (NYM) EXP SEP 24	3	(2,096)
PLATINUM FUTURE (NYM) EXP APR 24	3	112
PLATINUM FUTURE (NYM) EXP JAN 25	1	(16,426)
PLATINUM FUTURE (NYM) EXP JUL 24	3	(6,166)
PLATINUM FUTURE (NYM) EXP OCT 24	3	(26,744)
PRI ALUMINUM FUTURE (LME) EXP JUL 24	18	(93,739)
PRI ALUMINUM FUTURE (LME) EXP MAY 24	16	1,968
PRI ALUMINUM FUTURE (LME) EXP NOV 24	24	(76,757)
PRI ALUMINUM FUTURE (LME) EXP SEP 24	12	81,074
SILVER FUTURE (CMX) EXP DEC 24	1	52,753
SILVER FUTURE (CMX) EXP JUL 24	8	24,055
SILVER FUTURE (CMX) EXP MAY 24	1	2,162
SILVER FUTURE (CMX) EXP SEP 24	8	43,078
SINGM92U VS BR1STL FUTURE (ISF) EXP DEC 24	3	4,050
SINGM92U VS BR1STL FUTURE (ISF) EXP JAN 25	2	4,670
SINGM92U VS BR1STL FUTURE (ISF) EXP NOV 24	2	2,178
SINGM92U VS BR1STL FUTURE (ISF) EXP OCT 24	1	2,100
SNG KEROS V SNG GAJAN25 EXP JAN 25	6	9,790
SNG KEROS VS SNG GASOIL EXP DEC 24	6	(2,584)
SNG KEROS VS SNG GASOIL EXP NOV 24	9	4,618
SNG KEROS VS SNG GASOIL EXP OCT 24	2	380
SOYBEAN FUTURE (CBT) EXP JAN 25	9	47,621
SOYBEAN FUTURE (CBT) EXP MAY 24	12	(33,322)
SOYBEAN MEAL FUTURE (CBT) EXP DEC 24	67	(315,626)
SOYBEAN MEAL FUTURE (CBT) EXP JAN 25	56	(148,732)
SOYBEAN MEAL FUTURE (CBT) EXP MAY 24	41	(88,554)
SOYBEAN OIL FUTURE (CBT) EXP DEC 24	29	22,861
SOYBEAN OIL FUTURE (CBT) EXP JAN 25	32	(39,332)
SOYBEAN OIL FUTURE (CBT) EXP MAY 24	4	1,223
SUGAR #11 WORLD FUTURE (NYB) EXP OCT 24	20	27,742
TTF NAT GAS F FUTURE (EDX) EXP DEC 24	3	5,364
TTF NAT GAS F FUTURE (EDX) EXP JAN 25	6	(13,800)
TTF NAT GAS F FUTURE (EDX) EXP NOV 24	3	5,364
TTF NAT GAS F FUTURE (EDX) EXP OCT 24	2	(3,424)
UK NATURAL GAS FU FUTURE (ICE) EXP JAN 25	5	12,777
US 10YR NOTE FUTURE (CBT) EXP JUN 24	65	(21,119)
US 10YR NOTE FUTURE (CBT) EXP SEP 24	18	173,950
US 10YR NOTE FUTURE (CBT) SEP 24 CALL SEP 24 112.50 ED 08/23/24	6	(3)
US 10YR NOTE FUTURE JUN 24 CALL JUN 24 109.750 ED 05/24/24	2	(17)
US 10YR NOTE FUTURE JUN 24 PUT JUN 24 108.250 ED 05/24/24	2	(17)
US 10YR TREAS NTS FUTURE (CBT) EXP DEC 24	64	(476,378)
US 10YR ULTRA FUTURE (CBT) EXP DEC 24	21	88,774
US 10YR ULTRA FUTURE (CBT) EXP JUN 24	14	21,819
US 10YR ULTRA FUTURE (CBT) EXP SEP 24	17	(80,749)
US 2YR NOTE FUTURE (CBT) EXP JUN 24	218	(302,986)
US 2YR NOTE FUTURE (CBT) EXP SEP 24	301	646,003

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2024

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

US 2YR TREAS NTS FUTURE (CBT) EXP DEC 24	291	(654,110)
US 5YR NOTE FUTURE (CBT) EXP JUN 24	97	(85,430)
US 5YR NOTE FUTURE (CBT) EXP SEP 24	74	23,478
US 5YR TREAS NTS FUTURE (CBT) EXP DEC 24	87	(100,143)
US LONG BOND FUTURE (CBT) EXP JUN 24	62	69,081
US TREAS BD FUTURE (CBT) EXP DEC 24	55	355,425
US TREAS BD FUTURE (CBT) EXP SEP 24	63	(404,331)
US ULTRA BOND FUTURE (CBT) EXP DEC 24	21	101,660
US ULTRA BOND FUTURE (CBT) EXP JUN 24	12	(12,070)
US ULTRA BOND FUTURE (CBT) EXP SEP 24	21	(2,143)
WHEAT FUTURE (CBT) EXP DEC 24	66	81,666
WHEAT FUTURE (CBT) EXP MAY 24	12	(17,926)
WHEAT FUTURE (CBT) EXP SEP 24	31	123,642
WTI CRUDE FUTURE (ICE) EXP JAN 25	1	(2,521)
WTI CRUDE FUTURE (NYM) DEC 24 PUT NOV 24 070.000 ED 11/15/24	17	60,348
WTI CRUDE FUTURE (NYM) EXP JUN 26	25	16,922
WTI CRUDE FUTURE (NYM) JUL 24 CALL JUN 24 091.500 ED 06/14/24	2	(124)
WTI CRUDE FUTURE (NYM) JUL 24 CALL JUN 24 092.000 ED 06/14/24	4	(208)
WTI CRUDE FUTURE (NYM) JUL 24 CALL JUN 24 094.000 ED 06/14/24	2	(84)
WTI CRUDE FUTURE (NYM) JUN 24 CALL MAY 24 083.000 ED 05/16/24	3	(6,548)
WTI CRUDE FUTURE APR 24 CALL APR 24 80.00 ED 03/15/24	8	(6,054)
WTI CRUDE FUTURE JUN 24 CALL JUN 24 86.00 ED 05/16/24	2	(2,545)
ZINC FUTURE (LME) EXP JAN 24	3	(4,894)
ZINC FUTURE (LME) EXP JAN 25	5	(31)
ZINC FUTURE (LME) EXP JUL 24	—	(8,114)
ZINC FUTURE (LME) EXP MAY 24	3	4,868
ZINC FUTURE (LME) EXP NOV 24	3	(10,106)
ZINC FUTURE (LME) EXP SEP 24	1	(4,752)
Total Derivatives		$(5,993,449)

Total Acquired and Disposed of Within the Year		$14,502,860,339

Note: Par value is reflected in the underlying currency of the security, where applicable.

THE GOLDMAN SACHS 401(k) PLAN
Schedule H, Line 4j – Schedule of Reportable Transactions
December 31, 2024

Identity of issue, borrower, lessor or similar party	Purchase price	Number of transactions (purchases)	Selling price	Number of transactions (sales)	Cost	Current value of asset on transaction date	Net gain or (loss)

Series of Transactions
DREYFUS INS RSRV PR MONEY 6546	$—	—	$1,305,937,360	1,683	$1,305,937,360	$1,305,937,360	$—
DREYFUS INS RSRV PR MONEY 6546	$1,333,725,032	1,621	$—	—	$—	$1,333,725,032	$—

SIGNATURES
The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee (or other persons who administer the employee benefit plan) has duly caused the annual report to be signed on its behalf by the undersigned hereunto duly authorized.
                            THE GOLDMAN SACHS 401(k) PLAN
                            Members of the Administrative Committee
                            By: /s/ Nita Birla
                            Name: Nita Birla
                            By: /s/ Katie Gulasey
                            Name: Katie Gulasey
                            By: /s/ Doug Naumann
                            Name: Doug Naumann
Date: June 12, 2025

INDEX TO EXHIBITS

Exhibit No.	Description
23    Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm